UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Berkshire Hills Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Purpose. Performance. Progress.

2022 PROXY STATEMENT & NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

BerkshireHills
Bancorp™

NY
Syracuse
Albany
Manchester
VT
NH
MA
Pittsfield
Worcester
Burlington
Boston
Springfield
CT
Hartford
Willimantic
New Haven
RI
Providence

Our Vision

Berkshire Bank

(Berkshire Hills Bancorp | NYSE: **BHLB**)

Berkshire Hills Bancorp, Inc. (NYSE: BHLB) is the parent company of Berkshire Bank. The Bank sets itself apart from its peers through a focus on exceptional customer experience that's driven by its DigiTouch℠ commitment combining extraordinary personal service with convenient, user-friendly technology enabled through leading fintech partnerships, and outstanding performance on Environmental, Social and Governance (ESG) matters.

- **Assets:** $11.6 billion
- **Lines of business:** Retail Banking, Consumer Lending & Payments, Commercial Banking, Wealth Management and Private Banking, as well as 44 Business Capital, Berkshire's national, direct small business lending division providing SBA loans
- **Retail footprint:** 105 branches, 170 ATMs and MyTeller℠ ITMs in Massachusetts, New York, Vermont, Connecticut and Rhode Island
- **Workforce:** More than 1,300 Berkshire Bankers
- **Headquarters:** Boston
- **Founded in 1846:** The Berkshires in western Massachusetts

Our Mission

To empower the financial potential of individuals, families, businesses and organizations by making banking available where, when and how it's needed.

Our Brand Promise

Where you bank matters.

Our Be FIRST Values

Be FIRST

Belonging
fosters an environment where all relationships matter

Focusing
on a positive attitude and everything else will follow

Inclusion
invites openness and builds belonging

Respect
cultivates an unyielding commitment to integrity and responsibility

Service
quality should be delivered regardless of income or wealth

Teamwork
empowers collaboration and cooperation

April 8, 2022
Dear Berkshire Hills Bancorp Shareholder:

It is our pleasure to invite you to attend the 2022 Annual Meeting of Shareholders, which will be held virtually on Wednesday, May 18, 2022 at 10:00 a.m. Eastern Time by visiting
www.virtualshareholdermeeting.com/BHLB2022, where you will be able to listen to the meeting live, submit questions and vote online. You will be asked to enter the 16-digit control number located on your proxy card.

CEO, Nitin J. Mhatre	Please see the Notice of Annual Meeting on the next page for more information about our meeting procedures.

We urge you to vote your proxy online, or by telephone, or by completing and returning a proxy card by mail as soon as possible, even if you plan to attend the Annual Meeting.

Your vote is important to us. Thank you for your attention to the enclosed materials, and for your continued support of our company.

Chairperson, David M. Brunelle

Nitin J. Mhatre, Chief Executive Officer

David M. Brunelle, Chairperson of the Board of Directors

Notice of Annual Meeting of Shareholders

Purpose. Performance. Progress.

Notice of 2022 Annual Meeting of Shareholders of Berkshire Hills Bancorp, Inc.
When:	Where:	Record Date:
Wednesday, May 18, 2022	Virtual Meeting	March 25, 2022
10:00 a.m.	www.virtualshareholdermeeting.com/BHLB2022
We are holding this meeting for the following purposes:
1.    To elect as directors the nominees named in the Proxy Statement each to serve a one-year term or until their successors are duly elected and qualified;
2.    To provide an advisory vote on executive compensation practices;
3.    To ratify the appointment of the Company’s independent registered public accounting firm for fiscal year 2022; and
4.    To approve the Berkshire Hills Bancorp, Inc. 2022 Equity Incentive Plan;
5.    To transact any other Company business that may properly come before the meeting.

The Board of Directors unanimously recommends that you vote “FOR” each of the proposed director nominees and “FOR” the proposals to be presented at the annual meeting.

Shareholders of record at the close of business on March 25, 2022 are entitled to vote at the meeting, either at the virtual annual meeting or by proxy. There are several ways to vote. You can vote your shares online, by telephone, by regular mail or at the virtual annual meeting.

To access your proxy materials and vote online, please visit www.proxyvote.com and follow the instructions. The notice provided to you contains the necessary codes required to vote online. If you wish to vote by telephone, please call 1-800-690-6903 using a touch-tone phone and follow the prompted instructions. You may also vote by mail by requesting a paper proxy card using the instructions provided to you in the notice. Finally, you may vote at the virtual annual meeting, even if you have previously submitted a proxy.

Whatever method you choose, please vote in advance of the meeting to ensure that your shares will be voted as you direct.

Boston, Massachusetts
April 8, 2022
By order of the Board of Directors
Wm. Gordon Prescott
EVP, General Counsel and Corporate Secretary

Admission Procedures

The meeting is open to shareholders of Berkshire Hills Bancorp, Inc. To participate and vote your shares at the Annual Meeting, you will need the 16-Digit Control Number included on your Notice of Internet Availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials. Whether or not you plan to attend the meeting, we urge you to vote by proxy in advance to ensure your vote is counted if you decide not to attend the virtual meeting.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2022:
The Notice of Annual Meeting, 2022 Proxy Statement, 2021 Summary Annual Report, and 2021 Annual Report on SEC Form 10-K are each available at www.proxyvote.com or ir.berkshirebank.com

Table of Contents

Purpose. Performance. Progress.

1    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

Berkshire Hills Bancorp, Inc. Proxy Statement

Purpose. Performance. Progress.

Proxy Statement Summary

This summary gives you an overview of selected information in this year’s proxy statement. We encourage you to read the entire proxy statement carefully before voting. We have also provided you with the 2021 Summary Annual Report and the 2021 Annual Report on SEC Form 10-K.

Annual Meeting of Shareholders

Time and Date: 10:00 a.m. Eastern Time, Wednesday, May 18, 2022

Place: Virtual meeting at www.virtualshareholdermeeting.com/BHLB2022
    The only way to attend the meeting or vote at the meeting is through the internet.

Record Date: Shareholders as of the close of business on March 25, 2022 are entitled to vote

We are providing this proxy statement to you in connection with the solicitation of proxies for the 2022 Annual Meeting of Shareholders and to transact any other business that may properly come before the meeting. In this proxy statement, we also refer to Berkshire Hills Bancorp, Inc. as “Berkshire” or the “Company”. We also refer to its subsidiary, Berkshire Bank, as the “Bank”. We are mailing a notice of the annual meeting to shareholders of record as of March 25, 2022, beginning on April 8, 2022.

Summary of Proposals for 2022

1 - Election of Directors. The Company’s Board of Directors is presenting twelve (12) nominees for election as directors at our Annual Meeting. One current director is not standing for re-election. All nominees currently serve as directors on our Board of Directors. In 2021, all director nominees received at least 96% of the votes cast regarding their nomination. Provided with this proposal is information about our directors, director nominees, corporate governance, and director compensation.

2 - Advisory Vote on Executive Compensation. This advisory vote is for the approval of the Company’s Named Executive Officer compensation as set forth within this proxy statement. Berkshire strives to promote shareholder value and sound risk management by aligning executive pay and company performance. The Compensation Discussion and Analysis (“CD&A”) explains the Board’s processes and decisions with respect to executive compensation. In 2021, 97% of the votes cast were in favor of the proposal “FOR” the advisory approval of our Executive Compensation. Provided with this proposal is the Compensation Discussion and Analysis, the Compensation Committee Report, and Summary Compensation and Other Tables.

3 - Ratification of Independent Registered Public Accounting Firm. This advisory vote ratifies the selection of Crowe LLP (“Crowe”) as the Company’s independent registered public accounting firm for fiscal year 2022. Crowe has served in this capacity since fiscal year 2017. In 2021, 99% of the votes cast were in favor of the proposal for the appointment of Crowe.

4 - Berkshire Hills Bancorp, Inc. 2022 Equity Incentive Plan. This vote is for the approval of the proposed Berkshire Hills Bancorp, Inc. 2022 Equity Incentive Plan as set forth within the proxy statement. Provided with this proposal is a description of the proposed plan, and the plan is included as Appendix A.

2    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROXY STATEMENT | PROXY STATEMENT SUMMARY

2021 Company Performance

In 2021, Berkshire rebounded from the COVID-19 pandemic related loss in 2020 and posted higher earnings than in the prepandemic year of 2019. Earnings per share totaled $2.39 in 2021 increasing 21% over $1.97 reported in 2019, and were recovered from the loss of $10.60 per share in 2020. Return on equity nearly doubled to 10.18% in 2021, compared to 5.75% reported in 2019, and advanced more rapidly than peers. Earnings improvement reflected stronger credit performance and also included gains achieved in disposing of lower return business lines.

PROFITABILITY – PREPANDEMIC TO 2021

Note: Source – S&P Global Market Intelligence. ROE for 2020 was a loss due to Berkshire goodwill write-down.
Peers are LTI Industry Index median.

Berkshire also reintroduced share repurchases in 2021, after suspending this program in 2020 due to the pandemic. Total shareholder distributions including stock buybacks and dividends in 2021 more than doubled year-over-year to 8.2% of tangible common equity, and also exceeded the peer average of 7.6% of tangible common equity.

Note: Source – S&P Global Market Intelligence. Peers are LTI Industry Index median. Ratio is sum of common dividends and common stock repurchases divided by average tangible common equity.

3    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROXY STATEMENT | PROXY STATEMENT SUMMARY

With improved earnings generation and increased shareholder distributions, Berkshire’s share price grew strongly and resulted in a 69% total shareholder return (TSR), nearly twice the return registered by the KBW Regional Bank Index (KRX) and more than three times higher than the return of the New York Stock Exchange Composite Index (NYA).

The 2021 stock price gain also included recognition of Berkshire’s Exciting Strategic Transformation (BEST) plan which was unveiled shortly before the 2021 Annual Shareholder Meeting This plan targets improved sustainable earnings and profitability, as well as a stronger franchise based on leading rankings for customer satisfaction and environmental, social and governance (ESG) matters. The plan is targeted towards the Company’s vision to be a high-performing, leading socially responsible community bank in New England and beyond.

2021 Executive Compensation Highlights

Included later in this report are compensation tables, including a Summary Compensation Table which details executive compensation provided in 2021, as well as a Compensation Discussion and Analysis which provides information about the compensation management process and compensation decisions.

2021 was the first year under the leadership of Nitin Mhatre, who joined the Company as President and CEO in January 2021. During the year, the Company also filled key leadership roles, namely Subhadeep Basu as the CFO, Lucia Bellomia as the Head of Retail Banking and Ellen Steinfeld as the Head of Consumer Lending and Payments.

The Compensation Committee took a balanced position towards compensation decisions in 2021, recognizing the challenges and uncertainties related to recent and expected performance due to the pandemic, while maintaining a compensation structure that supported management succession and incentivized improved performance. The Committee also recognized that the new CEO and the executive team should have near-term financial flexibility to invest in and initiate revised long-term strategies to achieve higher profitability.

There were no material changes in our NEO target direct compensation in 2021 compared to 2020 and 2019. Direct compensation includes salary, the cash-based short- term incentive, and the equity-based long-term incentive.

The cash-based short-term incentive earned by the NEO’s in 2021 exceeded the target due to the Company’s outperformance compared to goals set by the Board for executive management. Our performance reflected stronger credit performance as well as better operating efficiencies. In comparison, 2020 short-term incentives were paid below the original target due to the impact of the pandemic on Company performance.

The maturing three year long-term incentive performance compensation was forfeited in 2021 for the second year in a row due primarily to the 2020 pandemic impacts on relative performance. This reflects our continuing pay-for-performance philosophy.

4    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROXY STATEMENT | PROXY STATEMENT SUMMARY

The Committee’s decisions resulted in a compensation structure that rewarded outperformance where it was accomplished and decreased compensation where objectives were not met. The positive stock performance in 2021, resulting in a 69% total shareholder return, and the long-term programs initiated under the BEST plan were viewed as critical accomplishments aligned with shareholder interests.

Shareholder Engagement and Responsiveness

We have an active engagement program that reaches out annually to the governance and proxy voting teams of our largest institutional shareholders to solicit their feedback and answer their questions. This is in addition to our ongoing conversations with investors about the potential for our vision of purpose based performance to enhance value for all stakeholders. Further, we monitor position papers of proxy advisory firms and of our largest shareholders expressing current priorities and focus areas for corporate governance. We also spoke with advisors and other knowledgeable third parties, obtaining valuable additional feedback on our governance, compensation, and strategy. Based on these ongoing discussions, in recent years we have made several enhancements to our governance programs, including:

●	Declassified Board of Directors; all director positions are up for election in 2022
●	Increased Board diversity and added cyber-security and additional financial expertise
●	In 2019, adopted new corporate guidelines implementing age and tenure limits to facilitate consistent Board refreshment
●	Added new relative performance measures related to total shareholder return (“TSR”) and changes in return on equity to the long-term incentive plan
●	Increased the three-year performance-based shares portion of long-term incentive compensation to 60% from 50%
●	Made changes to target performance metrics in the short-term incentive plan to better align these measures with shareholder value maximization
●	Increased the focus on long-term equity compensation
●	Created a new Board-level Corporate Responsibility and Culture Committee, strengthening the Board’s oversight of human capital management and diversity, equity and inclusion initiatives

During 2021, the most frequent topics in our governance-related discussions have included our Berkshire’s Exciting Strategic Transformation (“BEST”) plan; our BEST Community Comeback financing plan; our focus on human capital management including diversity, equity, and inclusion; our pandemic response; climate change initiatives; and cyber security management. There is discussion of these matters in the following section on Corporate Responsibility, as well as in our Summary Annual Report, our Annual Report on SEC Form 10-K, and our annual Corporate Social Responsibility Report. We believe that our top quartile ranking among U.S. Banks in our ESG ratings index evidences the recognition that we have earned through our response on many of these important issues. Additionally, based on the affirmative shareholder vote of 96% or higher for all items on last year’s annual meeting agenda and based on the strong outperformance of our stock in 2021, we believe that our investors are strongly supportive of our programs for governance and company performance.

5    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROXY STATEMENT | PROXY STATEMENT SUMMARY

Our Commitment to Environmental, Social, Governance (ESG) & Corporate Responsibility

Berkshire is committed to purpose-driven, community-centered banking that enhances value for all stakeholders as it pursues its vision of being a high performing, leading socially responsible community bank in New England and beyond. We’re a bank with a purpose: to empower the financial potential of individuals, families and businesses in our communities. We provide an ecosystem of socially responsible financial solutions, actively engage with our communities, and harness the power of our entire business to fuel the economy, promote thriving neighborhoods, foster financial access and success, and invest in a low-carbon future.

At Berkshire, our most important investment for 175 years has been the one we make in each other. We know that where you bank matters and building stronger communities requires a better approach to banking. As such, ESG factors are central to our vision, mission, risk management practices, and Berkshire’s Exciting Strategic Transformation (BEST).

BEST Community Comeback
In 2021, we launched the BEST Community Comeback, a transformational $5 billion commitment to empower our stakeholders’ financial potential. The plan focuses on four key areas: supporting small business growth; community financing and philanthropy; financial access and empowerment; and funding environmental sustainability. Through this far-reaching initiative, Berkshire aims to help create more businesses and jobs, help more families achieve the dream of owning a home, and aid communities in becoming more environmentally efficient and eco-friendly.

Ongoing Pandemic Support
As 2021 continued to present new challenges, we remained committed to serving our customers and communities. We’re guided by our Be FIRST Values of Belonging, Focusing, Inclusion, Respect, Service, and Teamwork. These values fueled our efforts to navigate the pandemic with the goal of supporting the health and economic resiliency of all our stakeholders. During the height of the pandemic, Berkshire created the You FIRST employee assistance fund to help staff impacted by unexpected financial hardships, provided additional paid sick time, flexible work schedules for remote staff, and maintained full pay for those with reduced schedules as a result of the pandemic. Small businesses and consumers were helped with loan forbearances and government assistance programs. We also launched a fund to assist businesses in the LGBTQIA+ and Black, Indigenous and People of Color (BIPOC) communities.

ESG Program & Business Integration
We’re committed to integrating social, environmental and reputational considerations into all business decision making through our strong foundation of governance systems, including:

•Corporate Responsibility & Culture Committee of our Board of Directors,
•Environmental, Social and Governance (ESG) Management Committee,
•Diversity Equity & Inclusion Management Committee,
•Responsible & Sustainable Business Policy,
•Strong collection of Social & Environmental risk management practices, and
•Senior managers of Corporate Responsibility and of Diversity

Berkshire engages directly with its stakeholders to share information about the progress we’ve made in our ESG and DEI performance, including through our Corporate Responsibility website, corporate annual report, and proxy statement. Additionally, our annual Corporate Responsibility Report, which is aligned with Sustainability Accounting Standards Board (“SASB”) commercial bank disclosure topics, details the Company's ESG efforts and programs.

6    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROXY STATEMENT | PROXY STATEMENT SUMMARY

ESG Oversight
The Board of Directors ultimately oversees the strategy and activities of the Company including ESG. In order to drive forward our vision to be a leading socially responsible community bank, we were one of the first banks in the country to establish a dedicated committee of our Board of Directors to oversee ESG matters.

The Corporate Responsibility and Culture Committee is responsible for overseeing the management of the Company’s enterprise-wide Corporate Responsibility/ESG, Environmental Sustainability, Climate Change, Diversity, Equity & Inclusion, and Culture programs. It complements other Committees of the Board who oversee material topics within their scope of responsibilities to provide full oversight to ESG matters.

In addition to the Board and its Committees, an ecosystem of management-level committees support various components of our ESG strategy. Our ESG Committee, which is comprised of members of the executive management team, monitors and approves strategies designed to identify, measure, control, and enhance the Company’s ESG/Corporate Responsibility performance.

7    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROXY STATEMENT | PROXY STATEMENT SUMMARY

Climate Change
Climate change poses unprecedented risks and opportunities to the world, including Berkshire, its customers and communities. The impacts which can occur from climate change can directly and/or indirectly impact the Company and its stakeholders. As the transition to a low-carbon economy accelerates, new policy emerges, and market dynamics shift, Berkshire expects that its efforts to manage its environmental footprint, mitigate the risks associated with climate change, and support the transition will allow it to strengthen its positioning as a high performing, leading socially responsible community bank. The Company continues to evolve its practices to reflect its community bank mission as well as the size, scope, and complexity of its operations.

Berkshire enhanced its governance over material environmental matters in 2021 by formalizing an Environmental, Social and Governance management committee and completing a formal climate change risk assessment to evaluate the bank’s operations and lending activities for potential exposure to transition and physical risks resulting from climate change.
•The results of the risk assessment guide Berkshire’s forward climate management and environmental sustainability strategies.
•We have set targets to help finance the green transition, reduce its Greenhouse Gas (GHG) emissions and source 100% of our electricity from renewable sources by the end of 2024.
•As the Company moves further along in its climate journey, it expects to continue to enhance its plans, disclosures, programs and initiatives to reduce its emissions as well as capitalize on the many business opportunities arising from the transition to a lower-carbon economy.

Ratings, Awards & Recognition
We’re proud to be recognized for our performance with local, regional, national, and international awards as well as leading third party ESG ratings* including:
•MSCI ESG- BBB
•ISS ESG Quality Score - Environment: 3, Social: 1, Governance: 2
•Bloomberg ESG Disclosure- 47.81
•The Company is also rated by Sustainalytics
•Banking Northeast Community Champion Award
•Communitas Award for Leadership in Corporate Social Responsibility
•Bloomberg Gender-Equality Index
•Human Rights Campaign Corporate Equality Index Best Place to Work for LGBTQ+ equality- 100% Score
*As of December 31, 2021

8    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROXY STATEMENT | PROXY STATEMENT SUMMARY

HUMAN CAPITAL MANAGEMENT
Berkshire’s people are the core of its ability to deliver on its Berkshire’s Exciting Strategic Transformation (BEST) plan and vision of being a high performing, leading socially responsible community bank in New England and beyond. The Company’s approach to human capital management is grounded in its Be FIRST values and focuses on:
•Strong oversight and risk management practices
•Recruitment
•Compensation & Benefits
•Retention, Training, Development & Engagement
•Health & Wellness

Oversight
The Board of Directors has ultimate responsibility for the strategy of the Company. The Compensation Committee of the Board of Directors oversees executive compensation matters and the Corporate Responsibility & Culture committee oversees company culture, diversity, and employee engagement. The Company proactively identifies potential human capital related risks, such as the labor market shortage, rising labor costs, and employee retention and designs strategies to mitigate those risks. Strong human capital management is viewed as integral to the Company's strategic transformation.

Recruitment
Berkshire operates in a highly competitive labor market with strong competition for top talent. To help power Berkshire’s transformation, it relies on and continues to recruit employees with the right mix of skills, expertise and experiences. The Company leverages several strategies to support its talent pipeline and talent acquisition activities including internship placements, affinity group relationships, and the use of experienced recruiters for key management and specialized positions.

Berkshire continues to pursue a hybrid work model to expand its access to top talent and provide its employees with workplace flexibility. These strategies have proved effective in meeting the demand for talent demonstrated by the Company’s strong track record attracting new talent across retail, commercial, wealth management, business banking and operational areas. In addition, as market disruptions from mergers remain, Berkshire will continue to leverage its differentiated brand and unique market positioning to hire community-focused bankers from its competitors.

Compensation & Benefits
While the labor market shortage and other factors can contribute to increased labor costs, Berkshire continually evaluates its strategies and looks at best practices to provide competitive pay and benefits packages that reward performance and retain top talent at all levels of the Company. The Company offers comprehensive medical coverage, paid vacation and personal time, along with other benefits, all of which are available to married same-sex or different-sex couples as well as domestic partners. In addition to its compensation and health benefits, Berkshire offers volunteer-time off, an employee assistance program, regular performance reviews and the You FIRST Fund to help employees impacted by personal financial hardships.

Retention, Training, Development & Engagement
Strong employee retention will help reduce expense, create efficiencies and contribute to the success of BEST. In addition to compensation and benefits packages, Berkshire employs a collection of strategies to strengthen employee retention. The Company offers a menu of development and training programs consistent with one’s job responsibilities and professional goals including a mentoring program to pair high potential junior employees with senior staff. Berkshire continues to reskill and upskill employees from across the Company to take on new responsibilities and roles. For employees looking to expand their professional experience in the classroom, the Company offers an education assistance program. In 2021, Berkshire further enhanced its commitment to creating a strong workplace culture by rolling out a comprehensive employee engagement survey to identify strengthens and opportunity areas within the organization. Action plans were developed in areas that did not meet the Company’s high expectations. It expects to continue to enhance its efforts through intentional actions including offering a new employee rewards and recognition program.

9    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROXY STATEMENT | PROXY STATEMENT SUMMARY

Health & Wellness
Like all businesses, Berkshire has been impacted by the ongoing COVID-19 pandemic and continues to proactively manage impacts to protect the health and safety of its employees, customers and communities as well as retain and attract top talent. During the height of the pandemic, the Company provided protective equipment to front-line employees, including masks and gloves, and offered all additional paid sick time, paid vaccine time, paid quarantine/isolation leave, job protected personal leave, flexible work schedules for remote employees, premium pay for onsite employees and maintained full pay for employees with reduced schedules, as a result of the pandemic. The Company continues to maintain a largely hybrid working environment with the majority of non-branch staff working remotely at least part-time.

Future of the Workplace
Berkshire continues to evolve and enhance its human capital management strategies to help drive organizational growth in support of BEST while combating risks, such as the labor market shortage and rising labor costs. The Company intends to continue to evolve its workplace model into a hybrid environment over the long-term. It also plans to pursue its DigiTouch™ service delivery model, a powerful combination of personal service driven by bankers fused with the convenience of user-centric technology that combined, delivers a superior customer experience. While technology will play a bigger role in the future of Berkshire helping to improve processes and drive efficiencies, people will always be at the core of its ability to deliver value to its customers and communities. The Company remains confident that the Berkshire brand, value proposition and socially-responsible vision will continue to be a differentiator in the market and help overcome labor market disruptions.

Diversity, Equity & Inclusion
Creating a diverse, equitable, and inclusive workplace is a critical component to the success of Berkshire’s Exciting Strategic Transformation (BEST) and its BEST Community Comeback. At the core of Berkshire’s strategy is a goal to ensure that its workforce reflects the communities in which it operates, that its employees feel that they are valued and can reach their full potential and that it leverages its core business to improve the access and affordability of financial solutions to support economic growth of under-represented populations and communities.

The Company instituted a strong foundation of governance practices to ensure that diversity, equity and inclusion is embedded into Berkshire’s business activities. This includes the Corporate Responsibility & Culture Committee of the Board of Directors which has ultimate oversight responsibility. Berkshire’s Diversity, Equity & Inclusion Committee, which reports into the Board committee, provides additional management level oversight to the Company’s programming and performance. To further strengthen those efforts in 2021, Berkshire named a Senior Vice President/Chief Diversity Officer.

The Company continues to work to improve representation within its workplace leveraging a combination of strategies. Berkshire identifies opportunities in targeted markets and business lines, develops deeper partnerships with non-profit organizations and affinity groups and uses external recruitment professionals to ensure it receives candidate pools that reflect the rural and urban communities in which it operates. In addition, the Company regularly reviews the gender and ethnic diversity of its workforce at the employee, manager and executive management level.

Diversity & Inclusion*	◦	Percent of women in workforce	67%
	◦	Percent of ethnic minorities in workforce	15%
	◦	Percent of women on the Board	25%
	◦	Percent of ethnic minorities on the Board	33%
	◦	Percent of women in management (officer+)	20%
	◦	Percent of ethnic minorities in management (officer+)	4%
*Employee metrics reported are as of December 31, 2021. Board metrics based on 2022 Board nominees.

10    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROXY STATEMENT | PROXY STATEMENT SUMMARY

Berkshire provides a full suite of diversity, equity & inclusion trainings to build understanding and afford employees with strategies they can put into practice. All employees complete training annually. In addition, Berkshire offers seven Employee Resource Groups (ERGs) each playing an integral role for employees and the culture of the company. Every Employee Resource Group provides a safe space for dialogue, education, and collective action on topics relevant to their members and the Company. Through the ERGs, employees concerns and ideas to strengthen Berkshire’s culture are elevated to members of management and the Diversity, Equity & Inclusion Committee for action, empowering employees to collectively be engines of positive change within the workplace.

Find out more about Berkshire’s Commitment to Environmental, Social and Governance matters and our BEST Community Comeback in our 2021 Corporate Responsibility Report.

11    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

Proposal 1: Election of Directors for a One-Year Term

Purpose. Performance. Progress.

The Company’s Board of Directors has nominated and recommends a vote “FOR” each of the twelve (12) nominees listed below for election as a director. All of the nominees currently serve on the Company’s Board of Directors.

Background. The Company’s Board of Directors is presenting twelve (12) nominees for election as directors at our Annual Meeting. Each of the nominees currently serve as a director on the Company's Board of Directors. Each director elected at the meeting will serve for a one-year term until our 2023 annual meeting or until a successor is duly elected and qualified. Each director nominee has consented to being named in this proxy statement and to serving as a director if elected. If a nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees. The Board of Directors does not currently anticipate that any of the nominees will be unable to be a candidate for election. Director Rheo A. Brouillard (age 68, 3 years of service) is not standing for re-election. Directors Nina A. Charnley, Mihir A. Desai, and Jeffrey W. Kip are new directors elected by the Board during the year and are standing for their first shareholder election.

Agreement with HoldCo Asset Management. On March 7, 2021, the Company entered into a cooperation agreement (the “Cooperation Agreement”) with HoldCo Asset Management, LP (“HoldCo”), an investment adviser which owns approximately 3.5% of the Company’s outstanding shares. Pursuant to the Cooperation Agreement, the Company agreed that it would nominate Michael Zaitzeff, Co-Founder and Managing Member of VM GP II LLC, the general partner of HoldCo, as a new independent director. Mr. Zaitzeff has agreed to stand for re-election in 2022. Pursuant to the Cooperation Agreement, Mr. Zaitzeff may select a replacement for his position, subject to the terms stated in the agreement.

The foregoing description is qualified in its entirety by reference to the Cooperation Agreement, a copy of which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 8, 2021.

Election. The affirmative vote of a plurality of the Company’s outstanding common stock present at the virtual annual meeting or by proxy at the Annual Meeting is required to elect the nominees for directors; provided, however, in the case of an uncontested election of directors, it is the Company’s policy that if a director is elected by a plurality but not a majority of the votes cast for such director, such director must submit his or her resignation to the Board of Directors, which will be subject to review by the Corporate Governance/Nominating Committee of the Board of Directors. The Corporate Governance/Nominating Committee will then make a recommendation to the Board of Directors as to whether to accept or reject the director’s resignation. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the election of the nominees as directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ITS DIRECTOR NOMINEES.

12    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS | INFORMATION REGARDING DIRECTORS AND DIRECTOR NOMINEES

Information Regarding Directors and Director Nominees

2022 Nominees for Election to the Board of Directors

BAYE ADOFO-WILSON, CEO OF BAW DEVELOPMENT, LLC

Mr. Adofo-Wilson, Esq. is CEO of BAW Development, LLC, a national real estate development company concentrating on redevelopment and consulting services in diverse communities. He is also Of Counsel at Post Polak, PA focusing on redevelopment law and specializing in New Jersey’s urban transitioning communities and municipalities, He has over 20 years of experience in law and business development, with a focus on community development, including the position of Deputy Mayor/Director, Economic and Housing Development for the City of Newark, New Jersey.

Independent	Qualifications, Skills, and Experience:
Years of Service: 3	Business Operations/Strategic	Regulated Industry
Age: 53	Planning	Corporate Responsibility/
Board Committees:	Financial Expertise/Literacy	Community Leader
Audit	Talent Management	Small Business Owner/Operator
Compliance & Regulatory	Real Estate	Legal Expertise
Corporate Responsibility
and Culture

DAVID M. BRUNELLE, CHAIRPERSON OF THE BOARD OF DIRECTORS OF BERKSHIRE HILLS BANCORP, INC., CO-FOUNDER AND MANAGING DIRECTOR OF NORTH POINTE WEALTH MANAGEMENT

Mr. Brunelle is Co-Founder and Managing Director of North Pointe Wealth Management in Worcester, Massachusetts. He has over 20 years of experience in financial services working with businesses, individuals, families and charitable foundations. Mr. Brunelle is a former Director of Commerce Bancshares Corp. and Commerce Bank & Trust Company and served on Commerce’s audit and loan committees. He has also served as trustee or corporator for numerous non-profit entities in and around Worcester, including The Nativity School of Worcester, The Worcester Regional Research Bureau, The Worcester Educational Development Foundation, the UMass/Memorial Foundation, Becker College and the Greater Worcester Community Foundation.

Independent	Qualifications, Skills, and Experience:
Years of Service: 4	Public Company Board	Talent Management
Age: 51	Business Operations/Strategic	Regulated Industry
Board Committees:	Planning	Corporate Responsibility/
Corporate	Financial Expertise/Literacy	Community Leader
Governance/Nominating (Chair)	Risk Management	Small Business Owner/Operator
Compensation	Wealth Management/Insurance
Corporate Responsibility &
Regulatory

13    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS | INFORMATION REGARDING DIRECTORS AND DIRECTOR NOMINEES

NINA A. CHARNLEY, FORMER SENIOR MANAGING DIRECTOR, TIAA

Ms. Charnley was Senior Managing Director, Enterprise Customer Experience Executive at TIAA. Ms. Charnley led the strategy, development and execution of a significant portfolio of technology projects launching the company's mobile app and a digital bank, building digital capabilities enabling employees and customers. Previously, she was an executive at Bank of America managing diverse businesses including a de novo sustainable energy lending program and created the strategy, infrastructure, template and accountabilities matrix for Bank of America's Diversity and Inclusion program.

Independent	Qualifications, Skills, and Experience:
Years of Service: <1	Financial Institution Executive	Talent Management
Age: 66	Business Operations and Strategic	Regulated Industry
Board Committees:	Planning	Corporate Responsibility/
Compensation	Financial Expertise/Literacy	Community Leader
Compliance & Regulatory	Risk Management	Information Technology/Cyber
Corporate Responsibility
& Culture

JOHN B. DAVIES, AGENT EMERITUS WITH MASSACHUSETTS MUTUAL LIFE INSURANCE

Mr. Davies is a former Executive Vice President of Massachusetts Mutual Life Insurance and is currently an Agent Emeritus with Massachusetts Mutual, providing high net worth counseling with a focus on tax efficiency and intergenerational transfers of wealth. Mr. Davies currently serves on the Westfield State University Foundation Board. Mr. Davies is a former director of Woronoco Bancorp, Inc.

Independent	Qualifications, Skills, and Experience:
Years of Service: 16	Public Company Board	Regulated Industry
Age: 72	Financial Institution Executive	Wealth Management/Insurance
Board Committees:	Business Operations/Strategic	Talent Management
Compensation (Chair)	Planning	Corporate Responsibility/
Corporate	Financial Expertise/Literacy	Community Leader
Governance/Nominating

14    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS | INFORMATION REGARDING DIRECTORS AND DIRECTOR NOMINEES

MIHIR A. DESAI, PROFESSOR OF FINANCE, HARVARD BUSINESS SCHOOL & PROFESSOR OF LAW, HARVARD LAW SCHOOL

Dr. Desai is the Mizuho Financial Group Professor of Finance at Harvard Business School, and Professor of Law at Harvard Law School. Dr. Desai is an accomplished author and expert in finance and tax policy. He is a Research Associate in the National Bureau of Economic Research’s Public Economics and Corporate Finance Programs. In addition to his work at Harvard University, his professional experiences include CS First Boston, McKinsey & Co., and advising a number of firms and governmental organizations.

Independent	Qualifications, Skills, and Experience:
Years of Service: <1	Financial Expertise/Literacy	Legal Expertise
Age: 54	Business Operations and Strategic	Corporate Responsibility/
Board Committees:	Planning	Community Leader
Risk Management & Capital	Risk Management
Compliance & Regulatory

WILLIAM H. HUGHES III, PRESIDENT OF EDUCATION DESIGN LAB

Mr. Hughes is President of Education Design Lab, an innovation engine that applies human-centered design at the intersection of learning and work in order to provide alternative career pathways and close the skills gap. As a technology industry executive, Mr. Hughes has launched, led and advised multiple new ventures, providing expertise on strategy, innovation and product management. He has decades of experience advising senior executives at industry-leading multinationals on corporate strategy, partnerships and technology across several sectors, including education and financial services. He has led and advised multiple mergers, acquisitions and start-ups. Mr. Hughes has served on several corporate and not-for-profit boards. He is a trustee of Education Development Center, a director of FineTune Learning and a venture partner with 11 Tribes Ventures.

Independent	Qualifications, Skills, and Experience:
Years of Service: 3	Business Operations/Strategic	Talent Management
Age: 58	Planning	Regulated Industry
Board Committees:	Information Technology	Corporate Responsibility/
Compensation	Product Management	Community Leader
Risk Management and	Cybersecurity	Small Business Owner Operator
Capital (Chair)
Corporate Responsibility &
Culture

15    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS | INFORMATION REGARDING DIRECTORS AND DIRECTOR NOMINEES

JEFFREY W. KIP, CHIEF EXECUTIVE OFFICER OF ANGI INTERNATIONAL

Mr. Kip is Chief Executive Officer of Angi International which provides internet tools and resources for home improvement, maintenance, and repair projects. Angi International is a subsidiary of IAC/InterActive Corp (NASDAQ: IAC), which owns and manages popular online brands and services. Prior to his role as Chief Executive Officer, Mr. Kip was the Chief Financial Officer of IAC/InterActive Corp from 2012-2016. Mr. Kip's previous positions include Chief Financial Officer of Panera Bread, LLC from 2006 – 2012. Mr. Kip has been designated by the Board of Directors as a financial expert under the rules of the Securities and Exchange Commission

Independent	Qualifications, Skills, and Experience:
Years of Service: < 1	Financial Expertise	Talent Management
Age: 53	Business Operations/Strategic	Information Technology/Cyber
Board Committees:	Planning
Audit	Marketing/Public Relations
Compensation

DR. SYLVIA MAXFIELD, DEAN OF THE PROVIDENCE COLLEGE SCHOOL OF BUSINESS

Dr. Maxfield is Dean of the Providence College School of Business and was previously Chairman of the Faculty and MBA Program Director at Simmons University in Boston. Additionally, she serves as voting member of the Rhode Island State Investment Commission, which oversees fund performance, including asset allocation and investment-related contracting. Dr. Maxfield also votes on shareholder proxy activity on behalf of the State. Previously, she has served on the boards of the Greater Providence Chamber of Commerce, Social Enterprise Greenhouse and the 21st Century Fund. Dr. Maxfield has been designated by the Board of Directors as a financial expert under the rules of the Securities and Exchange Commission.

Independent	Qualifications, Skills, and Experience:
Years of Service: 2	Business Operations/Strategic	Talent Management
Age: 63	Planning	Corporate Responsibility/
Board Committees:	Financial Expertise/Literacy	Community Leader
Audit (Chair)	Marketing/PR
Corporate
Governance/Nominating
Risk Management and Capital

16    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS | INFORMATION REGARDING DIRECTORS AND DIRECTOR NOMINEES

NITIN J. MHATRE, PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR OF THE COMPANY

Mr. Mhatre was appointed to the role of President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank in January 2021. He was also appointed as a Director of the Company and the Bank. Prior to joining the Company, Mr. Mhatre was Executive Vice President, Community Banking, at Webster Bank, where he led consumer and business banking businesses. Before joining Webster in 2009, Mr. Mhatre spent 13 years at Citi Group in various leadership roles across consumer-related businesses globally.

Non-Independent	Qualifications, Skills, and Experience:
Years of Service: 1	Public Company CEO	Risk Management
Age: 51	Financial Institution Executive	Regulated Industry
	Business Operations/Strategic	Corporate Responsibility/
	Planning	Community Leader
	Financial Expertise/Literacy	Talent Management

LAURIE NORTON MOFFATT, DIRECTOR & CEO OF THE NORMAN ROCKWELL MUSEUM

Ms. Norton Moffatt is the Director and Chief Executive Officer of the Norman Rockwell Museum, Stockbridge, Massachusetts. Since 1986, Ms. Norton Moffatt has overseen the expansion of the museum’s facilities and the creation of a scholars’ research program. Her efforts resulted in the Museum receiving the National Humanities Medal, America’s highest humanities honor. Ms. Norton Moffatt is also an active community leader. She is a founder of 1Berkshire and Berkshire Creative Economy Council and serves as a trustee of Berkshire Health Systems and a director of Berkshire Health Systems, Inc. and Berkshire Medical Center, Inc.

Independent	Qualifications, Skills, and Experience:
Years of Service: 8	Business Operations/Strategic	Marketing/PR
Age: 65	Planning	Small Business Owner/Operator
Board Committees:	Financial Expertise/Literacy	Corporate Responsibility/
Corporate	Talent Management	Community Leader
Governance/ Nominating
Corporate Responsibility &
Culture (Chair)

17    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS | INFORMATION REGARDING DIRECTORS AND DIRECTOR NOMINEES

JONATHAN I. SHULMAN, FORMER EVP AND TREASURER AT KEYCORP

Mr. Shulman was formerly Executive Vice President & Treasurer at KeyCorp, a publicly traded U.S. bank. Mr. Shulman possesses deep commercial banking experience that includes financial markets, governance, and balance sheet and risk management disciplines. He began his career with KeyCorp in 1989 and served in leadership roles in financial market strategy, asset liability management, wholesale funding and capital planning. Shulman has also held committee membership positions on KeyCorp’s Asset Liability Committee, Market Risk Committee, Model Risk Committee, and Funds Transfer Pricing Committee. Mr. Shulman has been designated by the Board of Directors as a financial expert under the rules of the Securities and Exchange Commission.

Independent	Qualifications, Skills, and Experience:
Years of Service: 2	Financial Institution Executive	Risk Management
Age: 59	Business Operations/Strategic	Regulated Industry
Board Committees:	Planning
Audit	Financial Expertise/Literacy
Risk Management and Capital
Compliance and Regulatory
(Chair)

MICHAEL A. ZAITZEFF, MANAGING MEMBER OF VM GP II LLC

Mr. Zaitzeff is a co-founder and managing member of VM GP II LLC, the general partner of HoldCo Asset Management, LP. Mr. Zaitzeff has served as a member of numerous corporate boards, oversight committees and creditor committees. Mr. Zaitzeff served on the Trust Advisory Board of WMI Liquidating Trust, a trust created to implement the Chapter 11 Bankruptcy Plan of Washington Mutual, Inc.

Independent	Qualifications, Skills, and Experience:
Years of Service: 1	Financial Expertise/Literacy	Marketing/PR
Age: 39	Regulated Industry	Small Business Owner/Operator
Board Committees(1):
Audit
Risk Management and Capital
(1)    Pursuant to the Company’s Cooperation Agreement with HoldCo Asset Management, LP, Mr. Zaitzeff was appointed to the Audit Committee and the Risk Management and Capital Committee, and serves as a non-voting observer on the Corporate Governance/Nomination Committee.

18    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS | CORPORATE GOVERNANCE

Corporate Governance

The Company is committed to strong corporate governance policies, practices, and procedures designed to make the Board more effective in exercising its oversight role. The following sections provide an overview of our corporate governance structure, including independence and other criteria we use in selecting director nominees, our Board leadership structure, and the responsibilities of the Board and each of its Committees. Our Corporate Governance Policy, among other key governance materials, helps guide our Board and management in the performance of their duties and is regularly reviewed by the Board.

Key Corporate Governance Documents
Please visit our investor relations website at ir.berkshirebank.com to view the following documents:
Corporate Governance Policy
Code of Business Conduct
Anonymous Reporting Line Policy
Board Committee Charters
Certificate of Incorporation
Company By-Laws
These documents are available free of charge on our website or by writing to Berkshire Hills Bancorp, c/o Wm. Gordon Prescott, Executive Vice President, General Counsel and Corporate Secretary, 60 State Street, Boston, Massachusetts 02109.

The Board and management regularly review best practices in corporate governance and are committed to a program that serves the long-term interests of our shareholders. We believe good governance strengthens accountability and promotes responsible corporate citizenship. Several of our current best practices are highlighted below:

Independent Oversight	Shareholder Orientation and Accountability	Good Governance
Majority independent directors(1)	Declassified Board with all directors standing for election each year	Diverse board membership (skills, tenure, age); annual director education; active board replenishment program
Strong and engaged independent Board Chair	Robust stock-ownership guidelines	Annual evaluation of CEO and senior management and review of succession plans
All key committees are fully independent	Annual shareholder engagement program	Implementation of a Corporate Responsibility & Culture Committee at both Board and employee level
Regular executive sessions of independent directors	Plurality voting standard for director elections, with director resignation policy in effect for uncontested elections	Risk oversight by full board and committees
Board Chair or Chair of Corporate Governance can call special meeting of the Board at any time for any reason	No poison pill in place; annual election of all directors	Formal ethics code, reporting hotline and ethics training to all employees
(1)    11 out of 12 of the director nominees will be designated as independent directors; CEO/Director Mhatre is not independent.

19    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS | CORPORATE GOVERNANCE

Board of Directors

The primary functions of Berkshire’s Board of Directors are:
•To oversee management performance on behalf of shareholders;

•To ensure that the interests of the shareholders are being served;

•To monitor adherence to Berkshire’s standards and policies;

•To promote the exercise of responsible corporate citizenship; and

•To perform the duties and responsibilities assigned to the Board by the laws of Delaware, Berkshire’s state of incorporation.

Customarily, the Board elects its members to serve in identical capacities on the Board of Directors of Berkshire Bank, the Company's main operating subsidiary which is chartered in the Commonwealth of Massachusetts.

Talent Development and Succession Planning

One of the Board's primary responsibilities is to oversee the development and retention of key talent within the Company and to ensure that an appropriate succession plan is in place for our Chief Executive Officer and other senior executives. The Board meets regularly with senior management and periodically reviews the readiness of key employees to potentially assume additional roles and responsibilities, including in the event of unexpected circumstances. In addition, our Chief Executive Officer regularly discusses with our Corporate Governance/Nominating Committee recommendations and evaluations as to potential successors for senior positions. The Committee incorporates this feedback into its leadership development and contingency plans. While the Corporate Governance/Nominating Committee has primary responsibility for developing and maintaining a succession plan, the Committee regularly reports to the Board on this matter, and final decisions on senior leadership succession matters, other than the CEO, are made by the CEO in consultation with the full Board. The successful management of executive succession in 2021 was accomplished within the framework discussed above.

Identification of Candidates and Diversity

The Corporate Governance/Nominating Committee regularly reviews the composition of our Board and, as appropriate, recommends steps to be taken to ensure that the Board reflects the desired balance of skills, experience and diversity and meets the requirements of all applicable laws and regulations.

In accordance with our Corporate Governance Policy, the Corporate Governance/Nominating Committee and Board shall take into account diversity considerations. Diversity is broadly construed to mean not only diversity of gender, race, ethnicity and sexual orientation, but also diversity with respect to personal and professional experiences, backgrounds, opinions, beliefs, education and perspectives.

The Corporate Governance/Nominating Committee is committed to fostering an environment of diversity and inclusion, including among our directors, and is tasked as part of its annual evaluation with determining whether or not the Board is appropriately diverse. The Corporate Governance/Nominating Committee’s continued commitment to diversity is evidenced by the following:

•58% of our director nominees are female and/or racially or ethnically diverse;
•Half of our Board committees are chaired by diverse directors.

20    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS | CORPORATE GOVERNANCE

Ongoing Board Refreshment

We believe that the Company benefits when the Board is comprised of a mix of experienced directors with diverse and fresh perspectives. To that end, the Board maintains an ongoing refreshment program to seek out highly qualified candidates with skills and experiences that are aligned with our long-term strategy. We have also adopted corporate governance guidelines providing both age and tenure limits, of 75 and 12 years, respectively, to facilitate appropriate transition and renewal. These guidelines as well as the Board’s general commitment to thoughtful refreshment has resulted in a number of changes in recent years.

In 2020, current Directors Sylvia Maxfield and Jonathan I. Shulman were appointed to the Board, effective February 24, 2020. Former Directors Pamela A. Massad and William J. Ryan did not stand for re-election and retired from the Board, effective as of the 2020 Annual Meeting. The number of members of the Board was thirteen (13) at both January 1, 2020 and December 31, 2020.

In 2021, Directors Cornelius D. Mahoney and D. Jeffrey Templeton did not stand for re-election and retired from the Board, effective as of the 2021 Annual Meeting. Directors Deborah P. Bailey and Michael A. Zaitzeff were elected to the Board for the first time at the 2021 Annual Meeting. Subsequently, J. Williar Dunlaevy and Ms. Bailey resigned from the Board in the second half of 2021, and Robert M. Curley passed away early in 2022. During the second half of 2021, the Board appointed Nina A. Charnley and Jeffrey W. Kip as directors, and the Board appointed Mihir A. Desai as a director in March 2022. The number of members of the Board was thirteen (13) at both January 1, and December 31, 2021. There are twelve Board nominees standing for reelection in 2022, reflecting the decision of director Rheo A. Brouillard to retire from the Board effective as of the 2022 Annual Meeting.

Shown below is the recent trend, showing the results of the board’s focus on refreshment, based on the Board nominees each year:

(years)	2019	2020	2021	2022
Average Nominee Age	67.0	63.9	60.2	59.4
Average Nominee Tenure	6.5	5.7	4.0	3.8

Board Meetings

During 2021, the Board of Directors held sixteen (16) meetings. The average attendance at meetings of the Board and Board Committees during 2021 was 97%. During this period, each of the current directors attended at least 75% of the aggregate total number of board meetings and committee meetings held on which such directors served.

In addition, the Board of Directors encourages each director to attend annual meetings of shareholders. Thirteen out of thirteen directors (100%) serving as of the date of the 2021 Annual Meeting of Shareholders attended the 2021 Annual Meeting.

21    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS | CORPORATE GOVERNANCE

Board Leadership Structure

The Board has reviewed the current Board leadership structure of the Company, which consists of a separate Independent Chairperson of the Board and a Chief Executive Officer. The Independent Board Chairperson performs all duties and has all powers which are commonly incident to the office of Chairperson of the Board or which are delegated to that person by the Board of Directors, including presiding at all meetings of the Board of Directors. The Chief Executive Officer has responsibility for the management and control of the business and affairs of the Company and has general supervision of all other officers, employees and agents of the Company. The Board believes that separating these roles enhances the independence of the Board and its effectiveness in discharging its responsibilities and that this procedure is currently the most appropriate Board leadership structure for the Company.

From time to time, the Board may also appoint a Vice Chairperson in the manner and upon the criteria it deems appropriate. In the absence of the Board Chairperson, this position fulfills the responsibilities of the Board Chairperson and it may also fulfill any other responsibilities assigned by the Board of Directors. In 2021, on the retirement of Chairperson J. Williar Dunlaevy, the Board elected then Vice Chairperson David M. Brunelle to the Chairperson position.

Director Independence

All of the Company’s directors are independent under the listing requirements of The New York Stock Exchange (the “NYSE”), except for Mr. Mhatre who is an officer of the Company and the Bank, and except for Mr. Brouillard, who was CEO of SI Financial Group, Inc., which was acquired by the Company in 2019. Mr. Brouillard is not standing for re-election in 2022. Additionally, all of the members of the Audit, Compensation and Corporate Governance/Nominating Committees are independent in accordance with the listing standards of the NYSE, and, in the case of members of the Audit and Compensation Committees, applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and the Federal Deposit Insurance Corporation (“FDIC”). In determining the independence of its directors, the Board considered transactions, relationships and arrangements between the Company and its directors that are not required to be disclosed in this proxy statement under the heading “Transactions with Related Persons,” including loans or lines of credit that the Bank has directly or indirectly made to Director Norton Moffatt.

Corporate Governance Policy

The Board of Directors has adopted a corporate governance policy to govern certain activities, including: the duties and responsibilities of directors; the composition, responsibilities and operation of the Board of Directors; the selection of a Chairperson of the Board of Directors; the selection time to time in the Board’s discretion of a Vice Chairperson of the Board of Directors; the operation of board committees; succession planning; convening executive sessions of independent directors; the Board of Directors’ interaction with management and third parties; director age limits; the maximum length of directors’ tenure on the Board; and the evaluation of the performance of the Board of Directors and of the Chief Executive Officer. A copy of the corporate governance policy is available in the Governance Documents portion of the Company’s Investor Relations website (ir.berkshirebank.com).

Commitment to Corporate Social Responsibility and Culture

Berkshire Bank is a purpose and values-driven community bank. Environmental, Social, and Governance factors are central to its community bank mission, risk management practices, reputation and competitive positioning. The Corporate Responsibility & Culture Committee of the Board of Directors is responsible for overseeing the management of the Company’s enterprise-wide Corporate Social Responsibility, Diversity & Inclusion, and Culture programs. The committee, led by Director Laurie Norton Moffatt, reviews program performance, examines related risks and ensures accountability for management’s efforts to integrate social, environmental, cultural, and reputational considerations through all aspects of the company for the benefit of all its stakeholders. Berkshire invites you to learn more about all the ways it is a socially responsible and values-driven community bank in this year’s Corporate Responsibility Report: Meaningful Moments: Answering the Call, available online at berkshirebank.com/csr. A summary of the Company’s 2021 social responsibility initiatives was provided in the introductory section of this Proxy Statement.

22    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS | CORPORATE GOVERNANCE

Director Continuing Education

The Board of Directors conducts annual director education sessions, which include presentations by industry experts based on input from directors regarding topics of interest. Directors also receive an annual update on trending compliance and regulatory matters and new developments from the Bank’s outside compliance advisory firm. Our executive management meets with the Board at every regularly scheduled board meeting and annually to review the Company’s strategic plan.

Board and Committee Self Evaluation

The Corporate Governance/Nominating Committee oversees the annual self-evaluation of the performance of the Board of directors and its committees, the results of which are discussed with the full Board and each individual committee, as appropriate. The purpose of the evaluations is to improve the performance of the overall Board and each specific committee. The evaluations include a review of any areas in which Board or committee members believe the Board and the committees can make a better contribution to the governance and oversight of the Company. The Corporate Governance/Nominating Committee also utilizes the results of the Board and committee evaluation process in assessing and determining the characteristics and critical skills required of prospective candidates for election to the Board and appointment to each committee. The evaluation survey forms include open-ended questions in which directors are invited to share their written comments on a confidential basis.

Committees of the Board of Directors

The Board currently has six standing committees: the Audit Committee; the Compensation Committee; the Corporate Governance/Nominating Committee; the Corporate Responsibility and Culture Committee; the Risk Management and Capital Committee; and the Compliance/Regulatory Committee. The Board reviews the Committee Charters regularly to ensure it has an effective, efficient committee structure. The Board has determined that all members of the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee are independent in accordance with the listing requirements of the NYSE. Each committee operates under a written charter approved by the Board of Directors that governs its composition, responsibilities and operation. Each committee reviews and reassesses the adequacy of its charter annually or biannually. The current charters of all six committees are available in the Governance Documents portion of the Investor Relations section of the Company’s website (ir.berkshirebank.com).

The following table shows the structure of the Board of Directors as of the filing date of this Proxy Statement. It also shows the number of times each Committee met in 2021. With the exception of the appointment of Directors Charnley, Desai, and Kip, the resignations of Directors Dunlaevy and Bailey therefrom, and the death of Director Curley, there were no other changes to the board structure and board committees since the Proxy Statement for the 2021 annual meeting.

23    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS | CORPORATE GOVERNANCE

Board Structure and Meetings

Director Name, Age & Primary Occupation	Director Since	Director Category	Audit(1)	Comp	Corp Gov & Nom	Corp Responsibility & Culture	Risk & Capital	Compliance & Reg
Baye Adofo-Wilson, Age 53 CEO of BAW Development, LLC	2019	I	O			O		O
Rheo A. Brouillard(2), Age 68 Former Director, President, and CEO SI Financial Group, Inc.	2019	N					O	O
David M. Brunelle, Age 51 Chairperson of the Board of Directors of Berkshire Hills Bancorp, Inc. Co-Founder and Managing Director of North Pointe Wealth Management	2017	I		O	C	O
Nina A. Charnley, Age 66 Former Senior Managing Director TIAA	2021	I		O		O		O
John B. Davies, Age 72 Agent Emeritus with Massachusetts Mutual Life Insurance	2005	I		C	O
Mihir A. Desai, Age 54 Professor of Finance and Law	2022	I					O	O
William H. Hughes III, Age 58 President of Education Design Lab	2019	I		O		O	C
Jeffrey W. Kip(1), Age 53 Chief Executive Officer Angi International	2021	I	O	O
Dr. Sylvia Maxfield(1), Age 63 Dean Providence College School of Business	2020	I	C		O		O
Nitin J. Mhatre, Age 51 President and CEO of Berkshire Hills Bancorp, Inc.	2021	N
Laurie Norton Moffatt, Age 65 Director & CEO of the Norman Rockwell Museum	2013	I			O	C
Jonathan I. Shulman(1), Age 59 Former EVP and Treasurer KeyCorp	2020	I	O				O	C
Michael A. Zaitzeff(3), Age 39 Co-founder and managing member of VM GP II LLC	2021	I	O				O

Number of Meetings in 2021	16 (Full Board)		15	6	10	5	5	5

N = Non-Independent Director	I = Independent Director			C = Chair		O = Committee Member

(1)    Directors Kip, Maxfield, and Shulman have been designated by the Board as Financial Experts.
(2)    Director Brouillard is not standing for re-election in 2022.
(3)    Director Zaitzeff also serves as a non-voting observer on the Corporate Governance/Nominating Committee.

24    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS | CORPORATE GOVERNANCE

Director Nominee Board Tenure
(Years of Service)
Number of Directors
5
4
3
< 2 Yrs
2-5 Yrs
5+ Yrs

25    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS | CORPORATE GOVERNANCE

Board Committees and Responsibilities

The primary functions of each of the board committees are described below.

BOARD COMMITTEES	ROLES AND RESPONSIBILITIES
AUDIT COMMITTEE	Assists the Board of Directors in its oversight of the Company’s accounting and reporting practices

All Members Independent	Reviews the quality and integrity of the Company’s financial reports
Chair: Dr. Maxfield	Ensures the Company’s compliance with legal and regulatory requirements related to accounting and financial reporting

The Board of Directors has determined that Dr. Maxfield, Mr. Kip, and Mr. Shulman qualify as Audit Committee Financial Experts under the rules of the Securities and Exchange Commission.	Oversees the Company’s internal audit function
Annually reviews and approves the internal and external audit plans
Engages with the Company’s independent registered public accounting firm (Crowe) and monitors its performance, reporting, and independence

COMPENSATION COMMITTEE	Approves the compensation objectives for the Company and its subsidiaries and establishes the compensation for the Chief Executive Officer and other Named Executive Officers of the Company

All Members Independent	Reviews the Company’s incentive compensation and other equity plans and recommends changes to the plans as needed
Chair: Mr. Davies

Reviews all compensation components for the Company’s Chief Executive Officer and other Named Executive Officers, including base salary, short-term incentive, long-term incentives/equity, benefits, and other perquisites

See the “Compensation Discussion and Analysis” section for more information regarding the role of the Compensation Committee management and compensation consultants in determining and/or recommending the amount or form of named executive compensation.

Reviews competitive market factors and examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the named executive officer’s total compensation package

Administers CEO employment agreement, change in control agreements, and equity incentive plans

COMPLIANCE & REGULATORY COMMITTEE	Oversees management’s implementation of compliance programs, policies, and procedures designed to identify and respond to the various compliance and regulatory risks of the Company and its subsidiaries

Most of Members Independent	Monitors the preparations for regulatory examinations of the Company and the Bank
Chair: Mr. Shulman
Oversees the Company’s information security program and monitors associated risks

Monitors significant legal or regulatory compliance exposure and oversees responses to material reports or inquiries from government or regulatory agencies

Ensures that the Company, Berkshire Bank and their affiliates have in place sound compliance management systems (“CMS”) as required by all applicable regulators and the Consumer Financial Protection Bureau (“CFPB”)

26    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS | CORPORATE GOVERNANCE

BOARD COMMITTEES	ROLES AND RESPONSIBILITIES
CORPORATE GOVERNANCE/NOMINATING COMMITTEE	Identifies qualified individuals to serve as Board members
Considers and recommends nominees for director to stand for election at the Company’s annual meeting of shareholders

All Members Independent	Determines the composition of the Board of Directors and its committees
Chair: Mr. Brunelle
Annually reviews policy, procedures and criteria for identifying candidates for election or appointment to the Board of Directors

Monitors a process to assess Board effectiveness, including annual Board and committee self-evaluations

Develops and implements the Company’s corporate governance guidelines, including annual reviews of the Company’s Corporate Governance Policy and Code of Business Conduct

Regularly receives reports from executive officers heading the Company’s investor relations and compliance and regulatory programs and periodically receives reports from other committee chairpersons regarding the work being done by their committees

CORPORATE RESPONSIBILITY & CULTURAL COMMITTEE
Oversee management’s implementation of Corporate Social Responsibility/ESG, Diversity & Inclusion, and Culture programs to foster belonging, enhance reputation, mitigate risk, promote competitive advantage, engage employees, and meet stakeholder expectations

All Members Independent
Chair: Ms. Norton Moffatt
Review, approve, and recommend programs and policies to the Board that are designed to identify, measure, monitor, control, and enhance Corporate Social Responsibility/ESG, Diversity & Inclusion, and Culture performance;

Monitor the performance of Corporate Social Responsibility/ESG, Diversity & Inclusion, and Culture programs and policies by setting goals, examining social and culture risks, as well as reviewing opportunities and threats that could affect the Company

RISK MANAGEMENT & CAPITAL COMMITTEE	Oversees management’s program to limit or control the material business risks that confront the Company

Approves policies and procedures designed to lead to an understanding and to identify, control, monitor and measure the material business risks of the Company and its subsidiaries
Most of Members Independent
Chair: Mr. Hughes	Plans for future capital needs

Reviews material business risks including, but not limited to, credit risk, interest rate risk, liquidity risk, regulatory risk, legal risk, operational risk, strategic risk, cyber-security risk, and reputation risk

Monitors the Company’s enterprise governance, risk management and compliance (“EGRC”) program, including development and implementation of risk management processes in the area of vendor management, data loss prevention, business continuity, policy management and testing and assessment of operational controls

Ensures compliance with regulations pertaining to capital structure and levels

27    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS | CORPORATE GOVERNANCE

Audit Committee

For information about the Audit Committee and Berkshire’s Audit Committee financial experts, please see table above and the discussion related to the Ratification of the Public Accounting Firm in this proxy statement.

Identification and Evaluation of Director Candidates

The Corporate Governance/Nominating Committee is responsible for identifying and recommending to the Board of Directors candidates for Board membership. For purposes of identifying nominees, the Corporate Governance/Nominating Committee may rely on professional networks and contacts of the committee members and other members of the Board of Directors, outside search firms, and its knowledge of members of the communities served by the Company and its subsidiaries. The Corporate Governance/Nominating Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures set forth below. From time to time the Corporate Governance/Nominating Committee may also use an independent search firm to identify potential nominees.

In evaluating potential nominees, the Corporate Governance/Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under certain criteria, which are described below under “Director Eligibility Requirements.” If an individual fulfills these criteria, the Corporate Governance/Nominating Committee will conduct a background check and interview the candidate to further assess the qualities of the prospective nominee and the contributions they would make to the Board.

Criteria for Nomination to the Board of Directors

The Corporate Governance/Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in the Company’s bylaws, including a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

If the candidate is deemed eligible and qualified for election to the Board of Directors, the Corporate Governance/Nominating Committee will then evaluate the following criteria in selecting nominees:
• financial, regulatory, and business experience;
• expertise in areas that the board considers important to advancing the company’s strategies;
• in most cases, familiarity with and participation in the local communities;
• integrity, honesty, and reputation in connection with upholding a position of trust with respect to customers;
• dedication to the Company and its shareholders; and
• independence.

The Committee will consider a candidate’s background, training, leadership ability and related skills across a broad spectrum of business, professional, entrepreneurial, educational and creative endeavors, as well as technical skills, experience and know-how in fields and professions outside the financial services industry (such as, by way of example, but without limitation, cyber-security, information technology and management, marketing, business and human capital development) that may assist the Company in strengthening, protecting or promoting its business. The Committee also will consider any other factors the Corporate Governance/Nominating Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations. We do not maintain a specific diversity policy, but diversity is considered in our review of candidates. Diversity is considered in terms of how a candidate’s background, experience, qualifications, attributes, and skills may complement, supplement or duplicate those of the Board.

With respect to nominating an existing director for re-election to the Board of Directors, the Corporate Governance/Nominating Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; the experience, skills, and contributions that the existing director brings to the Board; and independence.

28    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS | CORPORATE GOVERNANCE

Director Eligibility Requirements:

•No person shall be eligible for election or appointment to the Board of Directors: (i) if such person has, within the previous ten years, been the subject of supervisory action by a financial regulatory agency that resulted in a cease and desist order or an agreement or other written statement subject to public disclosure under 12 U.S.C. 1818(u), or any successor provision; (ii) if such person has been convicted of a crime involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year under state or federal law; or (iii) if such person is currently charged in any information, indictment, or other complaint with the commission of or participation in such a crime.
•No person shall be eligible for election or appointment to the Board of Directors if such person is the nominee or representative of a company, as that term is defined in Section 10 of the Home Owners’ Loan Act or any successor provision, of which any director, partner, trustee or shareholder controlling more than 10% of any class of voting stock would not be eligible for election or appointment to the Board of Directors.
•No person may serve on the Board of Directors and at the same time be a director of more than two other public companies, or their subsidiaries.
•No person shall be eligible for election to the Board of Directors if such person is the nominee or representative of a person or group, or of a group acting in concert (as defined in 12 C.F.R Section 303.81(b)), that includes a person who is ineligible for election to the Board of Directors.
•The Board of Directors shall have the power to construe and apply the provisions of the Company’s bylaws and other governance documents, and to make all determinations necessary or desirable to implement such provisions, including but not limited to determinations as to whether a person is a nominee or representative of a person, a company or a group, whether a person or company is included in a group, and whether a person is the nominee or representative of a group acting in concert.
•Pursuant to our Corporate Governance Policy, individuals first appointed or elected to the Board of Directors on or after January 1, 2019 will no longer be eligible for re-election to the Board of Directors after their 75th birthday or the completion of their 12th year of service on the Board. For Directors serving before January 1, 2019, who have surpassed or are approaching either or both of these age and service time limits, the Chairperson of the Board and the Corporate Governance/Nominating Committee shall work with any such Board members approaching mandatory retirement to ensure that timing issues are given due consideration and an appropriate transition and renewal of the Board occurs.

Consideration of Recommendations by Shareholders. It is the policy of the Corporate Governance/ Nominating Committee of the Board of Directors of the Company to consider director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board of Directors. The Corporate Governance/Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Corporate Governance/ Nominating Committee does not perceive a need to increase the size of the Board of Directors. Recommended candidates will generally be considered along with other potential nominees as part of the Board’s annual review process. To avoid the unnecessary use of the Corporate Governance/Nominating Committee’s resources, the Corporate Governance/Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

29    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS | CORPORATE GOVERNANCE

Procedures to be Followed by Shareholders. To submit a recommendation of a director candidate to the Corporate Governance/Nominating Committee, a shareholder must submit the following information in writing, addressed to the Chairman of the Corporate Governance/Nominating Committee, care of the Corporate Secretary, at 60 State Street, Boston, Massachusetts 02109:
1.    The name of the person recommended as a director candidate;
2.    All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;
3.    The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;
4.    As to the shareholder making the recommendation, the name and address of such shareholder as it appears on the Company’s books; provided, however, that if the shareholder is not a registered holder of the Company’s common stock, the shareholder should submit their name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and
5.    A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of shareholders, the recommendation must be received by the Corporate Governance/Nominating Committee at least 120 calendar days before the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, advanced by one year. The Company has not received any recommendations from shareholders for director candidates to be considered for election at the Company’s 2022 Annual Meeting of Shareholders.

Board Risk Oversight

The Board oversees the Company’s risk profile and management’s processes for assessing and managing risk, both as a whole board and through its committees. At least annually, the Board reviews strategic risks and opportunities facing the company and certain of its businesses. Other important categories of risk are assigned to designated Board committees that report back to the full Board. In general, the committees oversee the following risks:

Audit Committee	Accounting and Financial Reporting
Compliance with Legal and Regulatory Requirements Related to Accounting and Financial Reporting
Compensation Committee	Compensation Programs
Corporate Governance/ Nominating Committee	Governance Policies and Procedures
Board Organization and Membership
Committee Membership and Periodic Rotation of Chairpersons
Corporate Responsibility & Culture Committee	Customer, Community, and Employee Engagement
Reputational Risk and Business Development
Talent and Culture Development
Environmental Sustainability, Including Climate Risk
Risk Management & Capital Committee	Credit Risk
Interest Rate Risk
Liquidity and Capital Risk
Operational and Strategic Risk
Cyber-security
Regulatory & Compliance	Legal, Regulatory, and Compliance Risk
Information Security

30    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS | CORPORATE GOVERNANCE

Code of Business Conduct and Anonymous Reporting Line Policy

The Company has adopted a Code of Business Conduct that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees. The Code of Business Conduct, sets forth the ethical rules and standards ("code of ethics") by which all employees, officers and directors of the Company and its subsidiaries must conduct themselves, and addresses, among other things, conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. The Code of Business Conduct, which also strictly prohibits harassment of any kind in the workplace, is designed to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, a zero tolerance culture and safe environment free from harassment of any kind, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Paired with the Code of Business Conduct, the Company has also adopted a related Anonymous Reporting Line (also known as the Whistleblower Reporting Line) Policy, under which the Audit Committee maintains and monitors an anonymous “whistleblower” reporting hotline service that all Berkshire personnel are encouraged to use for reporting actual or potential wrongdoing, apparent or suspected violations of the Code of Business Conduct, or other misconduct by any corporate actors. Both the Code of Business Conduct and the Anonymous Reporting Line Policy are reviewed and acknowledged annually by all of Berkshire’s directors, officers and employees, and both are written and implemented to ensure that no retaliation is permitted against any Company personnel who report an incident of harassment or any other misconduct in good faith. Copies of the Company’s Code of Business Conduct and Anonymous Reporting Line (Whistleblower Reporting Line) Policy are available at the Company’s investor relations website (ir.berkshirebank.com).

Anti-Hedging and Pledging Restriction Policy

The Company has adopted a policy that prohibits hedging of Company common stock for all officers of the Company with the title of vice president or higher, all directors, and all persons in the accounting, executive, finance and legal departments (the “Restricted Group”). While there is no prohibition against employees who are not in the Restricted Group to hedge Company common stock, these employees are prohibited from trading Company common stock while in the possession of material non-public information. Under the policy, no person in the Restricted Group may at any time engage in (i) any short sale of Company common stock or other sale of any equity securities of the Company that they do not own, or (ii) any transactions in publicly-traded options, such as puts, calls and other derivative securities based on Company common stock, including, but not limited to, any hedging, monetization or similar transactions designed to decrease the risks associated with holding Company common stock, such as zero-cost collars and forward sales contracts. Generally, a short sale means any transaction whereby one may benefit from a decline in the Company's stock price. In addition, employees, officers and directors are discouraged from pledging Company common stock as collateral for margin purchases or a loan. However, exceptions to this pledging limitation may be granted, if good cause is shown.

31    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS | DIRECTOR COMPENSATION

Director Compensation

The Company uses a combination of cash and restricted stock to attract and retain qualified candidates to serve on the Board. Restricted stock grants are intended to align directors’ interests with those of the Company’s shareholders. The Compensation and Corporate Governance/Nominating Committees review director compensation and benefits annually and make recommendations to the Board. The following table provides the compensation received by individuals who served as directors of the Company during the 2021 fiscal year. Mr. Mhatre does not receive separate compensation for his service on the Board.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)(3)	Total ($)
Baye Adofo-Wilson	68,000	50,000	—	414	118,414
Deborah P. Bailey(4)	43,050	46,350	—	—	89,400
Rheo A. Brouillard(5)	56,000	50,000	—	9,227	115,227
David M. Brunelle(6)	90,550	50,000	—	2,271	142,821
Nina A. Charnley	1,753	34,050	—	—	35,803
Robert M. Curley(7)	56,000	50,000	—	126,315	232,315
John B. Davies	62,000	50,000	—	2,109	114,109
J. Williar Dunlaevy(8)	112,000	50,000	—	2,153	164,153
William H. Hughes III	70,000	50,000	—	414	120,414
Jeffrey W. Kip	10,849	37,850	—	—	48,699
Cornelius D. Mahoney(9)	31,000	50,000	—	2,109	83,109
Sylvia Maxfield	60,000	50,000	—	2,109	112,109
Laurie Norton Moffatt	70,000	50,000	—	2,109	122,109
Jonathan I. Shulman	60,000	50,000	—	2,109	112,109
D. Jeffrey Templeton(9)	28,000	50,000	—	2,109	80,109
Michael A. Zaitzeff	36,900	46,350	—	—	83,250
(1)    On December 10, 2020, the Board of Directors, acting at the recommendation of the Compensation Committee, adopted a New Director Compensation Program, pursuant to which the Board has the discretion to award newly elected or appointed directors pro rata cash fees and equity compensation as of the date they begin their service on the Board. As a result of this program, the following directors received additional cash fees and stock awards in either July 2021 or January 2022 that are reported in this table:

a.Following her election to the Board of Directors for the first time on May 20, 2021, Ms. Bailey was paid a pro rata amount of cash fees in the amount of $8,050 on July 15, 2021, for the period from May 20 to June 30, 2021, and awarded 1,571 shares of Company stock on July 1, 2021, at a value of $46,350, for the period from May 20 to December 31, 2021, which were scheduled to vest in three equal installments on January 30, 2022, January 30, 2023 and January 30, 2024. Ms. Bailey subsequently resigned from the Board of Directors on October 26, 2021, at which time she forfeited the restricted shares awarded to her on July 1, 2022.
b.Following her appointment to the Board for the first time on December 16, 2021, Ms. Charnley was paid a pro rata amount of cash fees in the amount of $1,753 on January 15, 2022, for the period from December 16 to December 31, 2021, and awarded 1,178 shares of Company stock on January 30, 2022, at a value of $34,050, for the period from December 16, 2021 to December 31, 2021, of which 392 shares vested immediately on January 30, 2022, and the remaining 786 shares will vest in equal installments on January 30, 2023 and January 30, 2024.
c.Following his appointment to the Board for the first time on September 22, 2021, Mr. Kip was paid a pro rata amount of cash fees in the amount of $10,849 on January 15, 2022, for the period from September 22 to December 31, 2021, and awarded 1,309 shares of Company stock on January 30, 2022, at a value of $37,850, for the period from December 16, 2021 to December 31, 2021, of which 436 shares vested immediately on January 30, 2022, and the remaining 873 shares will vest in equal installments on January 30, 2023 and January 30, 2024.
d.Following his election to the Board of Directors for the first time on May 20, 2021, Mr. Zaitzeff was paid a pro rata amount of cash fees in the amount of $6,900 on July 15, 2021, for the period from May 20 to June 30, 2021, and awarded 1,571 shares of Company stock on July 1, 2021, at a value of $46,350, for the period from May 20 to December 31, 2021, of which 523 shares vested on January 30, 2022, and the remaining 1,048 shares will vest in equal installments on January 30, 2023 and January 30, 2024. Mr. Zaitzeff has informed the Company that a fund managed by HoldCo received the economic benefits of the cash fees and vested shares of the stock award, and that a fund managed by HoldCo and VM GP II LLC will receive their proportionate amounts of the economic benefits of the remaining unvested shares from the stock award.

32    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS | DIRECTOR COMPENSATION

(2)    Represents the grant date fair value of the restricted stock awards which has been computed in accordance with the stock based accounting rules under FASB ASC Topic 718. Amounts shown are the aggregate grant date fair value of restricted stock awards, with the grant date fair value based on the closing price of the Company’s common stock on the applicable grant date. See Note 20 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2021. Since January 30, 2004, no stock options have been granted to any directors. Directors serving as of December 31, 2021, had the following number of unvested shares of restricted stock and stock options outstanding as of that date:

Name	Unvested Restricted Stock	Stock Options Outstanding
Baye Adofo-Wilson	4,699	—
Rheo A. Brouillard	4,699	—
David M. Brunelle	4,699	—
Nina A. Charnley	—	—
Robert M. Curley	4,699	—
John B. Davies	4,699	—
William H. Hughes III	4,699	—
Jeffrey W. Kip	—	—
Sylvia Maxfield	4,162	—
Laurie Norton Moffatt	4,699	—
Jonathan I. Shulman	4,162	—
Michael A. Zaitzeff	1,571	—
(3)    Reflects dividends paid when restricted stock becomes vested.
(4)    Ms. Bailey resigned from the Company and Bank Boards of Directors, effective as of October 26, 2021.
(5)    Includes $8,813 in imputed income on split dollar insurance recognized by Mr. Brouillard.
(6)    Includes $162 in imputed income on split dollar insurance recognized by Mr. Brunelle.
(7)    The total amount included in “All Other Compensation” reflects Mr. Curley’s annual salary in the amount of $120,000 as Chairman of the New York region of Berkshire Bank and club dues of $4,206.
(8)    Includes $44 in imputed income on split dollar insurance recognized by Mr. Dunlaevy. Mr. Dunlaevy retired from the Company and Bank Boards of Directors, effective as of September 22. 2021.
(9)    Messrs. Mahoney and Templeton retired from the Company and the Bank Boards of Directors, effective as of the 2021 Annual Meeting on May 20, 2021.

Retainers for Non-Employee Directors. The following table sets forth the applicable retainers that will be paid to our non-employee directors for their service on our Board of Directors during 2022.

Annual Cash Retainer for Board Service	$40,000
Annual Cash Retainer for Board Chair	$95,000
Annual Cash Retainer for Board Vice Chair(1)	$65,000
Annual Equity Retainer for Board Service(2)	$65,000
Annual Cash Retainer for Audit Committee Chair	$13,000
Annual Cash Retainer for all other Committee Chairs	$6,000
Annual Cash Retainer for Attendance at Audit Committee Meetings	$12,000
Annual Cash Retainer for Attendance at all other Committee Meetings	$8,000
(1)     This role is not filled at this time.
(2)    Beginning in 2022, restricted equity grants awarded to non-employee directors will vest in full after one year.

33    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

Proposal 2: Advisory Vote on Executive Compensation

Purpose. Performance. Progress.

Background. In accordance with Section 14A of the Securities Exchange Act of 1934, shareholders are being given the opportunity to vote on an advisory (non-binding) resolution at the annual meeting to approve our executive compensation as described below in the Compensation Discussion and Analysis, compensation tables and narrative discussion of NEO compensation presented in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the Company’s executive pay program.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to the Company’s long-term success and enhancement of shareholder value. The Board of Directors believes the Company’s compensation policies and procedures achieve this objective, and therefore recommend shareholders vote “FOR” the proposal.

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

Is the Shareholder Vote Binding on the Company? This is an advisory vote only, and neither the Company nor the Board of Directors will be bound to take action based upon the outcome. The Compensation Committee will consider the vote of the shareholders when considering future executive compensation arrangements.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THIS PROPOSAL.

34    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

Compensation Discussion and Analysis

Purpose. Performance. Progress.

In this section we explain our compensation philosophy, describe the material components of our executive compensation program, and review the 2021 compensation for our Named Executive Officers (“NEOs”) listed below. Their compensation is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement. The following Compensation Discussion and Analysis (“CD&A”) focuses on the key factors we believe shareholders should focus on in their evaluation of our “Say-on-Pay” proposal. This section also discusses the role of the Compensation Committee (“the Committee”).

Named Executive Officers(1)
Nitin J. Mhatre	President, Chief Executive Officer, and Director
George F. Bacigalupo	Executive Vice President, Head of Commercial Banking
Subhadeep Basu	Senior Executive Vice President, Chief Financial Officer
Sean A. Gray	Senior Executive Vice President, Chief Operating Officer
Gregory D. Lindenmuth	Executive Vice President, Chief Risk Officer
Deborah A. Stephenson	Executive Vice President, Chief Compliance and Regulatory Officer
James M. Moses	Former Senior Executive Vice President and Chief Financial Officer
(1)    Titles shown are positions held at Berkshire Hills Bancorp, and in some cases are different from titles held at Berkshire Bank, a fully owned subsidiary of Berkshire Hills Bancorp. Ms. Stephenson became an NEO for the first time at the end of 2021. Ms. Stephenson’s compensation in 2021 was primarily managed by Mr. Lindenmuth.

35    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Executive performance and compensation in 2021 were focused on transitioning executive management, setting out a new strategic plan to improve Company performance and franchise value, and executing on 2021 goals while also managing the ongoing impacts of the global COVID-19 pandemic. The compensation program is managed so that pay depends on performance against targets and is aligned with shareholder interests. The Committee considers market data and advice from its independent compensation consultant when making its decisions.

Named Executive Officers – A Year of Significant Leadership Transitions

The Board approved the appointment of Nitin J. Mhatre to serve as the new President and Chief Executive Officer of the Company and the Bank effective January 29, 2021. The terms of Mr. Mhatre’s employment with the Company were disclosed in his Employment Agreement, which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 26, 2021.

Mr. Mhatre is a senior banking executive with 25 years of community and global banking experience. He served most recently, as Executive Vice President, Community Banking at Webster Bank. In this role, he was responsible for profitable growth of the Community Banking segment at the $31 billion bank and led a diverse team of more than 1,500 employees. Previously, he spent more than 13 years at Citi Group in various leadership roles across consumer-related businesses globally. Following Mr. Mhatre’s employment, Acting CEO Sean Gray resumed his full time focus on his ongoing responsibilities as the President and Chief Operating Officer of the Bank.

Following the resignation of James Moses as Senior Executive Vice President/Chief Financial Officer of the Company and the Bank in March 2021, the Company recruited Subhadeep Basu to assume these responsibilities. Mr. Basu is a senior executive with more than 20 years of global banking, financial and risk management expertise leading transformation and growth. He served most recently as Senior Vice President of Global Institutional Services at State Street, and prior to that he was Senior Vice President of Finance, leading global regulatory reporting, capital strategy and optimization and finance and risk infrastructure. Before joining State Street, he spent more than 15 years at Citigroup, Bank of America, and Ally Financial.

During 2021, Tami Gunsch resigned from her position as Senior Executive Vice President/Head of Consumer Banking. Her position was divided into two positions. Lucy Bellomia was recruited as Executive Vice President/Head of Retail Banking and Ellen Steinfeld was recruited as Executive Vice President/Head of Consumer Lending and Payments. Deborah Stephenson, existing Senior Executive Vice President/Chief Compliance and Regulatory Officer, was designated as a Named Executive Officer pursuant to SEC guidelines and appears as an NEO for the first time in the compensation tables.

The above transitions were handled seamlessly, reflecting the excellent succession plan and transitions protocols in place. Transitions also benefited from strong recruitment and retention of other management and integration of leadership around common goals of charting a new strategic direction and exceeding expectations in delivering on current year objectives. Compensation payments shown in the compensation tables include pro rating of compensation amounts based on time in service in the designated roles.

36    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
New Strategic Plan

In May 2021, the Company announced its Berkshire’s Exciting Strategic Transformation (BEST) plan. The comprehensive BEST plan is targeted to improve the customer experience, deliver profitable growth, enhance stakeholder value and strengthen Berkshire’s community impact with improved focus on long-term efficiency, its customers, and its communities. The plan has three major pillars; optimize, digitize, and enhance. The BEST plan has five major goals to enhance shareholder value over the three-year plan period:

•Return On Tangible Common Equity (ROTCE): 10 -12%

•Return on Assets (ROA): 1.00 - 1.05%

•Annual Pre-tax Pre-Provision Net Revenue (PPNR): $180 - 200 million

•Net Promoter Score (NPS) in top quartile among New England banks

•ESG ranking in the top quartile nationally based on composite metrics tracked by the Company

2021 Financial Results and Operations

The Company rebounded strongly from the pandemic impacted performance in 2020. Earnings per share recovered to $2.39 from a loss of $10.60 per share in 2020 and were up 21% over $1.97 reported in 2019. Return on equity nearly doubled to 10.18% in 2021, compared to 5.75% reported in 2019, and advanced more rapidly than peers. Earnings improvement reflected stronger credit performance and also included gains achieved in disposing of lower return business lines.

The Company’s 2021 pandemic support of its markets included processing of loan forgiveness for the Paycheck Protection Program (“PPP”) phase I loans, and facilitating PPP phase II loans in 2021 in partnership with a third party. Collectively, these loans provided more than $1 billion in support to Berkshire’s markets. The Company also continued to work with borrowers needing COVID related loan modifications, which originally totaled more than $1.5 billion, gradually helping nearly all of the borrowers to return to regular payment schedules by year-end 2021. The related improvement in the Company’s credit profile contributed strongly to the reduction in the loan loss provision compared to 2020. The Company’s earnings also benefited from processing of PPP loan forgiveness and loan applications, together with a decrease in nonperforming loans.

The Company supported its workforce with remote work while maintaining physical and digital customer access despite managing branch operating reductions during pandemic surges. The Company’s emphasis on technology and virtual customer service facilitated branch consolidations and other efficiencies that enhanced customer engagement and supported improved profitability.

Under its new executive leadership, the Company is expanding its frontline bankers, its digital technologies, and its fintech partnerships in support of its vision to be a high performing, leading socially responsible community bank in New England and beyond.

2021 Say on Pay Voting Results.

At the last annual meeting of shareholders on May 20, 2021, shareholders voted 97% in the affirmative to approve the NEO compensation as set forth in the Proxy Statement. The Compensation Committee values shareholder feedback and considers such feedback as part of its review and considerations related to executive pay programs.

37    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Summary of 2021 Compensation Decisions

Our executive compensation program targets median NEO pay compared to our peer group when we achieve our goals, with actual pay designed to vary below or above target based on our performance against our goals. Our target direct compensation for 2021 was not materially changed from the last two years.

As in the past, short-term incentive compensation was paid in cash and varies to reflect our performance of annual goals/budget. Long-term compensation was granted in the form of restricted stock which continued to consist of 60% performance-based shares with a three-year cliff vesting schedule, and 40% time-based restricted stock with 3 year incremental vesting (i.e. 1/3 each year).

Actual 2021 performance exceeded internal objectives and most external sell-side consensus estimates early in the year, as the Compensation Committee set challenging, yet achievable goals. As a result, the short-term incentive compensation was paid at 150% of target. This compares to 2020 NEO short-term incentive compensation which was paid 50% below the original target due to pandemic impacts on the Company.

The three year long-term incentive performance grants for the performance period 2019 – 2021 did not achieve threshold goals due to the Company’s relative underperformance primarily in 2020, and this component of incentive compensation was forfeited. This compensation had constituted approximately 24% of total direct compensation when granted in 2019. The maturing long-term performance compensation in 2020 was also forfeited in that year.

Compensation earned in 2021 rewarded our performance improvement over 2020 and achievement exceeding our budget and first year BEST goals. In comparison, compensation earned in 2020 was significantly lower than the prior year, as a reflection of 2020 performance and associated challenges. This reflects our continued pay-for-performance philosophy.

The Compensation Committee believes the compensation program provided appropriate performance incentives against pre-established strategic goals and in consideration of the Company’s 69% total shareholder return in 2021, as well as the development of the BEST plan for future franchise enhancement.

38    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Highlights of our Compensation and Governance Programs

WHAT WE DO
Pay for Performance: A significant portion of each NEO’s annual direct compensation target is variable and tied to company and individual performance results. The Company uses a mix of performance metrics and our short- and long-term plans provide a balanced timeframe for incentive opportunities. Our long-term incentive program grants the majority (i.e., 60%) as performance shares that vest based on pre-defined performance goals.

Link Performance Measures with Strategic Objectives: Performance measures and individual goals for incentive compensation are linked to strategic, operating and financial goals approved by our Board and designed to create long-term shareholder value.

Annual Say-on-Pay Vote: We conduct an annual Say-on-Pay advisory vote and evaluate voting results.
Shareholder Engagement: As part of the Company’s shareholder outreach program, members of the Committee and members of management welcome engagement with shareholders to better understand their perceptions and views on our executive compensation program.

Independent Compensation Consultant: The Committee engages its own independent compensation consultant to review the Company’s executive compensation program and practices.
Stock Ownership Guidelines: We have significant stock ownership guidelines requiring our executives and directors to hold substantial equity ownership.
Clawback Policy: The clawback policy allows the Board to recover incentive compensation paid to an executive if the financial results that the compensation was based on are materially restated due to fraud, intentional misconduct or gross negligence.

Incentivize Sound Risk Management: Our compensation program includes features intended to discourage employees from taking unnecessary and excessive risks, including balanced performance metrics, emphasis on long-term shareholder value creation, and clawback provisions. The Chief Risk Officer conducts an annual risk assessment which is used by the Committee in assessing the soundness of the compensation program.

WHAT WE DON'T DO
Gross-ups for Excise Taxes: We have not provided change-in-control tax gross-ups clauses since 2008, nor do we have any intention to include this feature in future contracts. At this time, one legacy NEO change in control agreement remains in place with this feature; the potential impact of this contract clause is not material.

Hedging and Pledging: All of our officers with the title of vice president or higher, directors, and all persons in the accounting, executive, finance and legal departments are prohibited from engaging in hedging, monetization, derivative or similar transactions with Company securities. We also have a policy that discourages pledging of company securities, with very limited exceptions.

Employment Contracts: Our executives, with the exception of the CEO, are all employed “at will” and the relationship may be terminated by the Company or the employee at any time without any severance payments. The CEO is employed under a three year contract. Documented change-in-control arrangements align management and shareholder interests.

Dividends on Unvested Equity Awards: We do not pay dividends on any restricted stock compensation until vested.

39    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and Decision Making Process

The primary philosophy and objective of our compensation program is to align the interests of our executives with shareholders by rewarding performance against established corporate financial and strategic goals, solid executive leadership and strong individual executive performance. We strive to attract, motivate and retain a highly qualified and talented team of executives who will lead Berkshire to maximize long-term performance and earnings growth. The Committee regularly reviews executive compensation program elements to ensure they are consistent with safe and sound business practices, regulatory requirements, emerging industry best practices and shareholder interests.

Executive Compensation Key Principles

Our philosophy is to provide an executive compensation program that rewards long-term value for our shareholders and promotes sound risk management. The key principles that support our philosophy are:

✓ Attract and retain highly talented executives committed to our success

✓ Pay for performance

✓ Align executive interests with those of our shareholders

✓ Manage risk through oversight and compensation design features and practices

Important features of our program are:

✓ A significant portion of direct pay is variable and performance based

✓ A meaningful portion of pay is equity-based to align our executives with shareholder interests

✓ The long-term incentive is 60% based on performance and 40% based on time

The charts below illustrate our 2021 target direct compensation for the NEOs named at year-end. The direct compensation structure is targeted towards the peer median, and NEO highlights include:

•44% Variable Performance Based

•32% Equity Based

40    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Key Principles That Support Our Philosophy

Attract and retain highly talented executives committed to our success	●	Provide competitive total compensation that enables us to attract and retain highly talented executives with experience and leadership abilities to grow and sustain our business
	●	Target total compensation opportunities to reflect the median of market; defined as banks similar in size and business model to Berkshire
Pay for performance alignment	●	Measure our success through a balanced portfolio of performance metrics that rewards corporate and individual success
	●	A significant portion of total compensation is “at risk” and based on short and long-term performance
	●	Financial performance results fund our annual incentive plan and determine a portion of long-term equity vesting
	●	Long-term equity compensation was granted with 60% of the grant tied to 3-year performance and 40% time-based with vesting over 3 years
Align executive interests with those of our shareholders	●	Performance goals are directly aligned with our strategic and operating objectives targeted towards long-term shareholder value
	●	Rigorous stock ownership requirements to ensure our executives hold stock throughout their tenure as executives
	●	A significant portion of executive compensation, consisting of our long-term incentive, is in the form of Company shares
Manage risk through oversight and compensation design features and practices	●	Total compensation program incorporates a balanced approach that includes pay that is fixed and variable, short- and long-term, and in the form of both cash and equity
	●	Multiple goals in our incentive plans to reinforce financial, operational, risk, and shareholder considerations
	●	Committee can apply discretion to negatively adjust incentive compensation in consideration of risk management objectives
	●	Balance of short-term and long-term incentives, cash and equity, annual and multi-year performance periods, with 3 year performance in the long-term plan
	●	Incentive plan caps for maximum payments
	●	Clawback policy that allows for recoupment of compensation for financial restatement or misconduct
Compensation Drivers	●	Incentive plans designed to encourage achievement of our strategic business goals and reinforce our business values
	●	Pay levels that are fair, competitive and internally equitable
	●	A focus on the attainment of our vision, business strategy, operating imperatives, and results
	●	Recognition of Company and individual performance
	●	Consideration of market and best practices

41    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Decision-Making Process

Our Committee, which is composed solely of independent directors, is responsible for establishing, implementing and continually monitoring all elements of compensation for the NEOs.

Setting Performance Goals
•Each year the Committee reviews our compensation program to determine competitiveness and effectiveness, and evaluates whether any changes should be made for the next fiscal year.
•Annually, the Committee establishes Company financial and CEO individual performance goals which are set to be challenging, yet achievable. The CEO sets individual performance goals for each of the other NEOs, subject to the review of the Committee. The individual goals are designed to drive our strategic corporate goals.
•The Committee meets regularly throughout the year, both with management and in executive session to review Company performance against the performance goals.

Determining Compensation
•In the first quarter of each fiscal year, the Committee approves the components of compensation for each NEO. As part of the planning process, performance goals are set for each corporate performance measure.
•The Committee annually conducts a review of each NEO and the Company’s performance measured against established financial and individual performance goals. As part of this review process, the CEO reviews with the Committee the performance of each NEO relative to the individual goals and presents his compensation recommendations based on his review. The Committee then independently reviews and, if desired, modifies any compensation recommendations prior to approving all compensation decisions for the NEOs.
•The CEO’s performance is reviewed by the Committee in conjunction with a self-assessment and a formal CEO evaluation process and discussion with other independent directors. The CEO is not present when the Committee makes decisions on his compensation. The Committee meets with the CEO to present its decisions and review the Board’s assessment of his performance.
•The Committee’s objective is to ensure that total compensation paid to the NEOs is fair, reasonable and performance based, while aligning with shareholder interests. In addition, the Committee annually conducts an executive compensation review with the compensation consultant to set compensation opportunities and ensure market competitiveness. The consultant also provides periodic assessment of pay-performance alignment.

Contribution from the Independent Compensation Consultant
•Each year the Committee meets with the compensation consultant to review industry compensation trends and review current market compensation data. During 2021, the Committee’s independent compensation consultant provided consultations, data and advice to the Committee on request. The Compensation Committee Chair has regular contact with the independent consultant who also meets in executive session with the Committee on request.

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COMPENSATION DISCUSSION AND ANALYSIS
Factors Considered in Compensation Decision Process

The Committee considers many factors when making pay decisions throughout the year. In addition to the market data provided by the independent consultant, the Committee also considers various analyses, information, and input, which may include:

> Overall operational and financial performance
> Total shareholder return on an absolute and relative basis and stock price performance
> Executive individual performance results relative to their individual financial and strategic goals
> Strategic plan progress and performance relative to annual budget
> Demonstration of behaviors that support our culture and brand
> Support of corporate responsibility and environment, social and governance (ESG) goals
> Support of human capital and diversity, equity & inclusion (DEI) activities
> Executive stock ownership levels
> Qualitative input from the Committee and other independent directors
> External influences, economic conditions and industry factors
> Risk review considerations
> Income tax factors
> Internal equity
> CEO pay ratio
> Compensation trends and best practices
> Advisory Say on Pay voting results

Due to the pandemic and the CEO transition, the Committee endeavored to be particularly attentive to input from internal and external sources in order to have the most comprehensive understanding and communications related to Company performance and executive compensation.

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COMPENSATION DISCUSSION AND ANALYSIS
Benchmarking Analysis - Compensation Peer Group

The Committee considers the structure of compensation programs and pay levels at other publicly traded banks similar in size and business model to Berkshire when evaluating our compensation program. Typically the Committee’s independent compensation consultant conducts a comprehensive competitive market analysis annually using the peer group and other industry survey data. However, given the uncertainty resulting from the pandemic, the Committee decided not to request a full formal update from its independent compensation consultant since the pay program and targets were remaining generally the same.

2019 Peer Group: The peer group developed in 2019 by the consultant in conjunction with management and approved by the Committee is shown below. This is the peer group used to update CEO benchmarking for reference when hiring the new CEO in January 2021. (Note: one 2019 peer bank, CenterState Bank was excluded due to its acquisition by South State Corporation). When it was developed, this group of 24 banks reflected banks approximately ½ to 2x Berkshires’ size and had a median asset size of $13.3 billion, placing Berkshire Hills Bancorp at the 54th percentile compared to this peer group. The peer group is listed below.

Ameris Bancorp	Home BancShares, Inc.
Atlantic Union Bankshares Corporation	Independent Bank Corp.
BancorpSouth Bank	NBT Bancorp, Inc.
CenterState Bank Corporation	Old National Bancorp
Community Bank System, Inc.	Renasant Corporation
Customers Bancorp, Inc.	Simmons First National Corporation
First Financial Bancorp	South State Corporation
First Merchants Corporation	TowneBank
First Midwest Bancorp, Inc.	Trustmark Corporation
Fulton Financial	United Bankshares, Inc.
Great Western Bancorp, Inc.	United Community Banks, Inc.
Heartland Financial USA, Inc.	WesBanco, Inc.

2021 Peer Group: In June 2021 the consultant updated the peer group. The criteria reflected exchange traded banks in the Northeast of similar size (i.e. approximately ½ to 2x Berkshires’ size). Banks involved with mergers, banks with different business models, and smaller banks were excluded. The result was a peer group of 18 banks with a median asset size of $12.2 billion, positioning Berkshire at the 50th percentile based on asset size. The peer group is listed below:

Brookline Bancorp	Lakeland Bancorp
Community Bank System	NBT Bancorp
Customers Bancorp	Northwest Bancshares
Eagle Bancorp	OceanFirst Financial Corp.
First Commonwealth Financial	Provident Financial Services
Flushing Financial	S&T Bancorp
Fulton Financial	Sandy Spring Bancorp
Independent Bank Corp.	Tompkins Financial
Investors Bancorp	WSFS Financial

44    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Program Elements and Pay Decisions

Direct compensation consists of three main components: Base Salary, cash based Short-Term Incentive (“STI”), and stock based Long-Term Incentive (“LTI”). Total compensation includes a fourth component of Other Compensation which includes Benefits and Perquisites. Incentive based compensation includes the use of non-GAAP performance measures. For a reconciliation of non-GAAP measures to their most directly comparable GAAP financial measures, please see Appendix A. Compensation program elements and pay decisions are determined in a balanced framework to achieve program objectives.

Base Salary

The Company’s base salary program is designed to provide competitive base pay reflective of an executive’s role, responsibilities, contributions, experience, leadership and performance. Salaries are generally targeted to be within the range of market median and are expected to sufficiently discourage inappropriate risk taking by executives. Incentive compensation targets are tied to base salary, so salary changes flow through to other compensation program components.

2021 Salary Summary. Base salaries are typically reviewed at the beginning of each year based on the Committee’s review of market data, executive performance and internal equity. There were no changes to the 2021 salaries compared to 2020 salaries for each role shown below. Actual salaries paid in 2021 were prorated based on time in position for the new CEO and CFO.

	2020	2021
Role	Salary	Salary
President and Chief Executive Officer	$725,000	$725,000
Chief Operating Officer	$550,000	$550,000
Chief Financial Officer	$430,000	$430,000
Head of Commercial Banking	$375,000	$375,000
Chief Risk Officer	$300,000	$300,000
Chief Compliance and Regulatory Officer	$275,000	$275,000
Note: Table does not include adjustments for the COO’s service as Acting CEO in 2020 & 2021, although such pay is reflected in the Summary Compensation values.

45    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Short-Term Incentive Program (STI)

The Company’s short-term incentive compensation program is designed to compensate executives for executing the Company’s strategic plan and achieving critical annual performance goals. The STI program provides meaningful “pay-at-risk” that is earned each year based on performance results. It also seeks to motivate and reward achievement of specific Company, business unit and individual performance goals with competitive compensation when performance goals are achieved; above or below median pay when performance results are above or below goals.

2021 Short-Term Incentive Summary: There were no material changes to target short-term incentive opportunities, which remained unchanged as a percentage of salaries (also unchanged for 2020). Actual incentive payouts were earned at 150% of target in 2021 due to outperformance on all targets. In comparison, payouts were only 50% of the original target in 2020, reflecting our pay-for-performance philosophy with underperformance during the pandemic. Individual performance was not used to vary payouts in recognition of the teamwork approach to the Company’s transformation.

Overview of Process. The Company’s executive STI program includes a group of executive and senior managers, including the NEOs. The Committee sets and approves incentive award targets for each participant (defined as a percentage of salary) at the start of each year, based on competitive market data. An incentive pool is established based on the total of the targets of plan participants.

The actual STI pool funding is determined based on a formulaic calculation of Company performance against defined quantitative financial metric goals, without discretion (“the Corporate Scorecard”). The Committee sets target, threshold and stretch goals for each incentive metric based on the business plan and Board approved budget. Target goals (reflective of our budget) are expected to have some stretch and not be “guaranteed”. Threshold performance goals and awards are intended to reward solid performance but at reduced payout levels. Stretch performance is expected to represent strong performance that is unlikely, but possible, if we exceed all our goals.

Each metric (see table below) is equally weighted (i.e. 20% for each of the five financial metrics) The incentive pool funding at year-end is based on actual corporate performance against the performance targets, with the total pool funding ranging from 0% - 150% of target. The weighted metrics are referred to as the Corporate Scorecard. Additionally, one metric is chosen as a trigger or gate, with no funding of the pool if that trigger is not met.

The Committee approves the Corporate Scorecard as well as the President and Chief Executive Officer’s individual goals. The CEO prepares goals for NEOs; the Committee can modify the goals at its discretion and approves the final goals. Once the Corporate Scorecard results and pool funding are known, individual performance is assessed to determine and allocate the actual awards from the amount that has been funded to the pool. The Committee determines individual awards in consideration of Individual performance but with the discretion to consider other factors such as Company performance shortfalls and/or regulatory and safety and soundness concerns and/or based on risk management considerations. The maximum award for any participant, in consideration of Corporate and Individual performance, is capped at 150% of target.

46    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Target Incentive Opportunities. For 2021, as in previous years, individual NEO STI target amounts were established at and defined as a percent of salary. There were no material changes in 2021 annual incentive targets compared to the original 2020 incentive targets. In 2020, STI target amounts were reduced by 50% from the original target amounts due to the impacts of the emergence of the COVID 19 pandemic. The table below illustrates the annual incentive target amounts, expressed as a percentage of salary.

	2020 Original	2021
Role	Target % of Salary	Target % of Salary
President and Chief Executive Officer	75%	75%
Chief Operating Officer	60%	60%
Chief Financial Officer	45%	45%
Head of Commercial Banking	45%	45%
Chief Risk Officer	30%	30%
Chief Compliance and Regulatory Officer	30%	30%
Note: Table does not include adjustments for the COO’s service as Acting CEO in 2020 & 2021.

Company Measures and Funding of the Incentive Pool

The Committee establishes performance goals for the Corporate Scorecard that determine the pool available for payout of incentive compensation. The Committee also establishes a minimum trigger or gate level of performance, which is defined as 75% of targeted core earnings per share, which must be achieved in order for the plan to fund any compensation. Once the minimum is achieved, the incentive pool funding is determined based on Company performance relative its performance goals.

The Committee established five corporate performance metrics, evenly weighted, to constitute the performance measures for the operation of the 2021 STI (the “Corporate Scorecard”). This is similar to the approach in years prior to 2020. The five measures chosen for 2021 are shown below. These goals were established in the second quarter of 2021 in order to include consideration of input and plans from new executive management that joined the Company in the first quarter.

The Committee also established the plan trigger at 75% of the EPS target shown below, or $0.79 per share. A Core EPS result below this trigger would result in no funding for the plan.

Plan Goals
Performance Measure	Definition	Weight	Threshold	Target	Stretch
EPS ($)	Core Earnings Per Share	20%	$0.84	$1.05	$1.26
ROE (%)	Core Return on Equity	20%	3.63%	4.54%	5.45%
ROA (%)	Core Return on Assets	20%	0.37%	0.46%	0.55%
Efficiency Ratio (%)	Core Efficiency Ratio	20%	80.10%	76.10%	72.10%
Asset Quality - NCO (%)	Net Charge-offs/Avg Loans %	20%	0.77%	0.64%	0.51%
Note: The measures identified as Core are non-GAAP financial measures. These measures are identified as “Adjusted” measures in the SEC Form 10-K. They exclude items not viewed as related to ongoing operations. Their use, definitions, and reconciliations to GAAP measures are discussed more fully in the Form 10-K. For a summary of the reconciliation of these non-GAAP performance measures, please see Appendix B.

The measures used in the prepandemic year of 2019 also included Core EPS, Core Return on Assets, and the Efficiency Ratio. The previous asset quality metric measured the level of criticized assets. This metric was changed in 2021 to more directly focus on the loan charge-off ratio as a measure impacting financial condition. The Committee added a fifth metric of Core Return on Equity in 2021 to introduce a measure more correlated with the market valuation of the Company’s stock.

47    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
For the earnings measures, the thresholds were set at 80% of target and stretch goals were set at 120%. The efficiency ratio ranges were set at approximately 5% above or below target. The charge-off ratio ranges were set at approximately 20% above or below target. These ranges were broadened out from the prepandemic year of 2019 to reflect the greater range of strategies, outcomes, and uncertainties in the current environment. For the efficiency and charge-off ratios, a lower result is better.

The 2021 core earnings related targets reflected expected improvement from 2020 results. They also reflected prevailing trends and conditions, and were generally consistent with mean consensus estimates of Company 2021 performance at the time that the targets were set.

The Core EPS and efficiency targets anticipated that near term impacts of new strategic initiatives might require higher investment in expenses and delays in revenue growth as transformational initiatives were implemented while loan runoff was still ongoing. Additionally, these targets allowed management flexibility to accumulate liquid short term investments which held back 2021 earnings, in order to benefit from anticipated interest rate increases in 2022 and beyond.

The net charge-off target reflected the elevated credit loss allowance and uncertainties about pandemic impacts on problem loan collections. The charge-off target was generally similar to the consensus estimates based on the Company’s credit profile and industry expectations. It was also within a range consistent with the allowance for credit losses on loans in the Company’s audited statement of financial condition at year-end 2020.

The 2021 STI performance and payout results are shown below. Management outperformed the stretch goals on all five measures and achieved a 150% pool funding as a result.

•This was primarily due to stronger credit performance as economic conditions improved and management’s programs for credit administration of loans to COVID-sensitive industries resulted in most credit related metrics improving to prepandemic levels by the end of 2021.
•This improvement resulted in lower credit loss provision expense than anticipated, which contributed to outperformance of the earnings based measures, along with the asset quality measure.
•The efficiency ratio also outperformed the stretch goal, and initiatives to lower funding costs and operating costs resulted in stronger operating earnings compared to plan and consensus.

By the end of the year, our performance contributed to an improved outlook for future loan growth and interest income growth. The Company’s improved results and condition were supportive of further stock repurchases and the Company announced a new stock repurchase program in January 2022. The Company’s relative stock outperformance continued after 2021 performance results were announced, with its stock price reaching near two year highs.

Plan Goals
Performance Measure	Definition	Weight	Result	Payout Funding	Pool Allocation
EPS ($)	Core Earnings Per Share	20%	$1.69	1.50%	30.00%
ROE (%)	Core Return on Equity	20%	7.20%	1.50%	30.00%
ROA (%)	Core Return on Assets	20%	0.70%	1.50%	30.00%
Efficiency Ratio (%)	Core Efficiency Ratio	20%	69.96%	1.50%	30.00%
Asset Quality - NCO (%)	Net Charge-offs/Avg Loans %	20%	0.29%	1.50%	30.00%
		Total Payout			150.00%

In addition to performance exceeding 2021 targets, management announced a three year strategic transformative plan intended to achieve double digit return on tangible common equity and an ROA over 100 basis points, along with other franchise enhancing targets such as customer satisfaction and ESG performance. Together with assessing financial performance results, the Committee also considered any risk, regulatory or shareholder issues and determined that there was no basis for adjusting the pool funding downward in 2021.

48    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Individual Performance Considerations. Once the pool funding was determined, the Committee evaluated individual incentive fundings for each NEO. As it did in 2020, the Committee decided to provide all NEO’s awards at the Corporate pool funding rate, which was 150% of target in 2021. This reflected the goal of recognizing leadership teamwork in a transformative year while also responding to the ongoing pandemic challenges and the interconnections between short-term and long-term initiatives and seamless execution in serving the Company’s communities. The Committee noted the following NEO contributions to 2021 results:

Mr. Mhatre, President and Chief Executive Officer
•Joined the Company and led Berkshire to outperformance and superior shareholder returns in his first year.
•Successfully accomplished executive recruitment while maintaining strong senior management retention and performance.
•Engaged throughout the year with investors to communicate the Company’s vision and transformational plan, and responded to input about capital management strategies.
•Focused the Company on core strengths, recruiting new front-line bankers across many business lines, and selling and realizing capital value of less core insurance operations..
•Led development of DigiTouchTM strategy combining leading edge technology initiatives with personal service as central approach to banking service.
•Led rollout of Berkshire Community Comeback $5 billion community lending and financing plan to support economic recovery, access to services, and evolution of our communities.
•Oversaw deepening of ESG programs and improvements to ESG ratings with the objective of being the leading socially responsible bank in New England and beyond.

Mr. Bacigalupo, Head of Commercial Banking
•Oversaw successful Paycheck Protection Program (“PPP”) Phase II for critical business support during pandemic. Also managed SBA forgiveness procedure for PPP borrowers.
•Managed down credit exposure to COVID sensitive industries while working with borrowers to graduate from pandemic related loan modifications back to scheduled debt service payments.
•Oversaw recruitment and expansion in New Haven, Providence, Asset-Based Lending, and other targeted markets.
•Maintained solid credit performance through processes of credit selection and administration.

Mr. Basu, Chief Financial Officer
•Joined company and successfully led financial aspects of Company outperformance of objectives
•Recruited and strengthened key functions within financial division.
•Worked with new investor relations officer to deepen relationships with investment community and expand research coverage of BHLB stock.
•Developed and implemented stock repurchase program in 2021 and announcement of new program in 2022.
•Oversaw new procurement management function to target improved procurement, efficiency, and resource management across the company.
•Introduced new analytics and reporting to support business lines.

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COMPENSATION DISCUSSION AND ANALYSIS

Mr. Gray, Chief Operating Officer
•Successfully led Company through completion of the transition of the CEO role.
•Completed sale of Mid-Atlantic branch operations and consolidated 16 branch offices on time and on plan to support improved focus and efficiency of Company operations. Executed sale of insurance operations while maintaining a referral partnership.
•Managed shifts in operations due in response to changing pandemic conditions.
•Oversaw technology and strategic planning functions in year of transformation.
•Oversaw expansion of targeted business lines including SBA lending, wealth management, and private banking.
•Provided leadership for human capital management, corporate responsibility, and internal and external communications in support of all stakeholder relationships.
•Supported development of Berkshire Community Comeback and supported deepening of ESG programs and development of ESG Committee.

Mr. Lindenmuth, Chief Risk Officer
•Outperformed net loan charge-off objective, contributing to asset quality and earnings outperformance.
•Achieved pre-pandemic levels for most asset quality metrics.
•Oversaw regulatory relations and approvals of shareholder distributions.
•Expanded and deepened enterprise risk management processes.

Ms. Stephenson, Chief Compliance & Regulatory Officer
•Maintained strong ongoing compliance profile.
•Supported evolution of compliance program to support new initiatives in strategic transformation program.
•Upgraded compliance training and compliance programs.
•Managed compliance oversight through shifting regulatory and state directives during the pandemic response.

50    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Long-term Incentive Plan (LTI)

The Company’s long-term incentive/equity compensation program is designed to align senior executives with long-term interests of the Company and shareholders through stock-based compensation. The program also seeks to provide reward for targeted multi-year performance, encourage stock ownership, and enhance our ability to retain our top performers.

2021 Long-Term Incentive Summary. As in recent years, the 2021 long-term incentive program was comprised of 60% performance shares that cliff-vest after three years based on pre-defined goals, and 40% time-based restricted shares which vest over three years, with 1/3 vesting at the end of each year. There were no major changes in the amount of the LTI grants for the last two years.

LTI Program Overview. Each year in the first quarter the Committee determines the terms of the long-term incentive program, including participants, target opportunities for each role (defined as % of base salary), and the form and amount of compensation granted. These determinations included input and consideration of peer market data and practices as well as recommendations provided by the compensation consultant.

Long-term incentive compensation is intended to:
•Provide a meaningful portion of total compensation in stock-based awards
•Align executives with our shareholders
•Reward long-term performance and avoid excessive risk taking
•Encourage retention of our key senior executives
•Balance compensation rewards with risk through long-term vesting tied to performance

The Committee also considered incentives provided by different award types, shareholder returns, avoiding excessive risk taking and encouraging and maximizing employee retention. As in recent years, the Committee decided that performance shares and time-based restricted stock grants with three-year vesting schedules were the most appropriate form of equity compensation for the long-term incentive grant. The total award granted is split into two components: 60% performance shares and 40% time-based shares.

51    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Targets and Grants. The target long-term incentive compensation is set as a percentage of salary utilizing peer market data and input from the compensation consultant. The target percentages are listed below. Actual grant values may be by higher or lower than the target opportunity, to a maximum of up to 150% of the target incentive opportunity, based on the Committee’s assessment of a variety of factors, including Company performance, individual performance, retention considerations and affordability. For 2021, the annual grants to the NEO’s were made at target. The table below describes each executive’s target long-term incentive opportunity as a percentage of salary.

Title	2020 Target Long-Term Incentive Opportunity	2021 Target Long-Term Incentive Opportunity
President and Chief Executive Officer	105%	95%
Chief Operating Officer	80%	85%
Chief Financial Officer	60%	60%
Head of Commercial Banking	60%	60%
Chief Risk Officer	40%	40%
Chief Compliance and Regulatory Officer	40%	40%
    Note: Table does not include adjustments for the COO’s service as Acting CEO in 2020 & 2021.

The former CFO received a grant at target in January which was subsequently forfeited at the time of his resignation. The new CFO joined the Company after the LTI program grants were made in January. The new CFO received a one-time $100,000 (23% of salary) stock grant when he joined the Company. The grant vests 50% in annual increments over 3 years and 50% cliff vest after 3 years’ service.

LTI Vesting

Once the grant value is determined, 60% is granted as performance shares and 40% is granted as time-based restricted stock. Time-based restricted stock vests 1/3 each year over three years. Performance shares cliff-vest at the end of the three-year performance period based on actual performance compared to predefined goals as described below.

Performance Share Metrics and Goals

The performance shares are tied to performance metrics and goals approved by the Committee in the first quarter of 2021 for a three-year performance period (i.e., 2021 - 2023). In 2021, the Committee maintained the same two performance goal categories from 2020: Relative Change in Core ROTCE and Relative TSR. Each performance metric was assigned a 50% weight for determining future performance against goals. The actual number of performance shares that vest will be determined at the end of the three-year period depending on Company performance against the three-year goals. Both of the performance measures evaluate our relative performance compared to an objective Industry Index.

The first measure, relative Change in Core ROTCE, is a relative measure of growth in core return on tangible common equity (“Core ROTCE”), which is one of the most significant financial measures utilized by shareholders in valuing the Company. Positioning this goal as a relative measure incentivizes our NEOs to grow Core ROTCE at a rate that exceeds our peer group to achieve targeted compensation, thereby rewarding outperformance.

The second measure, relative TSR, is formulated to measure our ability to deliver superior share price returns relative to our peer group over the defined three-year time period. The threshold, target, and stretch performance levels are set at 30th percentile, 50th percentile, and 75th percentile for the relative TSR.

52    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Our performance is measured relative to a defined Industry Index comprised of all publicly-traded banks and thrifts between $7 billion and $30 billion in assets located in the United States. The Company ranked in the 47th percentile of this group when it was defined. In order to be counted in the final calculations, a peer company must remain a publicly-traded institution at the end of the performance period ending at year-end 2023. The Committee did not significantly change the index criteria for the 2021 grant from the criteria used for the 2020 grant.

2019 to 2021 Long-Term Incentive Plan Results

The 2021 year concludes the performance grant made under the 2018 Long-term Incentive Plan which was established in the first quarter of 2019 and was intended to reward performance results over the three-year period, 2019 to 2021. The final number of shares earned pursuant to those awards was determined based on the Company’s actual results for the three-year period. For the second year in a row, there was no payout under the long-term performance incentive due to the impact of the pandemic on the Company’s performance.

The terms of the 2019 LTI grant were discussed in the 2020 Proxy Statement. The two equally weighted performance measures were relative improvement in Core Return on Tangible Common Equity and relative Total Shareholder Return (TSR).

The Company’s relative performance based on these two measures was compared to the Industry Index and due to performance impacted by the pandemic, actual results did not achieve our threshold level of performance and as a result, the grant was forfeited.

The performance based LTI incentive compensation constituted 24% of the NEO direct compensation granted in 2019. All of this compensation was forfeited for NEOs remaining in the plan and the plan operated as intended to withhold compensation that does not achieve Company objectives.

Benefits and Perquisites

The Company’s benefits program is designed to be competitive and cost-effective. All employees are provided core benefits including medical, retirement, life insurance, paid time off, and leaves of absence. The Company provides NEOs with perquisites and other benefits that the Committee believes are reasonable and consistent with its overall compensation philosophy. The Committee reviews the NEOs’ total benefits package on a regular basis to determine the competitiveness and appropriateness of providing executive benefits.

In 2019, the Company entered into a supplemental executive retirement agreement with Mr. Gray and in 2021 the Company entered into a supplemental executive retirement agreement with Mr. Mhatre. The Company does not offer other NEOs or any other executive a supplemental retirement arrangement or other non-qualified deferred compensation program. For additional information regarding the supplemental retirement arrangements, please see the section headed “Executive Compensation - Non-qualified Deferred Compensation.”

Some of the Named Executive Officers are eligible for modest perquisites such as automobile allowance, financial planning and membership fees. No membership fees were paid in 2021. The Company also maintains a long-term care insurance plan to supplement the Company’s disability plan for Mr. Gray. Overall perquisites are a relatively modest element of the compensation program. Benefits and perquisites are reported under All Other Compensation in the Summary Compensation Table,

53    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Potential Post Termination or Change in Control Benefits

An important consideration in our ability to attract and retain key personnel is our ability to minimize the impact on our management team of the possible disruption associated with our analysis of strategic opportunities and to be completely aligned with shareholder interests. Accordingly, we believe that it is in the best interest of the Company and its shareholders to provide our NEOs with reasonable financial arrangements in the event of termination of employment following a change in control or involuntary termination of employment for reasons other than cause following a change in control. The Company maintains an employment agreement with its Chief Executive Officer and change in control arrangements with the other NEOs. The employment agreement was intended to ensure that the CEO devotes his energy and attention to the long-term interest of the shareholders. The Company does not have any employment agreements with any other NEO or employee.

Since 2009, the Company no longer enters into an employment or change in control agreement that provides for a tax indemnification payment in the event that the payment under the agreement results in additional tax liability under Section 280G of the Internal Revenue Code (a “Tax Indemnification Payment”). However, the Company maintains one legacy change in control agreement, with Mr. Gray, which was entered into in 2007, prior to 2009 change, which provides for a potential Tax Indemnification Payment. For additional details, please see section titled “Potential Payments upon Termination of Employment or a Change-In-Control” of this proxy statement.

54    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Additional Compensation Information

Risk Assessment and Related Considerations

The Chief Risk Officer conducts an annual risk review of the Company’s incentive compensation plans (the short-term and long-term incentive plans) as approved by the Committee for all eligible employee within the Company. This review for 2021 reported that the plans fit within established risk parameters and strategic plans. Based on this risk review, the Committee concluded that the incentive compensation plans do not motivate excessive risk taking, and are not reasonably likely to have a material adverse effect on the Company.

The review determines if these plans encourage behaviors that exposed the Company to unacceptable levels of risk. The review evaluates the balance of compensation elements between cash, performance shares, restricted stock grants, fixed versus variable compensation, and long-term versus short-term compensation. The plans consider the level of potential cash incentive compensation as compared to base salary, the focus of individual and corporate goals, as well as the weighting and balance of goals, and internal controls in place to mitigate possible excessive risk taking. Additionally, the plans include mechanisms for “deferral of payment” and/or “forfeiture of payment” relating to ethical business standards and clawback policies, as approved by the Committee, under which the Company may recover and/or revoke payments of incentive compensation attributable to certain trigger events, including employee misconduct and/or financial restatement.

During 2021 the Committee continued to reinforce its risk-based approach to total compensation in various ways, such as incenting on adjusted core profitability metrics and shareholder return, retaining a risk-based performance measure for Asset Quality and providing risk adjustment features that allows the Committee to reduce incentive awards in light of risk or regulatory concerns. The Committee remains committed to continuing to review and evolve compensation plans and ensure they represent sound and balanced risk management practices. The proper application of risk and governance, within the context of established strategic objectives, remain the driving factors in establishing the incentive compensation plans.

Role of the Compensation Committee, Management and Compensation Consultant

Role of the Compensation Committee. At year-end 2021, the Committee consisted of five members, all of whom are independent. The Chairperson of the Committee regularly reports on material committee actions at Board meetings.

The Committee ensures that the total compensation paid to the senior executives is fair, reasonable and performance-based while aligning with shareholder interests. The Committee is responsible for establishing, implementing and continually monitoring all elements of compensation for the NEOs. Elements of compensation are reviewed individually and in the aggregate, including base salary, annual cash incentives, long-term incentives/equity awards, total direct compensation, and benefits and perquisites. Additionally, the Committee annually reviews its charter, philosophy and executive compensation practices, as well as industry compensation trends and best practices using market data and input from the compensation consultant.

The Committee has the sole authority and resources to obtain advice and assistance from internal or external legal, human resource, accounting, compensation or other advisors or consultants as it deems desirable or appropriate. The Committee has direct access to, communicates, and meets regularly with the compensation consultant independently of management.

55    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
The Committee’s major duties and responsibilities are as follows:
•Review and benchmarking of overall compensation, benefit and perquisites
•Review all compensation components for CEO and each NEO
•Evaluate CEO and other NEOs’ individual performance
•Ensure executive overall pay is aligned with corporate performance results
•Review, evaluate and modify as needed, executive compensation plans
•Ensure executives are not encouraged or rewarded for taking excessive risk
•Approve annual cash incentive payments, annual equity grants, and vesting of performance shares for the CEO and other NEOs in accordance with the terms of the Executive Short-Term and Executive Long-Term Incentive Plans
•Provide oversight to ensure compliance with all regulations related to executive compensation
•Approve the annual Compensation Discussion and Analysis and make a Report to the Board
•Participate with the Board in matters relating to management succession

Role of Management. Although the Committee makes independent determinations on all matters related to compensation of the NEOs, certain members of management may be requested to attend or provide input to the Committee. Input may be sought from the CEO, President, Chief Human Resources and Culture Officer, Chief Financial Officer, Chief Risk Officer, Investor Relations Officer, or others to ensure the Committee has the information and perspective it needs to carry out its duties.

In particular, the Committee seeks input from the Chief Executive Officer on matters relating to strategic objectives, Company performance goals and annual business plan. In addition, the CEO provides the Committee summaries of senior executive officer performance and recommendations relating to their compensation. The CEO is not present when the Committee discusses his performance and decides on his compensation. The Committee meets with the CEO to present its compensation decisions and discuss the evaluation of his performance.

The EVP/Chief Human Resources and Culture Officer assists the Committee on matters of design, administration and operation of the Company’s compensation programs. The EVP/Chief Human Resources and Culture Officer may be requested, on the Committee’s behalf, to provide proposals or work with their independent compensation consultant to develop proposals for the Committee’s consideration. The EVP/Chief Human Resources and Culture Officer reports to the Committee directly on such matters. The Committee also receives updates from the Company’s Chief Risk Officer, Chief Financial Officer and Investor Relations Officer throughout the year as appropriate.

Although the senior executives may provide insight, suggestions or recommendations regarding senior executive compensation, they are not present during the Committee’s deliberations or vote. Only Committee members vote on decisions regarding NEO compensation. The Committee regularly meets in executive session without management present.

Role of the Compensation Consultant. The Committee has the authority to retain a compensation consultant to advise on executive compensation matters, as well as access to outside legal counsel and other experts as needed. For 2021, the Committee renewed the engagement with Meridian Compensation Partners, LLC (“Meridian” or “the Consultant”) to serve as independent advisor to the Committee. During 2021, Meridian provided data, advice and counsel on executive compensation matters and responded to other ad hoc requests of the Committee.

The Consultant reported directly to the Committee and carried out its responsibilities to the Committee in coordination with the Company’s Human Resources Department, as requested by the Committee. The Committee Chair has regular contact with the Consultant outside of meetings as appropriate. The Committee has reviewed Meridian’s services and determined that Meridian is independent with respect to SEC standards, as well as Company policy, and provides no other services to the company other than compensation consulting.

56    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Other Compensation and Governance Policies and Practices

Stock Ownership and Holding Guidelines. The Company maintains Stock Ownership Guidelines for its SEC-reporting senior executives and directors and all other executives, which requires the following minimum investment in Company common stock:

Independent Directors	Five times (5.0x) annual cash retainer
President and Chief Executive Officer	Four and a half times (4.5x) annual base salary
Chief Operating Officer	Three and a half times (3.5x) annual base salary
Senior Executive Vice Presidents	Two and a half times (2.5x) annual base salary
Executive Vice Presidents	One and a half times (1.5x) annual base salary

Shares that satisfy the stock ownership guidelines include Company stock owned outright and restricted stock whether or not vested. Stock options are not included in calculating ownership until they are converted into actual shares owned.

Newly hired senior executives, executives, directors and current employees of the Company that first become a senior executive, executive, or director are expected to satisfy the stock ownership guidelines within five years, or such other term approved by the Committee, of the date such individual first becomes a senior executive, executive or director. In order to expedite this, a minimum of 50% of shares (net of taxes) will be required to be held upon each vesting until ownership guidelines are met. Senior executives, executives and directors that maintain sufficient stock holdings, but due to an increase in base salary, annual cash retainer, selling Company stock to cover tax withholding or for a reason approved by the Committee, no longer meet the stock ownership guidelines, shall have 18 months to acquire additional Company stock and during this term such individuals will be deemed to satisfy the ownership guidelines.

Stock ownership for senior executives, executives and directors is reviewed annually. Share holdings are evaluated based on the average stock price for the three-year period prior to the Board’s review. These guidelines will allow for extenuating circumstances and discretion in the evaluation process and the Committee reserves the right to make exceptions as appropriate. The Committee shall be responsible for the periodic review of the policy. Any changes to the policy will require the approval of the Board of Directors. The Committee monitors ownership annually. The NEOs and directors comply with the Company’s stock ownership policy within the approved grace period to satisfy the stock ownership and holding guidelines.

Clawback Policy. As a condition to receiving incentive compensation from the Company and Berkshire Bank, each executive officer has signed an agreement whereby the executive officer agrees to reimburse the Company or Berkshire Bank an amount up to the entire incentive award made to such executive officer on the basis of having met or exceeded specific targets for performance periods if (1) the Company or Berkshire Bank is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws as a result of Financial Misconduct (as determined by the members of the Board of Directors who are considered “independent” for purposes of the listing standards of the NYSE), or as may be required by applicable laws, regulations, NYSE listing standards or as further required under the Company’s policies, as adopted from time to time, or (2) the Company’s Board of Directors determines that the executive officer committed Personal Misconduct (as defined below). For purposes of this policy, (i) the term “incentive awards” means awards under the Company’s long-term and short-term incentive compensation plans, the amount of which is determined in whole or in part upon specific performance targets relating to the financial results of the Company; (ii) the term executive officer means the CEO and executives who are eligible to receive incentive awards; and (iii) the term Personal Misconduct means fraud, commission of a felony, material violation of any written agreement with or policies of the Company or Berkshire Bank, or any other material breach of fiduciary duty injurious to the Company or Berkshire Bank.

57    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Impact of Taxation on the Form of Compensation. The Committee considers a variety of factors, including the Company’s tax position, the materiality of the payments and tax deductions involved, the objectives of the executive compensation programs and the Company’s compensation philosophy in structuring compensation programs and making compensation decisions. In general, the Company may not take an annual deduction for NEO compensation in excess of $1 million unless an exception applies. Due to the continued importance and benefit to the Company and our shareholders of awarding compensation that is structured to properly incentivize our executive officers, the Committee believes that it is in our best interests to retain flexibility in awarding compensation, even if some awards may be non-deductible compensation expenses to the Company.

The Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission, and has discussed it with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee of the Board of Directors of Berkshire Hills Bancorp, Inc.
John B. Davies, Chair
David M. Brunelle
Nina A. Charnley
William H. Hughes III
Jeffrey W. Kip

58    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

Executive Compensation

Purpose. Performance. Progress.

Summary Compensation Table

The following table provides the total compensation earned by or paid to the Named Executive Officers for the fiscal years ended December 31, 2021, 2020, and 2019, respectively.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Nitin J. Mhatre, President, Chief Executive Officer	2021	644,135	—	688,766	—	815,625	—	144,326	2,292,852

George F. Bacigalupo, Executive Vice President, Head of Commercial Banking	2021	375,000	—	225,007	—	253,125	—	27,943	881,075
	2020	375,000	—	—	—	84,375	—	80,695	540,070
	2019	375,000	—	225,010	—	115,000	—	51,463	766,473
Subhadeep Basu, Senior Executive Vice President, Chief Financial Officer	2021	325,808	—	100,000	—	290,250	—	13,059	729,117

Sean A. Gray, Senior Executive Vice President, Chief Operating Officer	2021	550,000	—	574,895	—	495,000	—	193,561	1,813,456
	2020	621,500	—	500,027	—	201,988	—	169,938	1,493,453
	2019	550,000	—	500,008	—	124,000	—	178,998	1,353,006
Gregory D. Lindenmuth, Executive Vice President, Chief Risk Officer	2021	300,000	—	120,006	—	135,000	—	14,648	569,654
	2020	300,000	—	160,024	—	45,000	—	19,214	524,238
	2019	300,000	—	150,016	—	36,750	—	12,949	499,715
Deborah A. Stephenson, Executive Vice President, Chief Compliance and Regulatory Officer	2021	275,000	—	110,008	—	123,750	—	13,794	522,552

James M. Moses, Former SEVP and Chief Financial Officer	2021	107,500	—	258,001	—	—	—	13,771	379,272
	2020	430,000	—	360,018	—	96,750	—	45,275	932,043
	2019	400,000	—	250,108	—	105,000	—	38,751	793,859
(1)Messrs. Mhatre, Basu and Ms. Stephenson are Named Executive Officers for the first time in 2021 and, pursuant to SEC rules, compensation for prior years is not required to be reported. Mr. Moses’ 2021 salary reflects the period from January 1, 2021 through March 19, 2021, which was the date of his resignation.
(2)The amounts reported are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 and represent an award under the Company’s performance-based, long-term incentive compensation program. Awards consist of restricted stock, a portion of which vests ratably over three years and a portion that vests based on the achievement of certain performance criteria. Since all awards vest after the year in which they are granted, none of the Named Executive Officers recognized any income from the awards in the year they were made. Amounts shown are the aggregate grant date fair value of restricted stock awards. For those restricted stock awards that are subject to performance conditions, the grant date fair values are based on the outcome of such conditions at target level. Total values for stock awards reported in this table may not match other tables due to rounding. See Note 20 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2021. Based on the fair value at grant date, the following are the maximum potential values of the performance shares for the 2021-2023 performance period assuming maximum level of performance is achieved: Mr. Mhatre, $619,875; Mr. Gray, $517,400; Mr. Bacigalupo $202,500; Mr. Lindenmuth, $108,000; and Ms. Stephenson, $99,000. For each year shown in the above table, the amounts in the Stock Awards column are determined by multiplying the number of restricted stock awards granted on a particular date by the fair value at that date, and a breakdown for each individual is as follows:

59    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

EXECUTIVE COMPENSATION

Number of Restricted Stock Awards Granted
Grant Date	Grant Date Closing Price	Nitin J. Mhatre	George F Bacigalupo	Subhadeep Basu	Sean A. Gray	Gregory B. Lindenmuth	Deborah A. Stephenson	James M. Moses
January 30, 2021	$16.58	41,542	13,571	—	34,674	7,238	6,635	15,561
April 30, 2021	$22.40	—	—	4,465	—	—	—	—
January 30, 2020	$29.09	—	—	—	17,189	5,500	—	12,370
January 30, 2019	$27.91	—	8,062	—	17,915	5,375	—	8,958
(3)    The Supplemental Executive Retirement Agreements do not provide for above-market earnings and therefore amounts are not included in this column.
(4)    Details of the amounts reported in the “All Other Compensation” column for 2021 are provided in the following table:

Name	401(k) Employer Contribution ($)	Dividends on Restricted Stock ($)	Automobile ($)	Financial Planning ($)	Membership Fees ($)	Long-Term Care Premiums and Imputed Income on Life Insurance ($)	Long-Term Disability ($)	Other ** ($)	Total ($)
Nitin J. Mhatre	—	—	15,992	—	—	—	3,334	125,000	144,326
George F. Bacigalupo	7,500	2,704	15,000	525	—	—	2,214	—	27,943
Subhadeep Basu	1,323	—	11,366	—	—	—	370	—	13,059
Sean A. Gray	11,600	9,057	15,000	—	—	440	2,471	154,993	193,561
Gregory D. Lindenmuth	11,600	2,581	—	—	—	—	467	—	14,648
Deborah A. Stephenson	11,000	2,327	—	—	—	—	467	—	13,794
James M. Moses	4,845	5,464	3,462	—	—	—	—	—	13,771

**    The Company credited Mr. Mhatre and Mr. Gray’s Supplemental Executive Retirement Agreement account balances with $125,000 and $100,000, respectively, pursuant to the terms of the agreements.

60    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

EXECUTIVE COMPENSATION
Grants of Plan-Based Awards

The following table provides information concerning the award opportunities granted to the Company’s NEOs in 2021, and the amounts, if any, that may be paid in future years.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Nitin J. Mhatre	1/30/2021	—	543,750	—	—	—	—	—	—
	1/30/2021	—	—	—	—	—	—	16,617	275,510
	1/30/2021	—	—	—	12,462	24,925	37,388	—	—
George F. Bacigalupo	1/30/2021	—	168,750	—	—	—	—	—	—
	1/30/2021	—	—	—	—	—	—	5,429	90,012
	1/30/2021	—	—	—	4,071	8,142	12,213	—	—
Subhadeep Basu	1/30/2021	—	—	—	—	—	—	—	—
	1/30/2021	—	—	—	—	—	—	—	—
	1/30/2021	—	—	—	—	—	—	—	—
Sean A. Gray	1/30/2021	—	330,000	—	—	—	—	—	—
	1/30/2021	—	—	—	—	—	—	13,870	229,965
	1/30/2021	—	—	—	10,402	20,804	31,206	—	—
Gregory D. Lindenmuth	1/30/2021	—	90,000	—	—	—	—	—	—
	1/30/2021	—	—	—	—	—	—	2,896	48,016
	1/30/2021	—	—	—	2,171	4,342	6,513	—	—
Deborah A. Stephenson	1/30/2021	—	82,500	—	—	—	—	—	—
	1/30/2021	—	—	—	—	—	—	2,654	44,003
	1/30/2021	—	—	—	1,991	3,981	5,972	—	—
James M. Moses	1/30/2021	—	—	—	—	—	—	—	—
	1/30/2021	—	—	—	—	—	—	6,225	103,211
	1/30/2021	—	—	—	4,668	9,336	14,004	—	—
(1)Amount represents awards granted for future payment to the Named Executive Officers under the Short-Term Incentive Plan (STI). Please see the section titled “Compensation Discussion and Analysis - Short-Term Incentive Compensation” for a discussion of the STI.
(2)Amount shown reflects the number of restricted stock awards, subject to performance-based vesting, that may be earned under the Long-Term Incentive Plan (LTI). Performance below threshold may result in no award payable to the Named Executive Officer. Please see the section titled “Compensation Discussion and Analysis - Long-term Incentive Plan” for a discussion of the LTI.
(3)The amounts reported are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The grant date per share fair value for the restricted stock award was $16.58.

61    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

EXECUTIVE COMPENSATION
Employment and Change in Control Arrangements

Employment Agreement.
The Company, the Bank and Mr. Mhatre entered into an employment agreement effective as of January 29, 2021 (the “Employment Agreement”). The term of the Employment Agreement is three years and the term may be extended by mutual consent. The base salary for Mr. Mhatre is $725,000. In addition to base salary, the Employment Agreement provides for, among other things, participation in bonus programs and other benefit plans and arrangements applicable to executive employees.

The Bank may terminate Mr. Mhatre’s employment for “cause” (as defined in the Employment Agreement) at any time, in which event Mr. Mhatre would have no right to receive compensation or other benefits for any period after his termination of employment. Certain events resulting in Mr. Mhatre’s termination of employment entitle him to severance benefits. In the event of Mr. Mhatre’s involuntary termination of employment without “cause” or in the event of a voluntary termination for “good reason” (as defined in the Employment Agreement), Mr. Mhatre would become entitled to a severance payment in the form of a cash lump sum equal to the base salary and the greater of (i) the average cash incentive earned in the prior three years, or (ii) the cash incentive which Mr. Mhatre would have earned during the remaining unexpired term of the agreement. In addition, Mr. Mhatre and his dependents would become entitled, at no expense to him, to the continuation of non-taxable medical and dental coverage for the remaining unexpired term of the Employment Agreement, or if the coverage is not permitted by applicable law or if providing the benefits would subject the Bank to penalties, he will receive a cash lump sum payment equal to the value of the benefits.

In the event of a “change in control” (as defined in the Employment Agreement) of the Company or Bank followed within twenty-four months by the executive’s involuntary termination of employment for a reason other than for cause or upon his voluntary termination for good reason, Mr. Mhatre would become entitled to a severance payment in the form of a cash lump sum equal to three times his base salary and three times the greater of the (i) average cash incentive earned in the prior three calendar years, or (ii) the cash incentive that would be paid at target for the fiscal year in which such termination occurs and full vesting of any equity awards. In addition, Mr. Mhatre would become entitled, at no expense to him, to the continuation of life insurance and non-taxable medical and dental coverage for thirty-six (36) months following his termination of employment, or if the coverage is not permitted by applicable law or if providing the benefits would subject the Bank to penalties, he will receive a cash lump sum payment equal to the value of the benefits.

Upon termination of the executive’s employment (other than following a change in control), Mr. Mhatre will be subject to certain restrictions on his ability to compete or to solicit business or employees of the Bank and the Company for a period of one year following his termination of employment. The Employment Agreement also includes provisions protecting the Company’s and Bank’s confidential business information.

Change in Control Arrangements.
The Company and Berkshire Bank entered into change in control agreements with Messrs. Gray and Bacigalupo. Each change in control agreement has a term of three years and is renewable annually for an additional year at the sole discretion of the boards of directors of the Company and Berkshire Bank. Mr. Basu, Mr. Lindenmuth, and Ms. Stephenson participate in the Berkshire Bank Enhanced Change in Control Severance Plan. See “Potential Payments Upon Termination or Change in Control” for a discussion of the benefits and payments under these agreements.

62    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

EXECUTIVE COMPENSATION
Outstanding Equity Awards at December 31, 2021

The following table provides information concerning unvested stock awards for each Named Executive Officer as of December 31, 2021. The NEOs do not hold any stock options

		Option Awards		Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(7)
Nitin J. Mhatre	1/30/2019	—	—	—	—	—	—
	1/30/2020	—	—	—	—	—	—
	1/30/2021	—	—	16,617 (3)	472,421	24,925 (6)	706,618
George F. Bacigalupo	1/30/2019	—	—	1,075 (1)	30,562	4,837 (4)	137,516
	1/30/2020	—	—	3,619 (2)	102,888	—	—
	1/30/2021	—	—	5,429 (3)	154,346	8,142 (6)	231,477
Subhadeep Basu	1/30/2019	—	—	—	—	—	—
	1/30/2020	—	—	—	—	—	—
	1/30/2021	—	—	4,465 (3)	126,940	—	—
Sean A. Gray	1/30/2019	—	—	2388 (1)	67,891	10,749 (4)	305,594
	1/30/2020	—	—	4,584 (2)	130,323	10,313 (5)	293,199
	1/30/2021	—	—	13,870 (3)	394,324	20,804 (6)	591,458
Gregory D. Lindenmuth	1/30/2019	—	—	716	20,356	3,225 (4)	91,687
	1/30/2020	—	—	1,467	41,707	3,300 (5)	93,819
	1/30/2021	—	—	2,896	82,333	4,342 (6)	123,443
Deborah A. Stephenson	1/30/2019	—	—	716 (1)	20,356	3,225 (4)	91,687
	1/30/2020	—	—	1,009 (2)	28,686	2,269 (5)	64,508
	1/30/2021	—	—	2,654 (3)	75,453	3,981 (6)	113,180
James M. Moses	1/30/2019	—	—	—	—	—	—
	1/30/2020	—	—	—	—	—	—
	1/30/2021	—	—	—	—	—	—
(1)Remaining shares granted on January 30, 2019 will vest ratably on each January 30th through 2022.
(2)Remaining shares granted on January 30, 2020 will vest ratably on each January 30th through 2023.
(3)Remaining shares granted on January 30, 2021 will vest ratably on each January 30th through 2024.
(4)These shares are subject to vesting based upon the achievement of specific goals. The amounts shown assume the target level of performance is achieved. The actual award, if any, will be determined and vest on the first compensation committee meeting following January 30, 2022 based on the 2019-2021 performance period.
(5)These shares are subject to vesting based upon the achievement of specific goals. The amounts shown assume the target level of performance is achieved. The actual award, if any, will be determined and vest on the first compensation committee meeting following January 30, 2023 based on the 2020-2022 performance period.
(6)These shares are subject to vesting based upon the achievement of specific goals. The amounts shown assume the target level of performance is achieved. The actual award, if any, will be determined and vest on the first compensation committee meeting following January 30, 2024 based on the 2021-2023 performance period.
(7)Computed using the fair market value of the shares based on the Company’s closing stock price of $28.43 on December 31, 2021.

63    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

EXECUTIVE COMPENSATION
Option Exercises and Stock Vesting

The following table provides information concerning the vesting of restricted stock awards for each Named Executive Officer, on an aggregate basis, during 2021. The NEOs do not hold any stock options.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Nitin J. Mhatre	—	—	—	—
George F. Bacigalupo	—	—	1,429	23,693
Subhadeep Basu	—	—	—	—
Sean A. Gray	—	—	6,009	99,929
Gregory D. Lindenmuth	—	—	1,783	29,562
Deborah A. Stephenson	—	—	1,519	25,185
James M. Moses	—	—	3,731	61,860
(1)Represents the aggregate value realized in 2021 upon the vesting of restricted stock awards granted in prior years under the Company’s long-term incentive plan and based on the value of the Company’s stock on the applicable vesting dates for each award. The value realized by the NEO upon vesting is also the amount reported as 2021 taxable income.

Executive Compensation

Non-qualified Deferred Compensation

The following table provides information for the nonqualified deferred compensation plans in which Messrs. Mhatre and Gray participated in 2021.

Name	Plan Name	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in 2019 ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Nitin J. Mhatre	Supplemental Executive Retirement Agreement	125,000	—	125,000
Sean A. Gray	Supplemental Executive Retirement Agreement	100,000	—	550,000
(1)Contributions included in the “Registrant Contributions in Last Fiscal Year” column are included as compensation for the Named Executive Officer in the Summary Compensation Table.
(2)Amounts included in the “Aggregate Balance at Last Fiscal Year End” have been reported as compensation for the Named Executive Officer in the Summary Compensation Table.

On April 1, 2021, Berkshire Bank entered into a supplemental executive retirement agreement with Mr. Mhatre. Under the terms of the agreement, Mr. Mhatre is entitled to the value of the vested account balance upon his termination of employment or death. Berkshire Bank will credit the account balance with an annual amount of $125,000 as of April 1, 2021 and each subsequent April 1, commencing April 1, 2022, provided that Mr. Mhatre is employed with the Berkshire Bank on the date of such contribution. The account balance is subject to a five year vesting schedule, with 20% of the account balance vesting each year, commencing on April 1, 2022, subject to full vesting in the event of death, disability or a termination of employment within two years following a change in control. In the event of Mr. Mhatre’s termination of employment for a reason other than for cause prior to normal retirement age (age 65) and in connection with or within two years following a change in control (as defined in the agreement), Mr. Mhatre’s account balance shall become fully vested and the amount of the account balance shall be increased to equal the amount that Berkshire Bank would have otherwise credited Mr. Mhatre’s account through the calendar year in which Mr. Mhatre would have attained normal retirement age. Upon a termination of employment or death, the account balance will be paid in a lump sum payment to Mr. Mhatre or his beneficiary, as applicable. See “Potential Payments Upon Termination or Change-in-Control” for a discussion of payments under this agreement.

64    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

EXECUTIVE COMPENSATION
Berkshire Bank and Sean A. Gray entered into a supplemental executive retirement agreement effective as of January 1, 2019. Under the terms of the agreement, Berkshire Bank will credit the account balance with $100,000 commencing on January 1, 2019 and on each January 1st through 2028, provided that the executive is employed with Berkshire Bank on the date of such contribution. Berkshire Bank will make a final contribution as of January 1, 2028 for a total potential contribution of $1.0 million. Mr. Gray is entitled to the value of the vested account balance upon his termination of employment or death. The account balance is subject to a five-year vesting schedule, with 20% of the account balance vesting each year, commencing January 1, 2020 and the executive will be 100% vested on January 1, 2024, subject to full vesting in the event of death, disability or a termination of employment within two years following a change in control. Upon a termination of employment or death, the account balance will be paid in a lump sum payment to the Executive or his beneficiary, as applicable. In the event the Executive's employment is terminated within two years following a change in control (as defined in the agreement), an amount equal to $1.0 million will be paid to the Executive in a single payment. See “Potential Payments Upon Termination or Change-in-Control” for a discussion of payments under this agreement.

Potential Payments Upon Termination or Change-in-Control

The following table summarizes the estimated payments that would be made to the NEOs upon termination of employment as of December 31, 2021, pursuant to each executive’s employment agreement, change in control arrangement, equity awards, benefit plans and other arrangements. The amounts shown do not include the executive’s vested account balance in the Bank’s 401(k) Plan, non-qualified deferred compensation plans and the value of continued long-term care insurance, if applicable. The amounts shown relating to unvested restricted stock awards are based on the fair market value of the Company’s common stock on December 31, 2021, which was $28.43. The actual amounts to be paid to an executive can only be determined at the time of such executive’s separation from service with the Company.

The following table provides the estimated amount of compensation payable to Mr. Mhatre for each of the termination events listed below.

	Termination for Cause ($)(1)	Termination Without Cause or for Good Reason ($)(2)	Payments Due Upon Change in Control With Termination of Employment ($)(3)	Disability($)(4)	Death($)(5)
Cash severance	—	3,806,250	3,806,250	—	—
In-kind benefits	—	63,030	65,755	42,020	—
Restricted stock vesting(8)	—	—	1,181,039	1,181,039	1,181,039
SERP(4)	—	—	2,000,000	—	—

65    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

EXECUTIVE COMPENSATION
The following table provides the estimated amount of compensation payable to Messrs. Gray, Basu, Bacigalupo, Lindenmuth, and Ms. Stephenson upon their termination of employment in connection with a change in control. The change in control agreements entered into with the executives do not provide for any severance payments or benefits in the event of a termination of employment that is not in connection with or subsequent to a change in control.Termination for Cause ($)(1)for Cause ($)(1)

	George F. Bacigalupo(7)	Subhadeep Basu(7)	Sean A. Gray(8)(10)	Gregory D. Lindenmuth(7)	Deborah A. Stephenson(7)
Cash severance	1,631,250	1,870,500	3,144,042	1,170,000	1,072,500
In-kind benefits	56,386	2,700	43,668	26,718	7,137
Restricted stock vesting(8)	553,902	63,456	1,782,788	473,758	393,869
SERP(9)	—	—	760,000	—	—
(1)Upon a termination for “cause” (as defined in the applicable agreements), the executive will have no right to receive compensation or other benefits under the employment agreement and SERP. In addition, he will forfeit all non-vested restricted stock awards.
(2)Under the executive’s employment agreement, upon an involuntary termination for a reason other than for cause or if the executive voluntarily resigns for “good reason” (as defined in the employment agreement), the executive (or, upon death, his beneficiary) would be entitled to receive a severance payment in the form of a cash lump sum equal to the base salary and the greater of the (i) average cash incentive earned in the prior three calendar years, or (ii) the cash incentive that would be paid or payable to the executive receiving the annual incentive at target for the fiscal year in which the date of termination occurs (or for the prior fiscal year if the incentive opportunity has not yet been determined), as if the executive and Berkshire Bank were to satisfy all performance-related conditions, which the executive would have earned during the remaining unexpired term of the agreement. In addition, he and his dependents would become entitled, at no cost to the executive, to the continuation of non-taxable medical and dental coverage for the remaining unexpired term of the employment agreement. Upon termination of the executive’s employment under these circumstances, the executive must adhere to a one-year non-competition and non-solicitation restriction. The amount shown in this column assumes the remaining term of the contract is three years. Under the executive’s supplemental executive retirement agreement, if Mr. Mhatre separates from service for a reason other than cause, he will receive his vested benefit at the time of separation from service in a lump sum. If Mr. Mhatre is a “specified employee” (as defined in Section 409A of the Code), the amounts payable under the employment agreement and supplemental executive retirement agreement will be paid six months after his separation from service.
(3)Under the executive’s employment agreement, upon an involuntary termination, other than for cause, or voluntary termination (upon the occurrence of circumstances specified in the agreements) in connection with or following a change in control of the Company or the Bank, the executive would be entitled to a cash severance payment equal to three times base salary and cash incentive, plus the annual cash incentive pro-rated through the date of termination, and life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained for the executive prior to termination of employment for 36 months at no cost to the executive. Under the supplemental executive retirement agreement, in the event of Mr. Mhatre separates from service for a reason other than for cause prior to normal retirement age (age 65) and in connection with or within two years following a change in control (as defined in the agreement), Mr. Mhatre’s account balance will become fully vested and the amount of the account balance shall be increased to equal the amount that the Bank would have otherwise credited Mr. Mhatre’s account through the calendar year in which Mr. Mhatre would have attained normal retirement age. If Mr. Mhatre is a “specified employee” (as defined in Section 409A of the Code), the amounts payable under the employment agreement and supplemental executive retirement agreement will be paid six months after his separation from service. The above table does not include the vested benefit under the supplemental executive retirement agreement since the value of the vested benefit is set forth in the table presented above under “ - Non-qualified Deferred Compensation.”
(4)Under the executive’s employment agreement, upon a termination due to “disability” (as defined in the employment agreement), the executive would be entitled to continued non-taxable medical and dental insurance, at no cost to the executive, until the earlier of the second anniversary of the date of termination or age sixty-five (65). This column shows the value of two years of continued insurance. Additionally, the executive would be entitled to receive benefits under the provisions of disability insurance coverage in effect for Berkshire Bank employees and executives. Upon termination due to disability, restricted stock awards granted pursuant to our equity incentive plans automatically vest. The executive does not hold any stock options.
(5)Under the executive’s employment agreement, upon death, the executive’s beneficiary will receive any earned but unpaid compensation and vested benefits due the executive as of the date of death. In addition, the executive’s estate or beneficiary would be entitled to receive benefits under the provisions of any life insurance coverage in effect for Berkshire Bank employees and executives. Upon termination due to death, restricted stock awards granted pursuant to our equity incentive plans automatically vest. The executive does not hold any stock options.
(6)Mr. Gray’s change in control agreement provides that upon an involuntary termination, other than for cause, or voluntary termination (upon the occurrence of circumstances specified in the agreements) following a change in control of the Company or the Bank, the executive would be entitled to a cash severance payment equal to three times his average annual compensation for the five years preceding the change in control, and life insurance and non-taxable medical, dental and disability coverage substantially identical to the coverage maintained for the executive prior to his termination of employment for 36 months following the executive’s termination of employment. The executive would also be entitled to receive a tax indemnification payment if payments under the change in control agreement trigger liability under Section 280G of the Code for the excise tax applicable to “excess parachute payments.” The estimated amount of the tax indemnification payment is $2,619,285 and this amount is not reflected in the above table. Beginning in 2009, the Company determined that it would no longer enter into change in control agreements that provide for a tax gross-up for any taxes as a result of “excess parachute payments” under Section 280G of the Code and Mr. Gray’s change in control agreement was entered into before the Company adopted this position.

66    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

EXECUTIVE COMPENSATION
(7)The change in control arrangements entered into with Messrs. Basu, Bacigalupo, Lindenmuth and Ms. Stephenson provide that upon an involuntary termination, other than for cause, or voluntary termination (upon the occurrence of circumstances specified in the agreements) in connection with or following a change in control of the Company or the Bank, the executive would be entitled to a cash severance payment equal to three times base salary and cash incentive, plus the annual cash incentive pro-rated through the date of termination, and life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained for the executive prior to termination of employment for 36 months following termination of employment, with the executive paying his or her share of the premiums. Under the agreements with Messrs. Basu, and Bacigalupo, severance payments will be reduced to avoid liability under Section 280G of the Code for the excise tax applicable to “excess parachute payments” only if such reduction will result in the executive receiving a greater total payment as measured on an after-tax basis, and accordingly, the amount shown in this column may be reduced. It is estimated that Messrs. Basu and Bacigalupo’s payments would not be reduced under this provision. For Mr. Lindenmuth and Ms. Stephenson, severance payments will be reduced to avoid liability under Section 280G of the Code for the excise tax applicable to “excess parachute payments” and it is estimated that Mr. Lindenmuth’s payments and Ms. Stephenson’s payments will be reduced by $460,363 and $327,711, respectively, under this provision. The estimated reductions of severance are not reflected in the above table. None of the change in control arrangements entitle the executives to any tax indemnification payment (a “tax gross-up”) if payments trigger liability under Sections 280G and 4999 of the Internal Revenue Code for an excise tax on “excess parachute payments.”
(8)In the event of a change in control of the Company or the Bank, equity awards subject to time-based vesting automatically vest only if an executive experiences a qualifying termination of employment following a change in control (a “double trigger”). The amount shown reflects the value of such awards as well as equity awards subject to performance-based vesting.
(9)The supplemental executive retirement agreement entered into with Mr. Gray provides that upon an involuntary termination, other than for cause, or voluntary termination (upon the occurrence of circumstances specified in the agreement) in connection with or following a change in control of the Company or the Bank, death or disability, the executive would become entitled to a payment in the amount of $1 million. The executive’s benefit is subject to a five year vesting schedule, with twenty percent (20%) of the account vesting each year, commencing on January 1, 2020. The amount shown reflects the non-vested portion that would become vested upon a qualifying termination of employment following a change in control.
(10)To supplement the Bank’s disability programs, the Bank implemented a long-term care plan (“LTC Plan”) in 2015. Mr. Gray participates in the LTC Plan. Mr. Gray will become vested upon the earliest of  (i) the executive attaining age 62 with ten years of service; (ii) the executive attaining age 55 with 20 years of service; (iii) a change in control; (iv) or disability. Once vested, an individual and his spouse are generally eligible for long-term care benefits during their lifetime, at no cost to the covered individual, and with the Bank paying the cost of such coverage. The above table does not reflect the value of such continued coverage.

Mr. Moses did not receive any severance or additional payments in connection with his resignation effective as of March 19, 2021.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our median compensated employee and the annual total compensation of Nitin J. Mhatre, our CEO as of December 31, 2021.

The 2021 annual total compensation of our median employee, other than Mr. Mhatre, was $54,367and the 2021 annual total compensation of Mr. Mhatre, as reported in the 2021 Summary Compensation Table, was $2,292,852. Based on this information, for 2021 we estimate the ratio of the annual total compensation of Mr. Mhatre to the annual total compensation of our median employee was 42 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. In accordance with Item 402(u), we identified our median employee based on compensation paid during 2021 to all our employees, other than Mr. Mhatre, who were employed by us on December 31, 2021. For the 2022 proxy statement, we determined the 2021 annual total compensation of our median employee based on total cash compensation, which included base pay, commissions and bonuses, and we included all employees, whether employed on a full-time, part-time or seasonal basis, and no full-time equivalent adjustments were made for part-time employees. We then identified and calculated the elements of this employee’s total compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. With respect to the annual total compensation of Mr. Mhatre, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table, which is included in this Proxy Statement.

The SEC’s rules regarding the identification of the median compensated employee and the process of the calculating the pay ratio, allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

67    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

Proposal 3: Ratification of the Appointment of the Independent Registered Public Accounting Firm

Purpose. Performance. Progress.

The Board of Directors recommends ratification of the Audit Committee’s appointment of Crowe LLP as our independent registered public accounting firm for fiscal year 2022.

Background. The Company’s independent registered public accounting firm (“Accounting Firm”) for the year ended December 31, 2021 was Crowe LLP (“Crowe”). The Audit Committee has appointed Crowe as the independent registered public accounting firm for the year ending December 31, 2022, subject to ratification by the shareholders at the annual meeting. A representative of Crowe is expected to be present at the annual meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should they desire to do so.

Shareholder ratification of the appointment of Crowe is not required by the Company’s bylaws or otherwise. However, the Board of Directors is submitting the appointment of the Accounting Firm to the shareholders for ratification as a matter of good corporate practice. If the ratification of the appointment of the firm is not approved by a majority of the votes cast by shareholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2022 FISCAL YEAR.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for selecting and managing compensation of the accounting firm and overseeing its work. The Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the Accounting Firm. This process is intended to ensure that the accounting firm does not provide any non-audit services that are prohibited by law or regulation. Requests for services by the Accounting Firm must be specific as to the particular services to be provided for compliance with the auditor services policy. The request may be made with respect to either specific services or a type of service for predictable or recurring services. During the years ended December 31, 2021 and 2020, respectively, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2021 and 2020, respectively, by Crowe:

Fees	2021	2020
Audit Fees(1)	$1,270,000	$1,552,000
Audit-Related Fees(2)	91,000	119,000
Tax Fees(3)	277,000	249,000
All Other Fees	—	—
(1)    Includes fees for audit of the financial statements and internal control over financial reporting, as well as quarterly reviews. For 2020, fees included work performed for the adoption of ASC 2016-13
(2)    Fees in 2021 and 2020 related to HUD audit, 401(k) plan audit, and S-3 filings.
(3)    Fees in 2021 and 2020 consist of tax return and estimated payment preparation services.

68    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM | AUDIT COMMITTEE REPORT

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process, and for preparing the Company’s consolidated financial statements (“financial statements”). The Company’s independent registered public accounting firm performs an independent audit of the financial statements and issues an opinion on the fair presentation of those financial statements in conformity with generally accepted accounting principles. The Accounting Firm also issues an opinion on the Company’s internal control over financial reporting based on criteria issued by the Committee on Sponsoring Organizations of the Treadway Commission. The Audit Committee meets with the Accounting Firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee reviewed and discussed the financial statements with management. Management has represented that these statements were prepared in accordance with generally accepted accounting principles and provided its Report on Internal Control over Financial Reporting, as well as the certifications of the CEO and CFO.

The Audit Committee has reviewed and discussed the financial statements with the Accounting Firm, and has discussed matters required to be discussed under the applicable standards of Public Company Accounting Oversight Board, including Auditing Standard No. 1301, Communications with Audit Committees. These matters include the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Audit Committee also discussed with the Accounting Firm the overall scope and plans for its audit.

The Audit Committee has received and discussed the written disclosures and the letter from the Accounting Firm as required by the Public Company Accounting Oversight Board regarding the Accounting Firm’s communications with the Committee concerning the Accounting Firm’s independence. The Audit Committee considered, among other factors, the non-audit services provided by the Accounting Firm, in concluding that the firm is independent.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. It relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the Accounting Firm that, in its report, expresses an opinion on the fairness and conformity of the financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee’s processes do not assure that the Company’s financial statements are presented fairly in accordance with generally accepted accounting principles or that the audit of the financial statements has been carried out in accordance with generally accepted auditing standards.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to shareholder ratification, the selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Audit Committee of the Board of Directors of Berkshire Hills Bancorp, Inc.

Sylvia Maxfield, Chair
Baye Adofo-Wilson
Jeffrey W. Kip
Jonathan L. Shulman
Michael A. Zaitzeff

69    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 4: BERKSHIRE HILLS BANCORP, INC. 2022 EQUITY INCENTIVE PLAN

Proposal 4: Berkshire Hills Bancorp, Inc. 2022 Equity Incentive Plan

Purpose. Performance. Progress.

The Board of Directors has adopted, subject to shareholder approval, the Berkshire Hills Bancorp, Inc. 2022 Equity Incentive Plan (the “2022 Equity Incentive Plan”) to provide the Company with sufficient equity compensation to meet the objectives of appropriately incentivizing our officers, other employees and directors in order to execute on our strategic plan to build shareholder value, while providing appropriate shareholder protections. Upon shareholder approval of the 2022 Equity Incentive Plan, the Company will no longer make grants under the Berkshire Hills Bancorp, Inc. 2018 Equity Incentive Plan (the “2018 Plan”). In addition, the Company will not make any grants under the 2018 Plan from April 2, 2022 through the Annual Meeting to be held on May 18, 2022. Awards outstanding under the 2018 Plan will continue to remain outstanding and subject to the terms and conditions of the 2018 Plan.

Rationale for Adopting the 2022 Equity Incentive Plan

Equity compensation is an important compensation tool designed to align shareholder interests and attract, motivate and retain highly qualified talent in a very competitive labor market. In adopting the 2022 Equity Incentive Plan, the Compensation Committee considered the number of shares required to continue making equity awards at levels consistent with past practice as well as the dilutive impact that the share reserve could have on our shareholders.

The Board of Directors, through its Compensation Committee, and the Compensation Committee’s independent consultant, has evaluated current practices of financial institutions in our marketplace related to equity plan design and equity grant practices and determined that the maximum number of shares of Common Stock that may be available for awards of stock options, restricted stock awards and restricted stock units under the 2022 Equity Incentive Plan is equal to (i) 1,200,000 shares of Common Stock, plus (ii) the number of shares of Common Stock which have been reserved but not issued under the 2018 Plan, which is estimated to be approximately 258,102, plus (iii) any shares of Common Stock returned to the 2018 Plan after the effective date of the 2022 Equity Incentive Plan as a result of expiration, cancellation, or forfeiture of awards issued under the 2018 Plan.

The Company believes that equity awards constitute an important component in a balanced, comprehensive compensation program. The Company has also evaluated its strategic plan and believes the 2022 Equity Incentive Plan is appropriately designed to allow the Company to meet its objectives. Many of the companies with which we compete for officers, employees and directors offer equity compensation as part of their overall compensation programs. By approving the 2022 Equity Incentive Plan, our shareholders will provide us the flexibility we need to continue to attract, motivate and retain highly-qualified officers, employees and directors by offering a competitive compensation program with a component linked to the performance of our Common Stock and, therefore, aligned with the interests of our shareholders.

70    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 4: BERKSHIRE HILLS BANCORP, INC. 2022 EQUITY INCENTIVE PLAN
Highlights of the Equity Incentive Plan

The following summarizes the key features of the 2022 Equity Incentive Plan, which is qualified in its entirety by reference to the provisions of the 2022 Equity Incentive Plan, attached hereto as Appendix A. Unless indicated otherwise, capitalized terms are defined in the 2022 Equity Incentive Plan.

Key Attribute	Feature	Discussion
Equity Award Types	Stock Options, Restricted Stock and Restricted Stock Units.	The Plan provides the Company with equity award types predominately used in the marketplace to provide flexibility in meeting its compensation objectives.
Award Vesting Criteria: Performance Awards Service-Based Awards	The vesting of Awards may be subject to the achievement of performance measures as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) or subject to time-based vesting over a period of continuous service (i.e., service-based).	Based on the Compensation Committee’s evaluation of current market practices and past Company practices, it expects a portion of equity award grants under the 2022 Equity Incentive Plan will be subject to performance-based vesting. The Compensation Committee intends to continue to use a third-party independent compensation consultant in determining the vesting criteria of equity award grants.
Vesting Period	The Compensation Committee will determine the vesting schedule or performance criteria for each Award. At least 95% of the Awards under the Plan will vest no earlier than one year after the grant date.	While the Compensation Committee may set the vesting schedule or conditions, the Committee views equity awards as a longer-term compensation element.
Prohibition Against Stock Option Repricing	Neither the Compensation Committee nor the Board shall have the right or authority to make any adjustment or amendment that reduces or would have the effect of reducing the exercise price of a Stock Option previously granted under the Plan, except in the event of certain corporate transactions set forth in the 2022 Equity Incentive Plan (including stock splits, and stock dividends) or adjustments approved by the Company’s shareholders.	The Compensation Committee believes that repricing Stock Options is contrary to the objectives of Stock Options and would not be in alignment with the interest of shareholders.
Dividends on Restricted Stock Awards	Dividends paid on restricted stock awards subject to time-based vesting or performance-based vesting shall be distributed to a participant on or after the vesting date of such restricted stock award. If the restricted stock award does not vest, the participant will not receive such dividends.	The Compensation Committee believes that the timing of dividend payments is appropriately aligned with the interests of shareholders.
Acceleration of Vesting - Termination of Service due to Death and Disability	Unless otherwise specified by the Compensation Committee, Awards vest upon a participant’s termination of service due to death or Disability and Stock Options remain exercisable for one year.	The Compensation Committee believes that recognizing participant contributions and vesting Awards upon death and Disability is appropriately aligned with the interests of shareholders.

71    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 4: BERKSHIRE HILLS BANCORP, INC. 2022 EQUITY INCENTIVE PLAN

Key Attribute	Feature	Discussion
Acceleration of Vesting - Termination of Service for Cause or resignation for any reason (except death, Disability or following a Change in Control)
Unless otherwise specified by the Compensation Committee, no Awards will vest upon a participant’s termination for cause or a voluntary resignation for any reason (except death or disability).

Generally, all vested Stock Options remain exercisable for three months from the date of termination of service due to a resignation for any reason (except death or disability, in which case they will remain exercisable for one year).

Upon a termination for cause, all unvested Awards, including unexercised Stock Options, will be forfeited

The Compensation Committee believes that acceleration of vesting following a termination of service for reasons other than death, disability, or in certain instances following a Change in Control is not appropriately aligned with the objectives of the 2022 Equity Incentive Plan or the interests of shareholders.

Acceleration of Vesting - Committee Discretion
Vesting of Awards may be accelerated by the Compensation Committee, at its discretion, except that the Compensation Committee may not accelerate the vesting of any Award within the first year following the date of grant.

The Compensation Committee determined that discretion to accelerate awards is important to allow the Company to respond to employment-related matters or other unforeseen circumstances that could warrant consideration of acceleration.

Acceleration of Vesting - Termination of Service without Cause or Resignation for Good Reason following a Change in Control (i.e., an Involuntary Termination of Service)
Unless otherwise specified by the Compensation Committee:

All unvested service-based Awards will vest upon an Involuntary Termination of Service following a Change in Control. Stock Options will remain exercisable for one year following an Involuntary Termination of Service following a Change in Control.

All Performance Awards will vest upon an Involuntary Termination of Service following a Change in Control based on the greater of target level of performance or actual annualized performance measured as of the most recent completed fiscal quarter.

The Compensation Committee determined that a “double trigger” vesting acceleration in connection with a Change in Control is appropriate in providing the Company with a meaningful retention tool as an independent company, and any future acquirer with the ability to appropriately manage human resources during any merger integration.

72    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 4: BERKSHIRE HILLS BANCORP, INC. 2022 EQUITY INCENTIVE PLAN

Key Attribute	Feature	Discussion
Share Limitations, Freezing of equity grants under the Plan
The maximum number of shares of Common Stock that may be delivered to participants under the 2022 Equity Incentive Plan is equal to (i) 1,200,000 shares, plus (ii) the number of shares of Common Stock which have been reserved but not issued under the 2018 Plan, which is estimated to be approximately 258,102, plus (iii) any shares of Common Stock returned to the 2018 Plan after the effective date of the 2022 Equity Incentive Plan as a result of expiration, cancellation, or forfeiture of awards issued under the 2018 Plan.

As of April 1, 2022 (the latest practicable date before the printing of this Proxy Statement) the closing price of the Company’s Common Stock, as reported on the New York Stock Exchange, was $28.82.

If shareholders approve the 2022 Equity Incentive Plan, the Company will not make any more grants under the 2018 Plan; the 2018 Plan will be frozen and equity awards that would otherwise be available for grant under that Plan will not be granted. The Compensation Committee will continue to administer outstanding grants under the 2018 Plan.

The Compensation Committee evaluated a number of factors in determining the appropriate plan size, including past grant practices, the grant practices of peer community banks, the shareholder value transfer to participants, and publications of proxy advisors.

Limitation of Grants to Non-Employee Directors and Employees
The sum of the grant date fair value of equity awards granted under the 2022 Equity Incentive Plan, including Stock Options, Restricted Stock and Restricted Stock Units may not exceed: (i) for non-employee directors, $100,000 for any calendar year, and (ii) for employees, $2,000,000 for any calendar year.

The Compensation Committee expects that it will continue to use the services of an independent compensation consultant to assist it in making equity award grants, but believes it is important to provide calendar year plan limitations of grant date fair value to participants.

Recycling of Equity Awards	Only forfeited and expired Awards are available for reissuance under the Plan.	The Compensation Committee believes that conservative recycling of equity awards is an important provision in the 2022 Equity Incentive Plan and properly aligns with the interests of shareholders.
Automatic Exercise of Stock Options
At the Compensation Committee’s discretion, Stock Options that are exercisable but unexercised as of the day immediately before their expiration date may be automatically exercised on behalf of a participant, in accordance with procedures established by the Compensation Committee.
The Compensation Committee believes that providing for an automatic exercise is in the best interest of the Company and participants and provides for an efficient mechanism to exercise Stock Options.

73    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 4: BERKSHIRE HILLS BANCORP, INC. 2022 EQUITY INCENTIVE PLAN

Key Attribute	Feature	Discussion
Clawback of Equity Awards
The 2022 Equity Incentive Plan provides for a number of forfeiture events including termination for cause, automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 related to accounting restatements, and any clawback policy of the Company.
The Compensation Committee believes it is necessary to maintain strong clawback provisions for equity awards.
Holding Period Required
The Compensation Committee may require participants to hold a vested Award or Common Stock received upon exercise of a Stock option until the later of (i) 12 months or (ii) the date the individual meets the minimum ownership requirements (if any) applicable to that individual, except in the event of death, Disability, Involuntary Termination following a Change in Control, or, in general, if shares of Stock are withheld to satisfy tax withholding.
The Compensation Committee believes that a required holding period is appropriately aligned with the interests of shareholders.

74    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 4: BERKSHIRE HILLS BANCORP, INC. 2022 EQUITY INCENTIVE PLAN
Equity Compensation Plan Information

The following table sets forth information, as of December 31, 2021, about Company common stock that may be issued upon exercise of options under stock-based benefit plans maintained by the Company, as well as the number of securities available for issuance under equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	80,400	$25.21	536,469
Equity compensation plans not approved by security holders	—	—	—
Total	80,400	$25.21	536,469

Federal Income Tax Considerations

The following is a summary of the federal income tax consequences that may arise in conjunction with participation in the 2022 Equity Incentive Plan.

Non-Qualified Stock Options. The grant of a non-qualified stock option will not result in taxable income to the participant. Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and the Company will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the participant. The exercise of an incentive stock option will not result in taxable income to the participant provided the participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Internal Revenue Code). The Company will not be entitled to a tax deduction upon the exercise of an incentive stock option.

The excess of the fair market value of the shares at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive stock option exercise, the participant will have a basis in those shares equal to the fair market value of the shares at the time of exercise.

If the participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the incentive stock option or within one year after the exercise of such stock option, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed as a capital gain. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant will generally recognize ordinary income at the time of the disposition of the shares in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and we will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be a capital gain. If the amount realized at the time of disposition is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

75    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

PROPOSAL 4: BERKSHIRE HILLS BANCORP, INC. 2022 EQUITY INCENTIVE PLAN
Restricted Stock. A participant who has been granted a restricted stock award will not realize taxable income at the time of grant, provided that the stock subject to the award is not delivered at the time of grant, or if the stock is delivered, it is subject to restrictions that constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon the later of delivery or vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares and the Company will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting. Dividends paid to the holder during the restriction period, if so provided, will also be compensation income to the participant and we will be entitled to a corresponding deduction for tax purposes. A participant who makes an election under Section 83(b) of the Internal Revenue Code will include the full fair market value of the restricted stock award subject to such election in taxable income in the year of grant at the grant date fair market value. Participants will be able to exercise voting rights with respect to unvested restricted stock awards.

Restricted Stock Units. A participant who has been granted a restricted stock unit will not realize taxable income at the time of grant and will not be entitled to make an election under Section 83(b) of the Internal Revenue Code since no stock is actually transferred to the recipient on the date of grant. At the time a restricted stock unit vests, assuming the award is distributed at that time, the recipient will recognize ordinary income in an amount equal to the fair market value of the Common Stock or the amount of cash received. If the restricted stock unit is not distributed at the time it vests, no income will be recognized at that time and taxation will be deferred until the value of the restricted stock unit is distributed. At the time the recipient recognizes taxable income on a restricted stock unit, we will be entitled to a corresponding tax deduction in the same amount recognized by the award recipient.

Dividend Equivalent Rights. The grant of a dividend equivalent right will not result in taxable income to the participant. At the time of payment of a cash dividend with respect to shares of Company stock underlying a dividend equivalent right, or with respect to a stand-alone dividend equivalent right, the cash received will be taxable to the participant as ordinary income and the Company will be entitled to a corresponding tax deduction.

Withholding of Taxes. We may withhold amounts from participants to satisfy withholding tax requirements. Except as otherwise provided by the Committee, participants may have shares withheld from awards to satisfy the minimum tax withholding requirements.

Change in Control. Any acceleration of the vesting or payment of awards under the 2022 Equity Incentive Plan in the event of a change in control or termination of service following a change in control may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Internal Revenue Code, which may subject the participant to a 20% excise tax and preclude deduction by Berkshire Hills Bancorp, Inc.

Tax Advice. The preceding discussion is based on federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the federal income tax aspects of the 2022 Equity Incentive Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the 2022 Equity Incentive Plan.

By Accounting Treatment

Under U.S. generally accepted accounting principles, we are required to recognize compensation expense in our financial statements over the requisite service period or performance period based on the grant date fair value of stock options and other equity-based compensation (such as restricted stock awards and restricted stock units).

76    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

Berkshire Hills Bancorp, Inc. Proxy Statement

Purpose. Performance. Progress.

Additional Information

Stock Ownership

Five-Percent Shareholders

The following table provides information as of March 25, 2022, with respect to persons known by the Company to be the beneficial owners of 5% or more of the Company’s outstanding common stock. A person may be considered to own any shares of common stock over which they have, directly or indirectly, sole or shared voting or investing power. Percentages are based on 47,859,734 shares outstanding at March 25, 2022.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	7,167,441(1)	15.0%
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	5,202,346(2)	10.9%
Dimensional Fund Advisors LP Palisades West Building One 6300 Bee Cave Road Austin, Texas 78746	2,775,007(3)	5.8%
(1)Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on January 28, 2022.
(2)Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 9, 2022.
(3)Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 14, 2022.

77    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

ADDITIONAL INFORMATION | STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
Stock Ownership of Directors and Executive Officers

The following table provides information about the shares of Company common stock that are owned by each director or nominee for director of the Company, by NEOs and the aggregate number of shares owned by all directors, nominees for director and Named Executive Officers as a group as of March 25, 2022. A person may be considered to own any shares of common stock over which they have, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown and none of the shares has been pledged. The number of shares and options exercisable within 60 days owned by all directors, nominees for director and Named Executive Officers as a group totaled 2,082,013 of our outstanding common stock as of March 25, 2022. Each director, nominee for director, except for Michael A. Zaitzeff, and Named Executive Officer owned less than 1.0% of our outstanding common stock as of that date. Percentages are based on 47,859,734 shares outstanding at March 25, 2022. The correspondence address for each individual is 60 State Street, Boston, Massachusetts 02109.

Name	Number of Shares Owned (Excluding Options)(1)	Options Exercisable Within 60 Days	Total
Directors
Baye Adofo-Wilson	7,933	—	7,933
Rheo A. Brouillard(2)	26,311	—	26,311
David M. Brunelle(3)	18,654	—	18,654
Nina A. Charnley	3,426	—	3,426
John B. Davies(4)	45,209	—	45,209
Mihir A. Desai	—	—	—
William H. Hughes III	7,939	—	7,939
Jeffrey W. Kip	13,557	—	13,557
Sylvia Maxfield	6,748	—	6,748
Nitin J. Mhatre	64,165	—	64,165
Laurie Norton Moffatt	16,035	—	16,035
Jonathan L. Shulman	6,998	—	6,998
Michael A. Zaitzeff(5)	1,676,498	—	1,676,498
Named Executive Officers Who Are Not Directors
George F. Bacigalupo	51,517	—	51,517
Subhadeep Basu	17,444	—	17,444
Sean A. Gray	88,477	—	88,477
Gregory D. Lindenmuth	18,720	—	18,720
Deborah Stephenson(6)	12,382	—	12,382
All Named Executive Officers and Directors, and Nominees for Directors as a Group (18 persons)	2,082,013	—	2,082,013
All Named Executive Officers and Directors, and Nominees for Directors as a Group (18 persons)

(1)This column includes the following shares held in trust for such directors and Named Executive Officers:

78    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

ADDITIONAL INFORMATION | STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Name	Shares of Granted but Unvested Restricted Stock Held In Trust	Shares Held In Trust in the Berkshire Bank 401(k) Plan
Directors
Baye Adofo-Wilson	4,832	—
Rheo A. Brouillard	4,832	—
David M. Brunelle	4,832	—
Nina A. Charnley	3,034	—
John B. Davies	4,832	—
Mihir A. Desai	—	—
William H. Hughes III	4,832	—
Jeffrey W. Kip	3,121	—
Sylvia Maxfield	4,832	—
Nitin J. Mhatre	22,334	—
Laurie Norton Moffatt	4,832	—
Jonathan L. Shulman	4,832	—
Michael Z. Zaitzeff	3,296	—
Named Executive Officers Who Are Not Directors
George F. Bacigalupo	7,477	798
Subhadeep Basu	9,444	—
Sean A. Gray	19,532	2,523
Gregory D. Lindenmuth	4,955	6,827
Deborah A. Stephenson	3,934	—
(2)    Includes 5,693 shares held in Mr. Brouillard’s ESOP account, and 2,255 shares held in Mr. Brouillard’s individual retirement account.
(3)     Includes 4,000 shares held in Mr. Brunelle’s individual retirement account.
(4)    Includes 17,001 shares held in Mr. Davies’ individual retirement account
(5)    Includes 1,274,279 shares held by a fund managed by HoldCo and 398,923 shares held by VM GP II LLC. Mr. Zaitzeff shares voting and investment power over these securities and disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. For additional details, please see Mr. Zaitzeff’s Statement of Changes in Beneficial Ownership (Form 4) filed with the US Securities and Exchange Commission on March 16, 2022.
(6)    Includes 468 shares held in Ms. Stephenson's individual retirement account. .

79    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

ADDITIONAL INFORMATION | INFORMATION ABOUT VOTING

Information About Voting

Who Can Vote at the Meeting

You are entitled to vote the shares of Berkshire’s common stock that you owned as of the close of business on March 25, 2022. As of the close of business on March 25, 2022, a total of 47,859,734 shares of Company common stock was outstanding. Each share of common stock owned by a shareholder has one vote.

The Company’s Certificate of Incorporation provides that a record owner of the Company’s common stock who beneficially owns, either directly or indirectly, in excess of 10% of the Company’s outstanding shares, is not entitled to any vote in respect of the shares held in excess of the 10% limit.

Ownership of Shares; Attending the Meeting

You may own shares of Berkshire Hills in one of the following ways:
•Directly in your name as the shareholder of record;
•Indirectly through a broker, bank or other holder of record in “street name”; or
•Indirectly in the Berkshire Hills Bancorp, Inc. Stock Fund of our 401(k) Plan, or through the trust that holds restricted stock awards issued to directors and employees under our equity plans, or through the Savings Institute Bank and Trust Company Employee Stock Ownership Plan (collectively the "Employee Stock Plans").

If your shares are registered directly in your name, you are the holder of record of these shares. As the holder of record, you have the right to give your proxy directly to us, either through voting by mail, the Internet, or telephone, or to vote at the virtual annual meeting. To vote at the meeting, you will need to access the meeting through the internet by visiting www.virtualshareholdermeeting.com/BHLB2022 and providing your sixteen digit control number.

If you hold your shares indirectly in street name, your broker, bank or other nominee is the holder of record and you are the beneficial owner of the shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote by filling out a voting instruction form. Your broker, bank or other nominee may allow you to provide voting instructions by telephone or by the Internet in addition to by mail. Please see the form provided by your broker, bank or other nominee.

If you hold your shares indirectly in street name and want to vote your shares of Berkshire’s common stock held in street name at the virtual annual meeting, you will need to access the meeting through the internet by visiting www.virtualshareholdermeeting.com/BHLB2022 and providing your sixteen digit control number provided to you by your bank or broker.

Quorum and Vote Required

Quorum. We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are present at the meeting, either via the virtual annual meeting or by proxy. At this year’s annual meeting, shareholders will elect certain directors as proposed. In voting on the election of directors, you may vote in favor of the nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected. However, if a director is elected by a plurality but less than a majority of the votes cast for such director, such director must submit their resignation to the Board of Directors, which resignation may then be accepted or rejected by the Board following a review by the Corporate Governance/Nominating Committee.

In voting on the non-binding proposal to give advisory approval of our executive compensation, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To approve the proposal, the affirmative vote of a majority of the votes cast at the annual meeting is required. While this vote is required by law, it will neither be binding on us or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on us or the Board of Directors.

80    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

ADDITIONAL INFORMATION | INFORMATION ABOUT VOTING

In voting on the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To ratify the selection of Crowe as our independent registered public accounting firm for fiscal year 2021, the affirmative vote of a majority of the votes cast at the annual meeting is required.

In voting on the proposed Berkshire Hills Bancorp, Inc. 2022 Equity Incentive Plan, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To approve the proposal, the affirmative vote of a majority of the votes cast at the annual meeting is required.

Routine and Non-Routine Proposals. Applicable rules determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. The NYSE allows its member-brokers to vote shares held by them for their customers on matters the NYSE determines are routine, even though the brokers have not received voting instructions from their customers. The NYSE currently considers the ratification of our independent auditors (Proposal 3) as a routine matter. Your broker, therefore, may vote your shares in its discretion on this routine matter if you do not instruct your broker how to vote on it. If the NYSE does not consider a matter routine, then your broker is prohibited from voting your shares on the matter unless you have given voting instructions on that matter to your broker. The NYSE does not consider the election of directors, compensation or equity incentive plan matters to be routine (Proposals 1, 2 and 4). Therefore, brokers holding shares for their customers will not have the ability to cast votes with respect to the election of directors, the Company’s executive compensation or the proposed Berkshire Hills Bancorp, Inc. 2022 Equity Incentive Plan, unless they have received instructions from their customers. It is important, therefore, that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to these non-routine matters is counted.

How We Count Votes. If you return valid proxy instructions or attend the virtual annual meeting, we will count your shares to determine whether there is a quorum, even if you abstain from voting. A broker non-vote occurs when a broker returns a proxy to the Company and the proxy reflects a vote on routine Company proposals but does not reflect a vote on non-routine Company proposals. Broker non-votes will be counted to determine the existence of a quorum.

In the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In counting votes on the proposals to give advisory approval of our executive compensation, to ratify the selection of the independent registered public accounting firm, and for the approval of the proposed Berkshire Hills Bancorp, Inc. 2022 Equity Incentive Plan, we will not count abstentions or broker non-votes as votes cast on these proposals. Therefore, abstentions and broker non-votes will have no impact on the outcome of these proposals.

Solicitation of Proxies. The Company will bear the entire cost of soliciting proxies from you. In addition, we will request that banks, brokers and other holders of record send notice of the annual meeting to the beneficial owners of Berkshire Hills Bancorp, Inc. common stock and secure their voting instructions, if necessary.

81    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

ADDITIONAL INFORMATION | INFORMATION ABOUT VOTING

How to Vote

We are making our proxy materials available to our shareholders on the Internet. You may read, print and download our 2021 Annual Report to Shareholders and our proxy statement at www.proxyvote.com or through our investor relations website at ir.berkshirebank.com. On April 8, 2022, we began mailing a notice to shareholders containing instructions on how to access our proxy materials and vote online. On an ongoing basis, shareholders may request to receive proxy materials in printed form by mail or electronically by email. Requests for printed copies of materials must be received by May 4, 2022.

You may vote your shares by Internet, by telephone, by regular mail or at the virtual annual meeting. Each of these voting options is described in the notice or in the proxy materials. You should vote using the Internet or telephone voting options - or request, complete and return a paper proxy card - in order to ensure that your vote is counted at the annual meeting, or at any adjournment of the annual meeting, regardless of whether you plan to attend. If you return an executed proxy card without marking your instructions, your executed proxy card will be voted “FOR” the election of each of the director nominees named in this proxy statement under Proposal 1, “FOR” the advisory, non-binding resolution to approve our executive compensation as described in this proxy statement, “FOR” the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for fiscal year 2022, and “FOR” the Berkshire Hills Bancorp, Inc. 2022 Equity Incentive Plan.

To access your proxy materials and vote online, please visit www.proxyvote.com and follow the on-screen instructions. The notice previously provided to you contains the necessary codes required to access materials and vote online or by telephone. If you wish to vote by telephone, please call 1-800-690-6903 using a touch-tone phone and follow the prompted instructions. You may also vote by mail by requesting a paper proxy card using the instructions provided in the notice. Finally, you may vote at the virtual annual meeting.

If you hold your shares indirectly in street name, your broker, bank or other nominee is the holder of record and you are the beneficial owner of the shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote by filling out a voting instruction form. Your broker, bank or other nominee may allow you to provide voting instructions by telephone or by the Internet in addition to by mail. Please see the form provided by your broker, bank or other nominee.

If your shares are held in an Employee Stock Plan, you will receive a notice with instructions for obtaining copies of these proxy materials and for voting your shares. Unvoted shares in the plans will be voted by the Plans in the same proportion as shares for which each Plan received voting instructions.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named as proxies will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your Company common stock may be voted by the persons named in the proxy card on the new meeting date, provided such new meeting occurs within 30 days of the annual meeting and you have not revoked your proxy. The Company does not currently know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares at the virtual annual meeting. Attendance at the annual meeting will not in itself constitute revocation of your proxy. You may advise the Company’s Corporate Secretary of your revocation in writing to Berkshire Hills Bancorp, Inc. at 60 State Street, Boston, Massachusetts 02109, in care of Wm. Gordon Prescott, Corporate Secretary.

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ADDITIONAL INFORMATION | OTHER INFORMATION RELATING TO DIRECTORS AND EXECUTIVES

Other Information Relating to Directors and Executive Officers

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. These individuals are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company identified no delinquent Section 16(a) reports during 2021.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by the Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is therefore generally prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors of the Bank at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

The disinterested members of the Board of Directors periodically review, no less frequently than quarterly, a summary of the Company’s transactions with directors and executive officers of the Company and with firms that employ directors, as well as any other related person transactions, for the purpose of determining that the transactions are fair, reasonable and within Company policy and should be ratified and approved. For the 2021 fiscal year, the Company was not engaged in any transactions with related persons of a type or in such amount that was required to be disclosed pursuant to applicable Securities and Exchange Commission rules and regulations, except as described in the next paragraph.

Also, in accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and their related interests, exceeds $500,000 and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Business Conduct, all executive officers and directors of the Company must disclose any existing or emerging conflicts of interest to the Company’s General Counsel. Such potential conflicts of interest include, but are not limited to, the following: (i) the Company conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with the Company.

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ADDITIONAL INFORMATION | OTHER INFORMATION RELATING TO DIRECTORS AND EXECUTIVES

Procedures Governing Related Persons Transactions

We maintain Procedures Governing Related Person Transactions, which are a written set of procedures for the review and approval of transactions involving related persons. Under these procedures, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than 5% of any outstanding class of the voting securities of the Company or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the procedures consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:
•the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year;
•the Company is, will, or may be expected to be a participant; and
•any related person has or will have a direct or indirect material interest.

The procedures exclude certain transactions, including:
•any compensation paid to an executive officer of the Company if such compensation is disclosed according to the proxy rules of the Securities and Exchange Commission or the Compensation Committee of the Board approved (or recommended that the Board approve) such compensation;
•any compensation paid to a director of the Company if such compensation is disclosed according to the proxy rules of the Securities and Exchange Commission;
•any transaction with a related person involving the extension of credit provided in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties. However, loans on nonaccrual status or that are past due, restructured or potential problem loans are not considered excluded transactions;
•any transaction with a related person in which the amounts due from the related person are for purchases of goods and services subject to usual trade terms, for ordinary business travel and expense payments and for other transactions in the ordinary course of business;
•any transaction with a related person in which the rates or charges involved are determined by competitive bids;
•any transaction with a related person involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services;
•any transaction with a related person involving the rendering of services as a common or contract carrier or public utility, at rates or charges fixed in conformity with law or governmental authority; and
•any transaction in which the interest of the related person arises solely from the ownership of a class of equity securities and all holders of that class of equity services received the same benefit on a pro rata basis.

Related person transactions will be reviewed by the Board of Directors. In connection with its review, the Board will consider all relevant factors, including:
•whether the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party;
•the size of the transaction and the amount of consideration payable to the related person;
•the nature of the interest of the related person;
•whether the transaction may involve a conflict of interest as defined in the Company’s Code of Business Conduct; and
•whether the transaction involves the provision of goods and services to the Company that are available and from unaffiliated third parties.

For each periodic review of related persons transactions, the disinterested members of the Board of Directors will determine if the transactions were fair, reasonable, and within Company policy and they should be ratified and approved.

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ADDITIONAL INFORMATION

Submission of Business Proposals and Shareholder Nominations

The Company must receive proposals that shareholders seek to include in the proxy statement for the Company’s 2023 annual meeting no later than December 9, 2022. If next year’s annual meeting is held on a date more than 30 calendar days from May 18, 2023, a shareholder proposal must be received by a reasonable time before the Company begins to distribute its proxy solicitation for such annual meeting. Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission. Additionally, a shareholder intending to engage in a director election contest at next year’s annual meeting must give the Company notice of their intent to solicit proxies by providing the names of its nominees and certain other information by March 20, 2023. If next year’s annual meeting is held on a date more than 30 calendar days from May 18, 2023, the shareholder must provide such information no later than the 10th day following public announcement of the date of the annual meeting.

The Company’s bylaws provide that, in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a shareholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 90 days before the date of the annual meeting. However, if less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given to shareholders, such notice must be received not later than the close of business of the tenth day following the day on which notice of the date of the annual meeting was mailed to shareholders or prior public disclosure of the meeting date was made. A copy of the bylaws may be obtained through our website at ir.berkshirebank.com.

Shareholder Communications

The Company encourages shareholder communications to the Board of Directors and/or individual directors. All communications from shareholders and other interested parties should be addressed to Berkshire Hills Bancorp, Inc., 60 State Street, Boston, Massachusetts 02109. Communications to the Board of Directors should be in the care of Wm. Gordon Prescott, Corporate Secretary. Communications to individual directors should be sent to such directors at the Company’s address. Shareholders who wish to communicate with a committee of the Board should send their communications to the care of the Chair of the particular committee, with a copy to David M. Brunelle, the Chairperson of the Board of Directors of the Company. The Corporate Governance/Nominating Committee determines, in its discretion, whether any communication sent to the full Board should be brought before the full Board.

Miscellaneous

The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending notice of the annual meeting to the beneficial owners of the Company. Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities. Innisfree M&A, Incorporated has been retained to assist in the solicitation of proxies for the 2022 Annual Meeting of Shareholders at a fee of approximately $27,000 plus associated costs and expenses.

The Company’s Summary Annual Report to Shareholders and its Annual Report on SEC Form 10-K are available at www.proxyvote.com and also through our Investor Relations website at ir.berkshirebank.com. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement. You and others who share your address may receive only one notice of the annual meeting at your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. This consolidated method of delivery will continue unless one or more of the shareholders listed at the same address notifies us that they would like to receive individual copies of proxy materials. Shareholders who participate in householding will continue to receive separate proxy cards or notices that include each shareholder’s unique control number for voting the shares held in each account. Registered shareholders who wish to discontinue householding and receive separate copies of proxy materials may notify Broadridge by calling 1-866-540-7095, or send a written request to our Corporate Secretary at the address of our principal office. Beneficial shareholders may request information about householding from your bank, broker or other holder of record. Whether or not you plan to attend the annual meeting, please vote through the Internet, by telephone, or by requesting a paper proxy card.

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ADDITIONAL INFORMATION

Other Matters

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in the proxy statement. However, if any matters should properly come before the annual meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

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Appendix A

Purpose. Performance. Progress.

BERKSHIRE HILLS BANCORP, INC.
2022 EQUITY INCENTIVE PLAN
ARTICLE 1 - GENERAL

Section 1.1 Purpose, Effective Date and Term. The purpose of this Berkshire Hills Bancorp, Inc. 2022 Equity Incentive Plan (the “Plan”) is to promote the long-term financial success of Berkshire Hills Bancorp, Inc. (the “Company”), and its Subsidiaries, including Berkshire Bank (the “Bank”) by providing a means to attract, retain and reward individuals who contribute to that success and to further align their interests with those of the Company’s stockholders through the ownership of shares of Company Stock. The “Effective Date” of the Plan shall be the date on which the Plan satisfies the applicable stockholder approval requirements. The Plan will remain in effect as long as any Awards remain outstanding; provided, however, that no Awards may be granted under the Plan after the day immediately prior to the ten-year anniversary of the Effective Date. Upon stockholder approval of the Plan, no further awards shall be granted under the Berkshire Hills Bancorp, Inc. 2018 Equity Incentive Plan, which shall remain in existence solely for the purpose of administering outstanding grants under those plans.

Section 1.2 Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”), in accordance with Section 5.1.

Section 1.3 Participation. Each individual who is granted or holds an Award in accordance with the terms of the Plan will be a participant in the Plan (a “Participant”). The grant of Awards shall be limited to Employees and Directors.

Section 1.4 Definitions. Capitalized terms used in the Plan are defined in Article 8 and elsewhere in the Plan.

ARTICLE 2 - AWARDS

Section 2.1 General. Any Award under the Plan may be granted singularly, or in combination with another Award (or Awards). Each Award under the Plan shall be subject to the terms and conditions of the Plan and any additional terms, conditions, limitations and restrictions provided by the Committee with respect to the Award and as evidenced in an Award Agreement. Every Award under the Plan shall require a written Award Agreement. Subject to the provisions of Section 2.2(d), an Award may be granted as an alternative to or replacement of an existing Award under the Plan or any other plan of the Company or any Subsidiary (provided, however, that no reload Awards shall be granted hereunder) or as the form of payment for grants or rights earned or due under any other compensation plan or arrangement of the Company or its Subsidiaries, including without limitation the plan of any entity acquired by the Company or any Subsidiary. The types of Awards that may be granted under the Plan include:

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APPENDIX A
(a) Stock Options. A Stock Option means a grant under Section 2.2 that represents the right to purchase shares of Stock at an Exercise Price established by the Committee. Any Stock Option may be either an Incentive Stock Option (an “ISO”) that is intended to satisfy the requirements applicable to an “incentive stock option” described in Code Section 422(b), or a Non-Qualified Stock Option (a “Non-Qualified Option”) that is not intended to be an ISO, provided, however, that no ISOs may be granted: (i) after the ten-year anniversary of the Effective Date or the date the Plan is approved by the Board of Directors, whichever is earlier, or (ii) to a non-employee. Unless otherwise specifically provided by its terms, any Stock Option granted under the Plan to an employee shall be an ISO to the maximum extent permitted. Any ISO granted under this Plan that does not qualify as an ISO for any reason (whether at the time of grant or as the result of a subsequent event) shall be deemed to be a Non-Qualified Option. In addition, any ISO granted under this Plan may be unilaterally modified by the Committee to disqualify the Stock Option from ISO treatment such that it shall become a Non-Qualified Option; provided however, that any modification will be ineffective if it causes the Award to be subject to Code Section 409A (unless, as modified, the Award complies with Code Section 409A).

(b) Restricted Stock Awards. A Restricted Stock Award means a grant of shares of Stock under Section 2.3 for no consideration or for such minimum consideration as may be required by applicable law, subject to a time-based vesting schedule or the satisfaction of market conditions or performance conditions.

(c) Restricted Stock Units. A Restricted Stock Unit means a grant under Section 2.4 denominated in shares of Stock that is similar to a Restricted Stock Award except no shares of Stock are actually awarded on the date of grant of a Restricted Stock Unit. A Restricted Stock Unit is subject to a time-based vesting schedule or the satisfaction of market conditions or performance conditions and shall be settled in shares of Stock; provided, however, that in the sole discretion of the Committee, determined at the time of settlement, a Restricted Stock Unit may be settled in cash based on the Fair Market Value of a share of Stock multiplied by the number of Restricted Stock Units being settled.

(d) Performance Awards. A Performance Award means an Award under Sections 2.2, 2.3 or 2.4 that vests upon the achievement of one or more specified performance measures, as further set forth in Section 8.1 under “Performance Award.”

Section 2.2 Stock Options.

(a) Grant of Stock Options. Each Stock Option shall be evidenced by an Award Agreement that specifies: (i) the number of Stock Options covered by the Stock Option; (ii) the date of grant of the Stock Option and the Exercise Price; (iii) the vesting period or conditions to vesting; and (iv) such other terms and conditions not inconsistent with the Plan, including the effect of termination of a Participant’s employment or Service with the Company as the Committee may, in its discretion, prescribe. Stock Options may be granted as Performance Awards.

(b) Terms and Conditions. A Stock Option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. In no event, however, shall a Stock Option expire later than ten (10) years after the date of its grant (or five (5) years with respect to an ISO granted to an Employee who is a 10% Stockholder). The “Exercise Price” of each Stock Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock); provided, however, that the Exercise Price of an ISO shall not be less than 110% of Fair Market Value of a share of Stock on the date of grant if granted to a 10% Stockholder; further, provided, that the Exercise Price may be higher or lower in the case of Stock Options granted or exchanged in replacement of existing Awards held by an employee or a director of an acquired entity. The payment of the Exercise Price of a Stock Option shall be by cash or, subject to limitations imposed by applicable law, by such other means as the Committee may from time to time permit, including: (i) by tendering, either actually or constructively by attestation, shares of Stock valued at Fair Market Value as of the date of exercise; (ii) by irrevocably authorizing a third party, acceptable to the Committee, to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Stock Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise; (iii) by net settlement of the Stock Option, using a portion of the shares obtained on exercise in payment of the Exercise Price of the Stock Option (and if applicable, tax withholding); (iv) by personal, certified or cashier’s check; (v) by other property deemed acceptable by the Committee; or (vi) by any combination thereof. The total number of shares that may be acquired upon the exercise of a Stock Option shall be rounded down to the nearest whole share, with cash-in-lieu paid by the Company, at its discretion, for the value of any fractional share.

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APPENDIX A
(c) Prohibition of Cash Buy-Outs of Underwater Stock Options. Under no circumstances will any Stock Option with an Exercise Price as of an applicable date that is greater than the Fair Market Value of a share of Stock as of the same date that was granted under the Plan be bought back by the Company without stockholder approval.
(d) Prohibition Against Repricing. Except for adjustments pursuant to Section 3.4 or reductions of the Exercise Price approved by the Company’s stockholders, neither the Committee nor the Board of Directors shall have the right or authority to make any adjustment or amendment that reduces or would have the effect of reducing the Exercise Price of a Stock Option previously granted under the Plan, whether through amendment, cancellation (including cancellation in exchange for a cash payment in excess of the Award’s in-the-money value or in exchange for Stock Options or other Awards), replacement grants, or other means.

(e) Prohibition on Paying Dividends. No dividends shall be paid on Stock Options and no Dividend Equivalent Rights may be granted with respect to Stock Options.

Section 2.3. Restricted Stock Awards.

(a) Grant of Restricted Stock. Each Restricted Stock Award shall be evidenced by an Award Agreement, that specifies: (i) the number of shares of Stock covered by the Restricted Stock Award; (ii) the date of grant of the Restricted Stock Award; (iii) the vesting period or conditions to vesting; and (iv) such other terms and conditions not inconsistent with the Plan, including the effect of termination of Participant’s employment or Service with the Company as the Committee may, in its discretion, prescribe. Restricted Stock Awards may be granted as Performance Awards. All Restricted Stock Awards shall be in the form of issued and outstanding shares of Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine, including in book entry on the books and records maintained by the transfer agent. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock (including that the Restricted Stock may not be sold, encumbered, hypothecated or otherwise transferred except in accordance with the terms of the Plan and Award Agreement) and/or that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(b) Terms and Conditions. Each Restricted Stock Award shall be subject to the following terms and conditions:

(i) Dividends. No cash dividends shall be paid with respect to any Restricted Stock Awards unless and until the Participant vests in the underlying share(s) of Restricted Stock. Upon the vesting of a Restricted Stock Award, any dividends declared but not paid during the vesting period shall be paid within thirty (30) days following the vesting date. Any stock dividends declared on shares of Stock subject to a Restricted Stock Award shall be subject to the same restrictions and shall vest at the same time as the shares of Restricted Stock from which said dividends were derived. All unvested dividends shall be forfeited by the Participants to the extent their underlying Restricted Stock Awards are forfeited.

(ii) Voting Rights. Unless the Committee determines otherwise with respect to any Restricted Stock Award and specifies such determination in the relevant Award Agreement, a Participant shall have voting rights related to unvested, non-forfeited Restricted Stock Awards and the voting rights may be exercised by the Participant in his or her discretion.

(iii) Tender Offers and Merger Elections. Each Participant to whom a Restricted Stock Award is granted shall have the right to respond, or to direct the response, with respect to the related shares of Restricted Stock, to any tender offer, exchange offer, cash/stock merger consideration election or other offer made to, or elections made by, the holders of shares of Stock.

Section 2.4 Restricted Stock Units.

(a) Grant of Restricted Stock Unit Awards. Each Restricted Stock Unit shall be evidenced by an Award Agreement that specifies: (i) the number of Restricted Stock Units covered by the Award; (ii) the date of grant of the Restricted Stock Units; (iii) the Restriction Period; and (iv) such other terms and conditions not inconsistent with the Plan, including the effect of termination of a Participant’s employment or Service with the Company as the Committee may, in its discretion, prescribe.

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APPENDIX A
(b) Terms and Conditions. Each Restricted Stock Unit Award shall be subject to the following terms and conditions:

(i) A Restricted Stock Unit Award shall be similar to a Restricted Stock Award except that no shares of Stock are actually awarded to the recipient on the date of grant. The Committee shall impose such conditions and/or restrictions on any Restricted Stock Unit Award granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Restricted Stock Unit, time-based restrictions and vesting following the attainment of performance measures, restrictions under applicable laws or under the requirements of any Exchange or market upon which shares of Stock may be listed, or holding requirements or sale restrictions placed by the Company upon vesting of the Restricted Stock Units. The Committee may make grants of Restricted Stock Units upon such terms and conditions as it may determine, which may include, but is not limited to, deferring receipt of the underlying shares of Stock provided the deferral complies with Section 409A of the Code and applicable provisions of the Plan.

(ii) Restricted Stock Units may be granted as Performance Awards.

(iii) Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of grant of a Restricted Stock Unit for which a Participant’s continued Service is required (the “Restriction Period”), and until the later of (A) the expiration of the Restriction Period or (B) the date the applicable performance measures (if any) are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.

(iv) A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.
(v) No dividends shall be paid on Restricted Stock Units. In the sole discretion of the Committee, exercised at the time of grant, Dividend Equivalent Rights may be assigned to Restricted Stock Units. A Dividend Equivalent Right, if any, shall be paid at the same time as the shares of Stock or cash subject to the Restricted Stock Unit are distributed to the Participant and is otherwise subject to the same rights and restrictions as the underlying Restricted Stock Unit.

Section 2.5 Vesting of Awards. The Committee shall specify the vesting schedule or conditions of each Award. At least ninety-five percent (95%) of all Awards under the Plan shall be subject to a vesting requirement of at least one year of Service following the grant of the Award, subject to acceleration of vesting, to the extent authorized by the Committee or set forth in the Award Agreement, upon the Participant’s death, Disability or in connection with an Involuntary Termination at or following a Change in Control as set forth in Article IV.

Section 2.6 Deferred Compensation. Subject to approval by the Committee before an election is made, an Award of Restricted Stock Units may be deferred pursuant to a valid deferral election made by a Participant. If a deferral election is made by a Participant, the Award Agreement shall specify the terms of the deferral and shall constitute the deferral plan pursuant to the requirements of Code Section 409A. If any Award would be considered “deferred compensation” as defined under Code Section 409A (“Deferred Compensation”), the Committee reserves the absolute right (including the right to delegate such right) to unilaterally amend the Plan or the Award Agreement, without the consent of the Participant, to maintain exemption from, or to comply with, Code Section 409A. Any amendment by the Committee to the Plan or an Award Agreement pursuant to this Section 2.6 shall maintain, to the extent practicable, the original intent of the applicable provision without violating Code Section 409A. A Participant’s acceptance of any Award under the Plan constitutes acknowledgement and consent to such rights of the Committee, without further consideration or action. Any discretionary authority retained by the Committee pursuant to the terms of this Plan or pursuant to an Award Agreement shall not be applicable to an Award that is determined to constitute Deferred Compensation, if such discretionary authority would contravene Code Section 409A. Unless otherwise provided in a valid election form intended to comply with Code Section 409A, all Awards that are considered Deferred Compensation hereunder shall settle and be paid in no event later than 2½ months following the end of the calendar year with respect to which the Award’s substantial risk of forfeiture lapsed.

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APPENDIX A
Section 2.7. Effect of Termination of Service on Awards. The Committee shall establish the effect of a Termination of Service on the continuation of rights and benefits available under an Award and, in so doing, may make distinctions based upon, among other things, the reason(s) for the Termination of Service and type of Award. Unless otherwise specified by the Committee and set forth in an Award Agreement or as set forth in any employment or severance agreement entered into by and between the Company and/or a Subsidiary and the Participant, the following provisions shall apply to each Award granted under this Plan:

(a) Upon the Participant’s Termination of Service for any reason other than due to Disability, death, Retirement or Cause, Stock Options shall be exercisable only as to those shares that were immediately exercisable by the Participant at the date of termination, and may be exercised only for a period of three (3) months following termination and any Restricted Stock or Restricted Stock Units that have not vested as of the date of Termination of Service shall expire and be forfeited.

(b) In the event of a Termination of Service for Cause, all Stock Options granted to a Participant that have not been exercised (whether or not vested), and all Restricted Stock Awards and Restricted Stock Units that have not vested, shall expire and be forfeited.

(c) Upon Termination of Service on account of Disability or death, all Service-based Stock Options shall be fully exercisable, whether or not then exercisable, and all Service-based Restricted Stock Awards and Restricted Stock Units shall immediately vest as to all shares subject to an outstanding Award at the date of Termination of Service. Upon Termination of Service for reason of Disability or death, any Awards that vest based on the achievement of performance targets shall vest, pro-rata, by multiplying (i) the number of Awards that would be obtained based on achievement at target (or if actual achievement of the performance measures is greater than the target level, at the actual achievement level) as of the date of Disability or death, by (ii) a fraction, the numerator of which is the number of whole or partial months the Participant was in Service during the performance period and the denominator of which is the number of months in the performance period. Stock Options may be exercised for a period of one (1) year following Termination of Service due to death or Disability, or the remaining unexpired term of the Stock Option, if less, provided, however, in order to obtain ISO treatment for Stock Options exercised by heirs or devisees of an optionee, the optionee’s death must have occurred while employed or within three (3) months after Termination of Service.

(d) In the event of Termination of Service due to Retirement, a Participant’s vested Stock Options shall be exercisable for one (1) year following Termination of Service, provided that no Stock Option shall be eligible for treatment as an ISO in the event such Stock Option is exercised more than three (3) months following Termination of Service due to Retirement and all Stock Options that have not vested as of the date of Termination of Service due to Retirement shall expire and be forfeited. In the event of Termination of Service due to Retirement, all Service-based Restricted Stock Awards and Service-based Restricted Stock Units that have not vested as of the date of Termination of Service due to Retirement shall expire and be forfeited and all Restricted Stock Awards and Restricted Stock Units that vest based on the achievement of performance targets shall vest, pro-rata, at the end of the applicable performance period, based on actual performance, by multiplying (i) the number of Awards that would be obtained based on achievement at the actual achievement level, by (ii) a fraction, the numerator of which is the number of whole or partial months the Participant was in Service during the performance period and the denominator of which is the number of months in the performance period.

(e) Notwithstanding anything herein to the contrary, no Stock Option shall be exercisable beyond the last day of the original term of the Stock Option.

(f) Notwithstanding the provisions of this Section 2.7, the effect of a Change in Control on the vesting/exercisability of Stock Options, Restricted Stock Awards, Restricted Stock Units and Performance Awards is as set forth in Article 4.

Section 2.8. Holding Period for Vested Awards. As a condition of receipt of an Award, the Award Agreement may require a Participant to hold a vested Award or shares of Stock received upon exercise of a Stock Option for a period of time specified in the Award Agreement (“Holding Period”). In connection with the foregoing, a Participant may be required to retain direct ownership of such shares until the earlier of (i) the expiration of the Holding Period following the date of vesting or (ii) such person’s Termination of Service with the Company and any Subsidiary. The foregoing limitation, if applicable, shall not apply to the extent that an Award vests due to death, Disability or an Involuntary Termination at or following a Change in Control, or to the extent that (x) a Participant directs the Company to withhold or the Company elects to withhold shares of Stock with respect to the vesting or exercise, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of shares of Stock to cover the amount required to be withheld or (y) a Participant exercises a Stock Option by a net settlement, and in the case of (x) and (y) herein, only to the extent of the shares are withheld for tax purposes or for purposes of the net settlement.
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APPENDIX A
ARTICLE 3 - Shares Subject to Plan
Section 3.1 Available Shares. The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued, currently held or, to the extent permitted by applicable law, subsequently acquired by the Company, including shares purchased in the open market or in private transactions.

Section 3.2 Share Limitations.

(a) Share Reserve. Subject to the following provisions of this Section 3.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to (i) 1,200,000 shares of Stock, plus (ii) the number of shares of Stock which have been reserved but not issued under the Company’s 2018 Equity Incentive Plan, which is estimated to be approximately 258,102 as of April 1, 2022, plus (iii) any shares of Stock returned to the Company’s 2018 Equity Incentive Plan after the effective date of this Plan as a result of expiration, cancellation, or forfeiture of awards issued under such plan, and shall be subject to adjustment as provided herein. As of the Effective Date of this Plan, no further grants will be made under the 2018 Equity Incentive Plan. Subject to the limitations set forth in this Section 3.2, Awards under the Plan may be made in any combination of shares of Restricted Stock Awards, Restricted Stock Units or Stock Options and all Awards may be granted as either Restricted Stock Awards, Restricted Stock Units or Stock Options, in the discretion of the Committee, and all Stock Options may be granted as Incentive Stock Options. The aggregate number of shares available for grant under the Plan and the number of shares of Stock subject to outstanding Awards shall be subject to adjustment as provided herein and in Section 3.4.
(b) Computation of Shares Available. For purposes of this Section 3.2 and in connection with the granting of an Award, the number of shares of Stock available for the grant shall be reduced by the number of shares previously granted, subject to the following. To the extent any shares of Stock covered by an Award under the Plan are not delivered to a Participant or beneficiary for any reason, including because the Award is forfeited or canceled or because a Stock Option is not exercised, then the shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan. To the extent that: (i) a Stock Option is exercised by using an actual or constructive exchange of shares of Stock to pay the Exercise Price; (ii) shares of Stock are withheld to satisfy tax withholding upon exercise or vesting of an Award granted hereunder; or (iii) shares are withheld to satisfy the Exercise Price of Stock Options in a net settlement of Stock Options, then the number of shares of Stock available shall be reduced by the gross number of Stock Options exercised or Stock returned to satisfy tax withholding, rather than by the net number of shares of Stock issued.

Section 3.3. Limitations on Grants to Employees and Directors.

(a) Stock Options – Employees. The maximum number of shares of Stock, in the aggregate, that may be covered by a Stock Option granted to any one Employee pursuant to Section 3.2 during any calendar year shall be one hundred and fifty thousand (150,000) shares, all of which may be granted as incentive stock options.

(b) Restricted Stock Awards, Restricted Stock Units and Performance Awards – Employees. The maximum number of shares of Stock, in the aggregate, that may be subject to Restricted Stock Awards, Restricted Stock Units or Performance Awards granted during any calendar year to any one Employee under the Plan shall be a number equal to the quotient of (i) $2,000,000 divided by (ii) the Fair Market Value of a share of Stock on the date of grant.

(c) Stock Options, Restricted Stock Awards and Restricted Stock Units – Non-Employee Directors. The maximum number of shares of Stock, in the aggregate, that may be subject to Stock Options, Restricted Stock Awards or Restricted Stock Units granted to any one individual non‑Employee Director during any calendar year shall be a number equal to the quotient of (i) $100,000 divided by (ii) the Fair Market Value of a share of Stock for a grant of Restricted Stock Awards or Restricted Stock Units on the date of grant or, for Stock Options, the fair value on the date of grant as determined under applicable accounting standards.

(d) Awards Subject to Adjustment. The aggregate number of shares available for grant under this Plan and the number of shares subject to outstanding Awards, including the limit on the number of Awards available for grant under this Plan described in this Section 3.3, shall be subject to adjustment as provided in Section 3.4.

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APPENDIX A
Section 3.4 Corporate Transactions.

(a) General. If the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares for which grants of Awards may be made under the Plan shall be adjusted proportionately, so that the proportionate interest of the grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Stock Options shall not change the aggregate purchase price payable with respect to shares that are subject to the unexercised portion of the Stock Option outstanding but shall include a corresponding proportionate adjustment in the purchase price per share. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Stock Options, Restricted Stock Awards and Restricted Stock Units (including, without limitation, cancellation of Stock Options, Restricted Stock Awards and Restricted Stock Units in exchange for the in-the-money value, if any, of the vested portion thereof, or substitution or exchange of Stock Options, Restricted Stock Awards and Restricted Stock Units using stock of a successor or other entity) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any parent or Subsidiary or the financial statements of the Company or any parent or Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.

(b) Merger in which Company is Not Surviving Entity. In the event of any merger, consolidation, or other business reorganization (including, but not limited to, a Change in Control) in which the Company is not the surviving entity, unless otherwise set forth in the agreement relating to the consummation of such merger, consolidation or other business reorganization, any Stock Options granted under the Plan that are outstanding immediately prior to such merger, consolidation or other business combination shall be converted into Stock Options to purchase voting common equity securities of the business entity that survives such merger, consolidation or other business reorganization having substantially the same terms and conditions as the outstanding Stock Options under this Plan and reflecting the same economic benefit (as measured by the difference between the aggregate Exercise Price and the value exchanged for outstanding shares of Stock in such merger, consolidation or other business reorganization), all as determined by the Committee prior to the consummation of such merger. The Committee or the agreement related to such merger, consolidation or other business reorganization may, at any time prior to the consummation of such merger, consolidation or other business reorganization, direct that all, but not less than all, outstanding Stock Options be canceled as of the effective date of such merger, consolidation or other business reorganization in exchange for a cash (or acquirer stock) payment per share of Stock equal to the excess (if any) of the value exchanged for an outstanding share of Stock in such merger, consolidation or other business reorganization over the Exercise Price of the Stock Option being canceled; provided, further, that in the event the Exercise Price of outstanding Stock Options exceeds the value to be exchanged for an outstanding share of Stock (an “Underwater Stock Option”) in such merger, consolidation or other business reorganization, the Committee may, in its discretion, cancel and terminate such Underwater Stock Options without the consent of the holder of the Stock Option and without any payment to such holder.

Section 3.5 Delivery of Shares. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Compliance with Applicable Laws. Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any Exchange or similar entity.

(b) Certificates. To the extent that the Plan provides for the issuance of shares of Stock, the issuance may be made on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any Exchange.

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APPENDIX A
ARTICLE 4 - CHANGE IN CONTROL

Section 4.1 Consequence of a Change in Control. Subject to the provisions of Section 3.4 (relating to the adjustment of shares and cancellation of Stock Options in exchange for a cash or stock payment of the in-the-money value) and except as otherwise provided in the Plan and unless the Committee determines otherwise:

(a) Upon an Involuntary Termination at or following a Change in Control, all Service-based Stock Options then held by the Participant shall become fully earned and exercisable (subject to the expiration provisions otherwise applicable to the Stock Option). All Stock Options may be exercised for a period of one (1) year following an Involuntary Termination following a Change in Control, provided, however, that no Stock Option shall be eligible for treatment as an ISO in the event such Stock Option is exercised more than three (3) months following a termination of employment.

(b) Upon an Involuntary Termination at or following a Change in Control, all Service-based Awards of Restricted Stock Awards and Restricted Stock Units, shall be fully earned and vested immediately.

(c) Upon an Involuntary Termination at or following a Change in Control, all Performance Awards shall vest at the greater of the target level of performance or actual annualized performance measured as of the most recent completed fiscal quarter.

(d) Notwithstanding anything in the Plan to the contrary, in the event of a Change in Control in which the Company is not the surviving entity, any Awards granted under the Plan that are outstanding immediately prior to such Change in Control shall become fully vested in the event the successor entity does not assume the Awards granted under the Plan and Performance Awards shall vest at the rate specified in Section 4.1(c) of the Plan.

Section 4.2 Definition of Change in Control. For purposes of the Plan, unless otherwise provided in an Award Agreement, a “Change in Control” shall be deemed to have occurred upon the earliest to occur of the following:

(a) A change in ownership occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury regulation section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank or Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.

(b) A change in the effective control of the Bank or Company occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in Treasury regulation section 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or Company possessing 30% or more of the total voting power of the stock of the Bank or Company, or (ii) a majority of the members of the Bank’s or Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s or Company’s board of directors prior to the date of the appointment or election.

(c) A change in a substantial portion of the Bank’s or Company’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury regulation section 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of (i) all of the assets of the Bank or Company, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets. For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury regulation section 1.409A-3(g)(5).

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APPENDIX A
RTICLE 5 - COMMITTEE

Section 5.1 Administration. The Plan shall be administered by the members of the Compensation Committee of the Company who are Disinterested Board Members. If the Committee consists of fewer than two Disinterested Board Members, then the Board of Directors shall appoint to the Committee such additional Disinterested Board Members as shall be necessary to provide for a Committee consisting of at least two Disinterested Board Members. Any members of the Committee who do not qualify as Disinterested Board Members shall abstain from participating in any discussion or decision to make or administer Awards that are made to Participants who at the time of consideration for such Award are persons subject to the short-swing profit rules of Section 16 of the Exchange Act. The Board of Directors, or if necessary to maintain compliance with the applicable listing standards, those members of the Board of Directors who are “independent directors” under the corporate governance statutes or rules of any Exchange on which the Company lists, or has listed or seeks to list its securities, may, in their discretion, take any action and exercise any power, privilege or discretion conferred on the Committee under the Plan with the same force and effect under the Plan as if done or exercised by the Committee.

Section 5.2 Powers of Committee. The Committee’s administration of the Plan shall be subject to the following:

(a) The Committee will have the authority and discretion to select from among the Company’s and its Subsidiaries’ Employees and Directors those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, features, (including automatic exercise in accordance with Section 7.18) performance criteria, restrictions (including without limitation, provisions relating to non-competition, non-solicitation and confidentiality), and other provisions of such Awards, to cancel or suspend Awards (subject to the restrictions imposed by Article 6) and to reduce, eliminate or accelerate any restrictions applicable to an Award at any time after the grant of the Award, or to extend the time period to exercise a Stock Option, provided that such extension is consistent with Code Section 409A. Notwithstanding the foregoing, the Committee will not have the authority or discretion to accelerate the vesting requirements applicable to an Award to avoid the one-year minimum vesting requirement pursuant to Section 2.5 except in the event of a Change in Control as provided under Section 4.1 of the Plan and in the event of termination due to death or Disability.

(b) The Committee will have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(c) The Committee will have the authority to define terms not otherwise defined herein.

(d) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the certificate of incorporation and bylaws of the Company and applicable state corporate law.

(e) The Committee will have the authority to: (i) suspend a Participant’s right to exercise a Stock Option in a particular manner (i.e., such as a “cashless exercise” or “broker-assisted exercise”) during a blackout period (or similar restricted period) (a “Blackout Period”) to the extent that the Committee deems it necessary or in the best interests of the Company in order to comply with the securities laws and regulations issued by the SEC; and (ii) to extend the period to exercise a Stock Option by a period of time equal to the Blackout Period, provided that the extension does not violate Section 409A of the Code, the Incentive Stock Option requirements or applicable laws and regulations.

Section 5.3 Delegation by Committee. Except to the extent prohibited by applicable law, the applicable rules of an Exchange upon which the Company lists its shares or the Plan, or as necessary to comply with the exemptive provisions of Rule 16b-3 promulgated under the Exchange Act, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, including (a) delegating to a committee of one or more members of the Board of Directors who are not “Disinterested Board Members,” the authority to grant Awards under the Plan to eligible persons who are not then subject to Section 16 of the Exchange Act; or (b) delegating to a committee of one or more members of the Board of Directors who would be eligible to serve on the Compensation Committee of the Company pursuant to the listing requirements imposed by any Exchange on which the Company lists, has listed or seeks to list its securities, the authority to grant awards under the Plan. The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any awards so granted. Any such allocation or delegation may be revoked by the Committee at any time.
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APPENDIX A

Section 5.4 Information to be Furnished to Committee. As may be permitted by applicable law, the Company and its Subsidiaries shall furnish the Committee with data and information it determines may be required for it to discharge its duties. The records of the Company and its Subsidiaries as to a Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined by the Committee to be manifestly incorrect. Subject to applicable law, Participants and other persons entitled to benefits under the Plan must furnish the Committee any evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

Section 5.5 Committee Action. The Committee shall hold meetings, and may make administrative rules and regulations, as it may deem proper. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at a meeting at which a quorum is present, as well as actions taken pursuant to the unanimous written consent of all of the members of the Committee without holding a meeting, shall be deemed to be actions of the Committee. Subject to Section 5.1, all actions of the Committee, including interpretations of provisions of the Plan, shall be final and conclusive and shall be binding upon the Company, Participants and all other interested parties. Any person dealing with the Committee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by a member of the Committee or by a representative of the Committee authorized to sign the same in its behalf.

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APPENDIX A
ARTICLE 6 - AMENDMENT AND TERMINATION

Section 6.1 General. The Board of Directors may, as permitted by law, at any time, amend or terminate the Plan, and the Board of Directors or the Committee may, at any time, amend any Award Agreement, provided that no amendment or termination (except as provided in Section 2.6, Section 3.4 and Section 6.2) may cause the Award to violate Code Section 409A, may cause the repricing of a Stock Option, or, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely impair the rights of any Participant or beneficiary under any Award granted under the Plan before the date the amendment is adopted by the Board of Directors or made by the Committee; provided, however, that, no amendment may (a) materially increase the benefits accruing to Participants under the Plan; (b) other than pursuant to Section 3.4, materially increase the aggregate number of securities that may be issued under the Plan, or (c) materially modify the requirements for participation in the Plan, unless the amendment under (a), (b) or (c) above is approved by the Company’s stockholders.

Section 6.2 Amendment to Conform to Law and Accounting Changes. Notwithstanding any provision in this Plan or any Award Agreement to the contrary, the Committee may amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of (i) conforming the Plan or the Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), or (ii) avoiding an accounting treatment resulting from an accounting pronouncement or interpretation thereof issued by the SEC or Financial Accounting Standards Board subsequent to the adoption of the Plan or the making of the Award affected thereby, which in the sole discretion of the Committee, may materially and adversely affect the financial condition or results of operations of the Company. By accepting an Award under this Plan, each Participant agrees and consents to any amendment made pursuant to this Section 6.2 to any Award granted under the Plan without further consideration or action.

ARTICLE 7 - GENERAL TERMS

Section 7.1 No Implied Rights.

(a) No Rights to Specific Assets. Neither a Participant nor any other person shall by reason of participation in the Plan acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including any specific funds, assets, or other property that the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right, evidenced by an Award Agreement, to the shares of Stock or amounts, if any, payable or distributable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b) No Contractual Right to Employment or Future Awards. The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating Employee the right to be retained in the employ of the Company or any Subsidiary or any right or claim to any benefit under the Plan, unless the right or claim has specifically accrued under the terms of the Plan. No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to receive a future Award under the Plan.

(c) No Rights as a Stockholder. Except as otherwise provided in the Plan or in an Award Agreement, no Award shall confer upon the holder thereof any rights as a stockholder of the Company before the date on which the individual fulfills all conditions for receipt of such rights.

Section 7.2 Transferability. Except as otherwise so provided by the Committee, Stock Options under the Plan are not transferable except: (i) as designated by the Participant by will or by the laws of descent and distribution; (ii) to a trust established by the Participant, if under Code Section 671 and applicable state law, the Participant is considered the sole beneficial owner of the Stock Option while held in trust, or (iii) between spouses incident to a divorce or pursuant to a domestic relations order, provided, however, in the case of a transfer within the meaning of this Section 7.2(iii), the Stock Option shall not qualify as an ISO as of the day of the transfer. The Committee shall have the discretion to permit the transfer of vested Stock Options (other than ISOs) under the Plan; provided, however, that such transfers shall be limited to Immediate Family Members of Participants, trusts and partnerships established for the primary benefit of Immediate Family Members or to charitable organizations, and; provided, further, that the transfers are not made for consideration to the Participant.

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APPENDIX A
Awards of Restricted Stock shall not be transferable, except in the event of death, before the time that the Awards vest. A Restricted Stock Unit Award is not transferable, except in the event of death, before the time that the Restricted Stock Unit Award vests and property in which the Restricted Stock Unit is denominated is distributed to the Participant or the Participant’s beneficiary.

A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

Section 7.3 Designation of Beneficiaries. A Participant may file with the Company a written designation of a beneficiary or beneficiaries under this Plan and may from time to time revoke or amend the designation. Any designation of beneficiary under this Plan shall be controlling over any other disposition, testamentary or otherwise (unless such disposition is pursuant to a domestic relations order); provided, however, that if the Committee is in doubt as to the entitlement of the beneficiary to any Award, the Committee may determine to recognize only the legal representative of the Participant in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

Section 7.4 Non-Exclusivity. Neither the adoption of this Plan by the Board of Directors nor the submission of the Plan to the stockholders of the Company for approval (and any subsequent approval by the stockholders of the Company) shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt other incentive arrangements as may be deemed desirable, including, without limitation, the granting of Restricted Stock Awards, Restricted Stock Units and/or Stock Options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

Section 7.5 Award Agreement. Each Award granted under the Plan shall be evidenced by an Award Agreement. A copy of the Award Agreement, in any medium chosen by the Committee, shall be provided (or made available electronically) to the Participant, and the Committee may, but need not require, that the Participant sign a copy of the Award Agreement. In the absence of a specific provision in the Award Agreement, the terms of the Plan shall control. In the event of a conflict between the terms of an Award Agreement and the Plan, the terms of the Plan will control.

Section 7.6 Form and Time of Elections; Notification Under Code Section 83(b). Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be filed with the Company at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require. Notwithstanding anything herein to the contrary, the Committee may, on the date of grant or at a later date, as applicable, prohibit an individual from making an election under Code Section 83(b). If the Committee has not prohibited an individual from making this election, an individual who makes this election shall notify the Committee of the election within ten (10) days of filing notice of the election with the Internal Revenue Service or as otherwise required by the Committee. This requirement is in addition to any filing and notification required under the regulations issued under the authority of Code Section 83(b).

Section 7.7 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other written information upon which the person is acting considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 7.8 Tax Withholding.

(a) Payment by Participant. Each Participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the Participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any taxes from any payment of any kind otherwise due to the Participant. The Company's obligation to deliver evidence of book entry (or stock certificates) to any Participant is subject to and conditioned on tax withholding obligations being satisfied by the Participant.

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APPENDIX A
(b) Payment in Stock. The Committee may require or permit the Company's tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the Participants.

Section 7.9 Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution or unanimous written consent of its board of directors, or by action of one or more members of the board of directors (including a committee of the board of directors) who are duly authorized to act for the board or directors, or (except to the extent prohibited by applicable law or applicable rules of the Exchange on which the Company lists its securities) by a duly authorized officer of the Company or Subsidiary.

Section 7.10 Successors. All obligations of the Company under this Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business, stock, and/or assets of the Company.

Section 7.11 Indemnification. To the fullest extent permitted by law and the Company’s governing documents, each person who is or shall have been a member of the Committee, or of the Board of Directors, or an officer or Employee of the Company or a Subsidiary to whom authority was delegated in accordance with Section 5.3, shall be indemnified and held harmless by the Company (i) against and from any loss (including amounts paid in settlement), cost, liability or expense (including reasonable attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan; and (ii) against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute or regulation. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless. The foregoing right to indemnification shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition, provided, however, that, if required by applicable law, an advancement of expenses shall be made only upon delivery to the Company of an undertaking by or on behalf of such persons to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses.

Section 7.12 No Fractional Shares. Unless otherwise permitted by the Committee, no fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award Agreement. The Committee shall determine whether cash or other property shall be issued or paid in lieu of fractional shares or whether the fractional shares or any rights thereto shall be forfeited or otherwise eliminated by rounding down.

Section 7.13 Governing Law. The Plan, all awards granted hereunder, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws, except as superseded by applicable federal law. The federal and state courts located nearest to the Company’s home office within the Commonwealth of Massachusetts shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. By accepting any Award, each Participant, and any other person claiming any rights under the Plan, agrees to submit himself or herself, and any legal action brought with respect to the Plan, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.

Section 7.14 Benefits Under Other Plans. Except as otherwise provided by the Committee or as set forth in a Qualified Retirement Plan, non-qualified plan or other benefit plan, Awards to a Participant (including the grant and the receipt of benefits) under the Plan shall be disregarded for purposes of determining the Participant’s benefits under, or contributions to, any Qualified Retirement Plan, non-qualified plan and any other benefit plans maintained by the Participant’s employer. The term “Qualified Retirement Plan” means any plan of the Company or a Subsidiary that is intended to be qualified under Code Section 401(a).

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APPENDIX A
Section 7.15 Validity. If any provision of this Plan is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been included in the Plan.

Section 7.16 Notice. Unless otherwise provided in an Award Agreement, all written notices and all other written communications to the Company provided for in the Plan or an Award Agreement shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile, email or prepaid overnight courier to the Company at its principal executive office. Notices, demands, claims and other communications shall be deemed given: (i) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; (ii) in the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail; or (iii) in the case of facsimile or email, the date upon which the transmitting party received confirmation of receipt; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received, provided they are actually received.
If a communication is not received, it shall only be deemed received upon the showing of an original of the applicable receipt, registration or confirmation from the applicable delivery service. Communications that are to be delivered by the U.S. mail or by overnight service to the Company shall be directed to the attention of the Company’s Chief Executive Officer and to the Corporate Secretary, unless otherwise provided in the Participant’s Award Agreement.

Section 7.17 Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. These events include, but are not limited to, termination of employment for Cause, termination of the Participant’s provision of Services to the Company or any Subsidiary, violation of material Company or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct of the Participant that is detrimental to the business or reputation of the Company or any Subsidiary.

Section 7.18 Automatic Exercise. In the sole discretion of the Committee exercised in accordance with Section 5.2(a), any Stock Options that are exercisable but unexercised as of the day immediately before the expiration date of the Stock Option may be automatically exercised in accordance with procedures established for this purpose by the Committee, but only if the Exercise Price is less than the Fair Market Value of a share of Stock on such date and the automatic exercise will result in the issuance of at least one (1) whole share of Stock to the Participant after payment of the Exercise Price and any applicable minimum tax withholding requirements. Payment of the exercise price and any applicable tax withholding requirements shall be made by a net settlement of the Stock Option whereby the number of shares of Stock to be issued upon exercise are reduced by a number of shares having a Fair Market Value on the date of exercise equal to the Exercise Price and any applicable minimum tax withholding.

Section 7.19 Regulatory Requirements. The grant and settlement of Awards under this Plan shall be conditioned upon and subject to compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. 1828(k), and the rules and regulations promulgated thereunder.

Section 7.20. Awards Subject to Company Clawback Policies and Restrictions.
(a) Clawback Policies. Awards granted hereunder are subject to any clawback policy that may be adopted by the Company from time to time, whether pursuant to the provisions of Section 954 of the Dodd-Frank Act, implementing regulations thereunder, or otherwise. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, and the automatic forfeiture provisions under Section 304 of the Sarbanes-Oxley Act of 2002 apply as a result, any Participant who was an executive officer of the Company at the time of grant or at the time of restatement shall be subject to “clawback” as if such person was subject to Section 304 of the Sarbanes-Oxley Act of 2002.

(b) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(c) Hedging/Pledging Policy Restrictions. Awards under the Plan shall be subject to the Company’s policies relating to hedging and pledging as such may be in effect from time to time.

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APPENDIX A
ARTICLE 8 - DEFINED TERMS; CONSTRUCTION

Section 8.1 In addition to the other definitions contained herein, unless otherwise specifically provided in an Award Agreement, the following definitions shall apply:

“10% Stockholder” means an individual who, at the time of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company.

Award” means any Stock Option, Restricted Stock Award, Restricted Stock Unit or Performance Award or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

“Award Agreement” means the document (in whatever medium prescribed by the Committee and whether or not a signature is required or provided by a Participant) that evidences the terms and conditions of an Award. A copy of the Award Agreement will be provided (or made available electronically) to each Participant.

“Board of Directors” means the Board of Directors of the Company.
“Cause.” If the Participant is subject to a written employment agreement (or other similar written agreement) with the Company or a Subsidiary that provides a definition of termination for “cause,” then, for purposes of this Plan, the term “Cause” shall have the meaning set forth in such agreement. In the absence of such a definition,

“Cause” means termination because of a Participant’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Bank’s Code of Ethics, material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Chief Executive Officer of the Bank or the Board will likely cause substantial financial harm or substantial injury to the reputation of the Bank, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Bank, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the contract.

“Change in Control” has the meaning ascribed to it in Section 4.2.

“Code” means the Internal Revenue Code of 1986, as amended, and any rules, regulations and guidance promulgated thereunder, as modified from time to time.

“Director” means a member of the Board of Directors or of a board of directors of a Subsidiary.

“Disability.” If the Participant is subject to a written employment agreement (or other similar written agreement) with the Company or a Subsidiary that provides a definition of “Disability” or “Disabled,” then, for purposes of this Plan, the terms “Disability” or “Disabled” shall have meaning set forth in such agreement. In the absence of such a definition, “Disability” shall be defined in accordance with the Bank’s long-term disability plan. To the extent that an Award hereunder is subject to Code Section 409A, “Disability” or “Disabled” shall mean that a Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees. Except to the extent prohibited under Code Section 409A, if applicable, the Committee shall have discretion to determine if a Disability has been incurred.

“Disinterested Board Member” means a member of the Board of Directors who: (a) is not a current Employee of the Company or a Subsidiary, (b) does not receive remuneration from the Company or a Subsidiary, either directly or indirectly, for services rendered as a consultant or in any capacity other than as a Director, except in an amount for which disclosure would not be required pursuant to Item 404 of SEC Regulation S-K in accordance with the proxy rules of the SEC, as amended or any successor provision thereto, and (c) does not possess an interest in any other transaction, and is not engaged in a business relationship, for which disclosure would be required pursuant to Item 404(a) of SEC Regulation S-K under the proxy rules of the SEC, as amended or any successor provision thereto. The term Disinterested Board Member shall be interpreted in such manner as shall be necessary to conform to the requirements of a “Non-Employee Directors” under Rule 16b-3 promulgated under the Exchange Act and the corporate governance standards imposed on compensation committees under the listing requirements imposed by any Exchange on which the Company lists or seeks to list its securities.

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APPENDIX A
“Dividend Equivalent Rights” means the right, associated with a Restricted Stock Unit, to receive a payment, in cash or Stock, as applicable, equal to the amount of dividends paid on a share of Stock, as specified in the Award Agreement.

“Employee” means any person employed by the Company or a Subsidiary, including Directors who are employed by the Company or a Subsidiary.

“Exchange” means any national securities exchange on which the Stock may from time to time be listed or traded.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules, regulations and guidance promulgated thereunder, as modified from time to time.

“Exercise Price” means the price established with respect to a Stock Option pursuant to Section 2.2.

“Fair Market Value” on any date, means (i) if the Stock is listed on an Exchange, national market system or automated quotation system, the closing sales price on that Exchange or over such system on that date or, in the absence of reported sales on that date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a an Exchange, national market system or automated quotation system, “Fair Market Value” shall mean a price determined by the Committee in good faith on the basis of objective criteria consistent with the requirements of Code Section 422 and applicable provisions of Section 409A.

“Good Reason.” A termination of employment by an Employee Participant shall be deemed a termination of employment for “Good Reason” as a result of the Participant’s resignation from the employ of the Company or any Subsidiary upon the occurrence of any of the following events:
(i) a material reduction in Participant’s base salary or base compensation;

(ii) a material diminution in Participant’s authority, duties or responsibilities without the written consent of Participant;

(iii) a change in the geographic location at which Participant must perform his duties that is more than twenty-five (25) miles from the location of Participant’s principal workplace on the date of this Agreement; or

(iv) in the event a Participant is a party to an employment or change in control agreement that provides a definition for “Good Reason” or a substantially similar term, then the occurrence of any event set forth in such definition.

Notwithstanding the foregoing, in the event an Award is subject to Code Section 409A, then “Good Reason” shall be defined in accordance with Code Section 409A, including the requirement that a Participant gives sixty (60) days’ notice to the Company or the Subsidiary for whom the Participant is employed of the Good Reason condition and the Company or Subsidiary, as applicable, shall have thirty (30) days to cure the Good Reason condition. Any distribution of an Award subject to Code Section 409A shall be subject to the distribution timing rules of Code Section 409A, including any delay in the distribution of such Award, which rules shall be set forth in the Award Agreement.

“Holding Period” has the meaning ascribed to it in Section 2.8.

“Immediate Family Member” means with respect to any Participant: (i) any of the Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, former spouses, siblings, nieces, nephews, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law or sisters-in-law, including relationships created by adoption; (ii) any natural person sharing the Participant’s household (other than as a tenant or employee, directly or indirectly, of the Participant); (iii) a trust in which any combination of the Participant and persons described in section (i) and (ii) above own more than fifty percent (50%) of the beneficial interests; (iv) a foundation in which any combination of the Participant and persons described in sections (i) and (ii) above control management of the assets; or (v) any other corporation, partnership, limited liability company or other entity in which any combination of the Participant and persons described in sections (i) and (ii) above control more than fifty percent (50%) of the voting interests.

“Involuntary Termination” means the Termination of Service of a Participant by the Company or Subsidiary, other than a termination for Cause, or termination of employment by an Employee Participant for Good Reason.
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APPENDIX A

“Incentive Stock Option” or “ISO” has the meaning ascribed to it in Section 2.1(a).

“Non-Qualified Option” means the right to purchase shares of Stock that is either (i) granted to a Participant who is not an Employee, or (ii) granted to an Employee and either is not designated by the Committee to be an ISO or does not satisfy the requirements of Section 422 of the Code.

“Performance Award” means an Award that vests in whole or in part upon the achievement of one or more specified performance measures, as determined by the Committee. Regardless of whether an Award is subject to the attainment of one or more performance measures, the Committee may also condition the vesting thereof upon the continued Service of the Participant. The conditions for grant or vesting and the other provisions of a Performance Award (including without limitation any applicable performance measures) need not be the same with respect to each Participant. A Performance Award shall vest, or as to Restricted Stock Units be settled, after the Committee has determined that the performance goals have been satisfied.

Performance measures can include, but are not limited to: book value or tangible book value per share; basic earnings per share (e.g., earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization; or earnings per share); basic cash earnings per share; diluted earnings per share; return on equity; net income or net income before taxes; net interest income; non-interest income; non-interest expense to average assets ratio; cash general and administrative expense to average assets ratio; efficiency ratio; cash efficiency ratio; financial return ratios; adjusted earnings, capital; increase in revenue; total shareholder return; net operating income, operating income; net interest margin or net interest rate spread; stock price; assets, growth in assets, loans or deposits, asset quality level, charge offs, loan reserves, non-performing assets, loans, deposits, growth of loans, loan production volume, non-performing loans, deposits or assets; regulatory compliance or safety and soundness; achievement of balance sheet or income statement objectives and strategic business objectives, or any combination of these or other measures.

Performance measures may be based on the performance of the Company as a whole or on any one or more Subsidiaries or business units of the Company or a Subsidiary and may be measured relative to a peer group, an index or a business plan and may be considered as absolute measures or changes in measures. The terms of an Award may provide that partial achievement of performance measures may result in partial payment or vesting of the award or that the achievement of the performance measures may be measured over more than one period or fiscal year. In establishing any performance measures, the Committee may provide for the exclusion of the effects of the following items, to the extent the exclusion is set forth in the Participant’s Award Agreement and identified in the audited financial statements of the Company, including footnotes, or in the Management’s Discussion and Analysis section of the Company’s annual report or in the Compensation Discussion and Analysis Section, if any, of the Company’s annual proxy statement: (i) extraordinary, unusual, and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) dividends declared on the Company’s stock; (iv) changes in tax or accounting principles, regulations or laws; or (v) expenses incurred in connection with a merger, branch acquisition or similar transaction. Subject to the preceding sentence, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or its Subsidiaries conducts its business or other events or circumstances render current performance measures to be unsuitable, the Committee may modify such performance measures, in whole or in part, as the Committee deems appropriate. Notwithstanding anything to the contrary herein, performance measures relating to any Award hereunder will be modified, to the extent applicable, to reflect a change in the outstanding shares of Stock of the Company by reason of any stock dividend or stock split, or a corporate transaction, such as a merger of the Company into another corporation, any separation of a corporation or any partial or complete liquidation by the Company or a Subsidiary. If a Participant is promoted, demoted or transferred to a different business unit during a performance period, the Committee may determine that the selected performance measures or applicable performance period are no longer appropriate, in which case, the Committee, in its sole discretion, may: (i) adjust, change or eliminate the performance measures or change the applicable performance period; or (ii) cause to be made a cash payment to the Participant in an amount determined by the Committee.

“Restricted Stock” or “Restricted Stock Award” has the meaning ascribed to it in Sections 2.1(b) and 2.3.

“Restricted Stock Unit” has the meaning ascribed to it in Sections 2.1(c) and 2.4.

“Restriction Period” has the meaning set forth in Section 2.4(b)(iii).

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APPENDIX A
“Retirement” means retirement from employment with the Company or a Subsidiary in accordance with the then current retirement policies of the Company or Subsidiary, as applicable. “Retirement” with respect to a non-employee Director means the termination of service from the Board(s) of Directors of the Company and any Subsidiary following written notice to such Board(s) of Directors of the non-employee Directors intention to retire. Notwithstanding the foregoing, unless the Committee specifies otherwise at the time of an Award, an Employee who continues to serve on the Board following retirement as a Director or a Director who continues to serve as an advisory board member or director emeritus shall not be deemed to have terminated due to Retirement until both Service as an Employee and Director, or in the latter case, as a Director and advisory board member or director emeritus has terminated.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended and the rules, regulations and guidance promulgated thereunder and modified from time to time.

“Service” means service as an Employee or non-employee Director of the Company or a Subsidiary, as the case may be, and shall include service as a director emeritus or advisory director. Service shall not be deemed interrupted in the case of (i) any approved leave of absence for military service or sickness, or for any other purpose approved by the Company or a Subsidiary, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, (ii) transfers among the Company, any Subsidiary, or any successor entities, in any capacity of Employee or Director, or (iii) any change in status as long as the individual remains in the service of the Company or a Subsidiary in any capacity as Employee or Director (except as otherwise provided in the Award Agreement).

“Stock” means the common stock of the Company, $0.01 par value per share.

“Stock Option” has the meaning ascribed to it in Sections 2.1(a) and 2.2.

“Subsidiary” means any corporation, affiliate, bank or other entity which would be a subsidiary corporation with respect to the Company as defined in Code Section 424(f) and, other than with respect to an ISO, shall also mean any partnership or joint venture in which the Company and/or other Subsidiary owns more than fifty percent (50%) of the capital or profits interests.

“Termination of Service” means the first day occurring on or after a grant date on which the Participant ceases to be an Employee or Director (including a director emeritus or advisory director), regardless of the reason for such cessation, subject to the following:

(a) The Participant’s cessation of Service as an Employee shall not be deemed to occur by reason of the transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries.

(b) The Participant’s cessation as an Employee shall not be deemed to occur by reason of the Participant’s being on a bona fide leave of absence from the Company or a Subsidiary approved by the Company or Subsidiary otherwise receiving the Participant’s Services provided the leave of absence does not exceed six (6) months, or if longer, so long as the Employee retains a right to reemployment with the Company or Subsidiary under an applicable statute or by contract. For these purposes, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform Services for the Company or Subsidiary. If the period of leave exceeds six (6) months and the Employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the six (6) month period. For purposes of this sub-section, to the extent applicable, an Employee’s leave of absence shall be interpreted by the Committee in a manner consistent with Treasury Regulation Section 1.409A-1(h)(1).

(c) If, as a result of a sale or other transaction, the Subsidiary for whom Participant is employed ceases to be a Subsidiary, and the Participant is not, following the transaction, an Employee of the Company or an entity that is then a Subsidiary, then the occurrence of the transaction shall be treated as the Participant’s Termination of Service caused by the Participant being discharged by the entity by which the Participant is employed or to whom the Participant is providing Services.

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APPENDIX A
(d) Except to the extent Code Section 409A may be applicable to an Award, and subject to the foregoing paragraphs of this sub-section, the Committee shall have discretion to determine if a Termination of Service has occurred and the date on which it occurred. If any Award under the Plan constitutes Deferred Compensation (as defined in Section 2.6), the term Termination of Service shall be interpreted by the Committee in a manner consistent with the definition of “Separation from Service” as defined under Code Section 409A and under Treasury Regulation Section 1.409A-1(h)(ii). For purposes of this Plan, a “Separation from Service” shall have occurred if the employer and Participant reasonably anticipate that no further Services will be performed by the Participant after the date of the Termination of Service (whether as an employee or as an independent contractor) or the level of further Services performed will be less than fifty percent (50%) of the average level of bona fide Services in the thirty-six (36) months immediately preceding the Termination of Service. If a Participant is a “Specified Employee,” as defined in Code Section 409A and any payment to be made hereunder shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, the payment or a portion of the payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Participant’s Separation from Service.

(e) With respect to a Participant who is a Director, cessation as a Director will not be deemed to have occurred if the Participant continues as a director emeritus or advisory director. With respect to a Participant who is both an Employee and a Director, termination of employment as an Employee shall not constitute a Termination of Service for purposes of the Plan so long as the Participant continues to provide Service as a Director or director emeritus or advisory director.

Section 8.2 In this Plan, unless otherwise stated or the context otherwise requires, the following uses apply:

(a) Actions permitted under this Plan may be taken at any time and from time to time in the actor’s reasonable discretion;

(b) References to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time;

(c) In computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”;

(d) References to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality;

(e) Indications of time of day mean East Coast time;

(f) The word “including” means “including, but not limited to”;

(g) All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Plan unless otherwise specified;

(h) All words used in this Plan will be construed to be of such gender or number as the circumstances and context require;

(i) The captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Plan have been inserted solely for convenience of reference and shall not be considered a part of this Plan nor shall any of them affect the meaning or interpretation of this Plan or any of its provisions;

(j) Any reference to a document or set of documents in this Plan, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and

(k) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
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Appendix B

Purpose. Performance. Progress.

Summary and Reconciliation of Certain Non-GAAP Financial Measures

This appendix contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”). Non-GAAP performance measures are referred to as “adjusted” in the Company’s Annual Report on Form 10-K and are identified either as “core” or “adjusted” in this document. These non-GAAP measures are intended to provide the reader with additional supplemental perspectives on operating results, performance trends, and financial condition of the Company. Non-GAAP financial measures are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information, which is included in the Company’s Form 10-K. A reconciliation of non-GAAP financial measures to GAAP measures is provided below, as well as definitions for certain non-GAAP financial measures referenced in the proxy statement. In all cases, it should be understood that non-GAAP measures do not depict amounts that accrue directly to the benefit of shareholders. An item which management excludes when computing non-GAAP adjusted earnings can be of substantial importance to the Company’s results for any particular period. The Company’s non-GAAP core earnings information set forth is not necessarily comparable to non-GAAP information which may be presented by other companies. Each non-GAAP measure used by the Company in this report as supplemental financial data should be considered in conjunction with the Company’s GAAP financial information and discussion of non-GAAP measures in its Form 10-K.

Core earnings (also referred to as core net income) is defined as GAAP net income less net non-core charges. Net non-core charges are the after-tax amount of revenues and expenses which are deemed by the Company as not related to normalized operations. These include net losses/(gains) on securities, goodwill impairment, net gains on the sale of business operations, merger costs, and restructuring costs, and designated dispute settlement costs. The Company utilizes the non-GAAP measure of core earnings in evaluating operating trends, including components for core revenue and expense. Non-GAAP adjustments are presented net of an adjustment for income tax expense.

As shown in the Company’s financial statements, these measures are shown net of discontinued national mortgage banking operations for comparison purposes. The Company designated these operations as discontinued in 2019.

Core EPS is a non-GAAP measure defined as core net income as a percentage of average diluted shares outstanding during the period.

Efficiency ratio is a non-GAAP measurement defined as adjusted non-interest expense as a percentage of adjusted total revenue, excluding also amortization of intangibles and reflecting tax credit adjustments.

Core return on tangible common equity is a non-GAAP measure defined as core net income as a percentage of total average tangible common shareholders’ equity.

Core return on assets is a non-GAAP measure defined as core net income as a percentage of total average assets.

Core Pre-Tax Pre-Provision Net Revenue (“Core PPNR”) is a non-GAAP measure defined as core earnings before credit loss provision expense and tax expense. Related measures are Core PPNR per Share and Core PPNR/Average Assets.

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APPENDIX B

The Company views measures related to core earnings and core PPNR as important to understanding its operating trends. Analysts also rely on these measures in estimating and evaluating the Company’s performance. Management also believes that the computation of non-GAAP core earnings and core earnings per share may facilitate the comparison of the Company to other companies in the financial services industry.

The following table summarizes the reconciliation of non-GAAP items recorded for the time periods indicated:

(Dollars in thousands)	December 31, 2021	December 31, 2020	December 31, 2019
GAAP Net income	$118,664	$(533,017)	$97,450
Non-GAAP measures
Adj: Net loss/(gain) on securities, net	787	7,520	(4,389)
Adj: Goodwill impairment	—	553,762	—
Adj: Net gains on sale of business operations and assets	(52,942)	(1,240)	—
Adj: Acquisition, restructuring and other	5,781	5,839	28,046
Adj: Loss from discontinued operations before income taxes	—	26,855	5,539
Adj: Income taxes	11,696	(29,342)	(7,799)
Net non-operating charges	(34,678)	563,394	21,397
Adjusted net income (non-GAAP)	$83,986	$30,377	$118,847

Total revenue from continuing operations	$434,414	$383,089	$449,260
Total non-interest expense from continuing operations	285,893	840,239	289,857
Pre-tax, pre-provision net revenue (PPNR) from continuing operations	$148,521	$(457,150)	$159,403

Total adjusted revenue	$382,259	$389,369	$444,871
Adjusted non-interest expense	280,112	280,638	261,811
Adjusted pre-tax, pre-provision net revenue (PPNR)	$102,147	$108,731	$183,060

(dollars in millions, except share related data)
Total average assets - GAAP	$12,056	$12,861	$12,961
Total average shareholders’ equity - GAAP	1,166	1,421	1,694
Total average tangible shareholders equity - GAAP	1,134	1,105	1,116
Total average tangible common shareholders equity - GAAP	1,134	1,088	1,076
Average diluted shares outstanding - GAAP (thousands)	49,554	50,308	49,421
Earnings per share, diluted	$2.39	$(10.60)	$1.97
Plus: Net adjustments per share, diluted	(0.70)	11.20	0.43
Adjusted earnings per share, diluted	1.69	0.60	2.40
Performance Ratios
GAAP return on assets	0.98%	(4.15)%	0.75%
Adjusted return on assets	0.70	0.24	0.93
GAAP return on equity	10.18	(37.46)	5.75
Adjusted return on equity	7.20	2.14	7.01
GAAP return on tangible common equity	10.80	48.60	9.36
Adjusted return on tangible common equity	7.74	3.18	11.35
Efficiency ratio	69.96	68.53	55.63

B-2    BERKSHIRE HILLS BANCORP, INC. | 2022 Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and Summary Annual Report are available at www.proxyvote.com

BERKSHIRE HILLS BANCORP, INC.
Annual Meeting of Shareholders
May 18, 2022 at 10:00 A.M. Eastern Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints the official proxy committee of Berkshire Hills Bancorp, Inc. (the "Company"), consisting of David M. Brunelle, William H. Hughes III and Laurie Norton Moffatt, or any of them, with full powers of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company that the undersigned is entitled to vote only at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/BHLB2022 at 10:00 A.M. Eastern Time, on Wednesday, May 18, 2022 and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present at such meeting as follows:

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted "FOR" all the nominees for Directors listed in proposal 1 and "FOR" each of the other proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn this meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the Proxy Committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting.

The undersigned acknowledges receipt from Berkshire Hills Bancorp, Inc. prior to the execution of this proxy of a Notice of the Annual Meeting, Annual Report including audited financial statements and a Proxy Statement dated April 8, 2022.

Continued and to be signed on reverse side

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SCAN TO
VIEW MATERIALS & VOTE

BERKSHIRE HILLS BANCORP, INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 17, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 11, 2022 for shares held in an Employee Stock Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BHLB2022**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 17, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 11, 2022 for shares held in an Employee Stock Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	
The Board of Directors recommends you vote FOR the following:	☐	☐	☐	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ______

Nominees

01) Baye Adofo-Wilson
02) David M. Brunelle
03) Nina A. Charnley
04) John B. Davies
05) Mihir A. Desai
06) William H. Hughes III
07) Jeffrey W. Kip
08) Sylvia Maxfield
09) Nitin J. Mhatre
10) Laurie Norton Moffatt
11) Jonathan I. Shulman
12) Michael A. Zaitzeff

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain
2. To consider a non-binding proposal to give advisory approval of Berkshire's executive compensation as described in the Proxy Statement.	☐	☐	☐
3. To ratify the appointment of Crowe LLP as the Company's Independent Registered Public Accounting firm for the fiscal year 2022.	☐	☐	☐
4. To approve the Berkshire Hills Bancorp, Inc. 2022 Equity Incentive Plan.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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